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                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                   FORM 8-K

                                CURRENT REPORT

    PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)    April 23, 1996

                  ELECTRONIC DATA SYSTEMS HOLDING CORPORATION
            (Exact name of registrant as specified in its charter)


         Delaware                    333-02543                 75-2548221
(State or other jurisdiction        (Commission               (IRS Employer
     of incorporation)              File Number)            Identification No.)


                               5400 Legacy Drive
                            Plano, Texas 75024-3105
                   (Address of principal executive offices,
                              including zip code)



Registrant's telephone number, including area code  (214) 604-6000

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ITEM 5.  OTHER EVENTS.

(a)  Additional Information.  The Registration Statement on Form S-4 (Commission
     ----------------------
File No. 333-02543) (the "Registration Statement") of Electronic Data Systems Holding Corporation ("EDS") was declared effective under the Securities Act of 1933, as amended (the "Securities Act"), on April 23, 1996 (the "Effective Date"). The Registration Statement includes the Solicitation Statement/Prospectus, dated April 23, 1996 (the "Solicitation Statement/Prospectus"), mailed to the common stockholders of General Motors Corporation, a Delaware corporation ("General Motors" or "GM"), of record on April 10, 1996 (the "Record Date"). The information included in this Current Report on Form 8-K (this "Current Report") comprises a portion of the information included in the Solicitation Statement/Prospectus. This Current Report omits certain information contained in the Solicitation Statement/Prospectus. The full Solicitation Statement/Prospectus can be inspected at and obtained from the Securities and Exchange Commission (the "Commission") and the New York Stock Exchange (the "NYSE"). This Current Report speaks as of the Effective Date, and there can be no assurance as to the accuracy, completeness or currency of such information subsequent to the Effective Date. Except as otherwise may be legally required, EDS does not intend to update this information.


                                 INTRODUCTION

     The Solicitation Statement/Prospectus was furnished to stockholders of General Motors who hold shares of its Common Stock, $1 2//3 par value per share (the "$1 2/3 Common Stock"), its Class E Common Stock, $0.10 par value per share (the "Class E Common Stock"), or its Class H Common Stock, $0.10 par value per share (the "Class H Common Stock"), in order to secure their consent to a proposal by General Motors to effect a tax-free (for U.S. federal income tax purposes) split-off (the "Split-Off") of General Motors' wholly owned subsidiary, Electronic Data Systems Holding Corporation, a Delaware corporation ("EDS"), which indirectly owns all of the capital stock of Electronic Data Systems Corporation and which will be renamed "Electronic Data Systems Corporation" immediately prior to the consummation of the Split-Off. As a result of the Split-Off, (i) EDS will become an independent, publicly held company, with approximately 485 million shares of EDS Common Stock (as defined below) traded on the New York Stock Exchange, (ii) holders of the Class E Common Stock will become stockholders of EDS rather than of General Motors, and (iii) Class E Common Stock will cease to exist.

     The Split-Off will be accomplished through a merger (the "Merger") of GM Mergeco Corporation ("Mergeco"), with and into General Motors pursuant to the Agreement and Plan of Merger, dated April 19, 1996 (the "Merger Agreement"), between General Motors and Mergeco. Mergeco is an indirect wholly owned subsidiary of EDS organized for the purpose of effecting the Split-Off. In the Merger, each outstanding share of Class E Common Stock will be converted into one share of EDS common stock, $0.01 par value per share (the "EDS Common Stock"). General Motors will be the surviving corporation of the Merger.

     General Motors, not EDS, is the issuer of Class E Common Stock. EDS is the issuer of the EDS Common Stock, and thus, following the Split-Off, former holders of Class E Common Stock will no longer own an interest (incident to such holdings) in General Motors' equity or assets, but will instead own an equity interest in EDS. For a description of the EDS Common Stock, see "EDS Capital Stock."

     Immediately prior to and as a condition of the consummation of the Merger, EDS will contribute to Mergeco $500 million in cash (the "Special Inter-Company Payment"). As a result of the Merger, all of the assets of Mergeco, which will consist entirely of the cash contributed by EDS, will become assets of General Motors. General Motors has publicly stated that the Special Inter-Company Payment was included as one of the terms of the Split-Off in order to enable the General Motors Board of Directors (the "GM Board") to determine that the Split-Off is fair to all classes of General Motors common stockholders.

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     Immediately before the Merger, General Motors and EDS will enter into a new
Master Service Agreement (the "Master Services Agreement") and certain related agreements pursuant to which EDS will continue to serve as General Motors' principal supplier of information technology ("IT") services on a world-wide basis for an initial term of 10 years following the Split-Off, which may be extended by mutual agreement of the parties. The IT services to be provided by EDS under the Master Services Agreement will generally be similar to those provided to General Motors under the existing agreements and arrangements between the parties. However, the Master Services Agreement provides that certain significant changes will be made to the pricing and terms of services currently provided by EDS to General Motors. See "Relationship Between General Motors and EDS--Post-Split-Off Arrangements--IT Services Agreements."

     Additionally, as a condition of the consummation of the Merger, General Motors and EDS will enter into a Separation Agreement and certain related agreements (collectively, the "Separation Agreement"), including an Amended and Restated Agreement for the Allocation of United States Federal, State and Local Income Tax (the "Tax Allocation Agreement"), establishing certain arrangements between General Motors and EDS deemed necessary in order to deal with various business, legal and regulatory issues following the Split-Off. See "Relationship Between General Motors and EDS--Post-Split-Off Arrangements-- Separation Agreement."

     The Split-Off and related transactions, including the consummation of the Merger, the making of the Special Inter-Company Payment, the execution and delivery of the Master Services Agreement (and certain other IT service agreements to be entered into in connection therewith) and the Separation Agreement and the consummation of the other transactions and events contemplated by the Merger Agreement, are collectively referred to herein as the "Transactions." See "Relationship Between General Motors and EDS--Post-Split-Off Arrangements."

     The Split-Off is intended to accomplish at least three business objectives from the perspective of EDS and holders of Class E Common Stock: (i) to remove limitations on EDS' ability to participate in major strategic alliances (including mergers and acquisitions which can be effected using EDS Common Stock); (ii) to remove limitations on EDS' ability to obtain additional business from and establish new customer relationships with companies that compete with General Motors or its subsidiaries; and (iii) to enhance EDS' access to the capital necessary for investment in its future growth.

                           ________________________

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                 RISK FACTORS REGARDING EDS AFTER THE SPLIT-OFF

DIVIDEND POLICY

     Following the Split-Off, the dividend policy and practices with respect to the EDS Common Stock will be as determined and as may be changed from time to time by the EDS Board of Directors (the "EDS Board"), not the GM Board. Under Delaware law and the Restated Certificate of Incorporation of EDS (after giving effect to the Split-Off, the "EDS Certificate of Incorporation"), the EDS Board is not required to declare dividends on the EDS Common Stock. EDS management intends to recommend to the EDS Board at its first meeting following consummation of the Split-Off that EDS continue to pay quarterly dividends through 1996 in an amount equal to $0.15 per share. The EDS Board will not be required to follow such recommendation by EDS management. The EDS Board will be free to adopt such dividend policy as it deems appropriate and, during or after 1996, to change its dividend policies and practices from time to time and to decrease or increase the dividends paid on the EDS Common Stock on the basis of EDS' financial condition, earnings and capital requirements and other factors the EDS Board may deem relevant.


INCREASED LEVERAGE; NO ASSURANCE OF ACCESS TO CAPITAL

     After the Split-Off, it is expected that EDS may over time incur substantially more debt than it has while a subsidiary of GM. EDS expects that it will borrow approximately $500 million under its existing commercial paper and committed credit facilities to finance the Special Inter-Company Payment. In addition, EDS' financial leverage is expected to increase in the future as it borrows additional funds to meet its growing capital needs. EDS management believes that EDS' stable revenues should permit it to sustain a higher debt to equity ratio than that which it currently maintains as a subsidiary of GM and that such a higher level of debt will be necessary to provide EDS with the capital it needs to fund future growth. The degree to which EDS is leveraged, however, could under certain circumstances limit its financial and operating flexibility. To the extent that EDS is more highly leveraged following the Split-Off, EDS may also be required to pay higher interest rates on its outstanding borrowings. Furthermore, although EDS believes that the Split-Off will enhance EDS' access to the capital necessary for investment in its business growth, there can be no assurance in this regard. See "Special Factors-- Purposes of the Split-Off" and "EDS Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital
Resources."


NO PRIOR PUBLIC MARKET FOR EDS COMMON STOCK; NO ASSURANCE AS TO MARKET PRICE

     Although the Class E Common Stock (which is a stock of General Motors designed to provide holders with financial returns based on the performance of
EDS) has been traded publicly since its initial issuance in 1984, there has been no public market for the EDS Common Stock since such time. Because, among other things, EDS Common Stock will be a security of EDS (rather than a security of GM), with different terms than the Class E Common Stock (including no rights comparable to the potential recapitalization of Class E Common Stock into $1 2/3 Common Stock at a 120% exchange ratio under certain circumstances), there can be no assurance that the public market for EDS Common Stock will be similar to the public market for Class E Common Stock. See "EDS Capital Stock." Based on the one-for-one exchange ratio for the Split-Off, approximately 485 million shares of EDS Common Stock will be issued and outstanding immediately after the Split-Off, which shares have been approved for listing on the NYSE subject to notice of issuance. Based on the ownership of Class E Common Stock on the Record Date, immediately after the Split-Off, shares of EDS Common Stock will be broadly distributed among numerous individual and institutional holders, and approximately 149.5 million shares will be held by the General Motors Special Hourly Employees Pension Trust (together with any sub-trusts thereunder, the "GM Hourly Plan Special Trust") under the General Motors Hourly-Rate Employees Pension Plan (the "GM Hourly Plan"). Ultimately, the value of each share of EDS Common Stock will be principally determined in the trading markets and could be influenced by many factors, including the terms and conditions of the Split-Off, operations of EDS, the growth and expansion of EDS' business, investors' expectations of

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EDS' prospects, trends and uncertainties affecting the IT industry as a whole, issuances and repurchases of EDS Common Stock, and general economic and other conditions. See "EDS Management's Discussion and Analysis of Financial
Condition and Results of Operations." There can be no assurance that the trading value of each share of EDS Common Stock immediately after the Split-Off will be consistent with the trading value of each share of Class E Common Stock immediately before the Split-Off. The trading value of EDS Common Stock could be higher or lower than the trading value of Class E Common Stock, and GM and EDS are unable to estimate whether such difference (whether favorable or unfavorable) will be material to holders of EDS Common Stock.


DEPENDENCE ON MAJOR CUSTOMER; CHANGES IN PRICING AND TERMS

     Although the percentage of EDS' total revenues attributable to GM and its affiliates has decreased significantly in recent years as a result of the revenue growth of EDS' non-GM business, General Motors continues to account for a substantial portion of EDS' revenues. During the year ended December 31, 1995, the portion of EDS' revenues (excluding interest and other income) attributable to the performance of IT and other services on behalf of General Motors and its affiliates was approximately 31%. The loss of General Motors as an ongoing major customer of EDS would have a material adverse effect on EDS.

     Immediately prior to the Merger, General Motors and EDS will enter into the Master Services Agreement and certain other service agreements between GM and EDS related to certain "in scope" IT services to be provided by EDS to General Motors on a worldwide basis after the Split-Off (collectively, together with the Master Services Agreement, the"IT Services Agreements"). The IT services to be provided by EDS under the IT Services Agreements will generally be similar to those provided to General Motors under the existing Master Agreement ("the Existing Master Services Agreement"), which currently serves as the framework for individual services agreements between GM and EDS (collectively, together with the Existing Master Services Agreement, the "Existing IT Services Agreements"). However, unlike the Existing Master Services Agreement (which does not have a fixed term, but provides that it may be terminated by either party in the event of the sale of all or substantially all of the assets or stock of EDS to a non-GM entity), the Master Services Agreement provides for an initial term of 10 years from the date upon which the Split-Off is consummated, which may be extended by agreement of the parties. Furthermore, the Master Services Agreement will provide General Motors with termination rights under certain circumstances, including upon the occurrence of certain changes in control of EDS.

     In addition, the IT Services Agreements provide that certain significant changes will be made to the pricing and terms of services provided by EDS. Among other things, the parties have agreed that the rates charged by EDS to General Motors for certain information processing activities and communication services will be reduced and that the parties will work together to achieve targets for increased structural cost reductions. General Motors will also be given the right to competitively bid and, subject to certain restrictions, outsource a limited portion of its IT service requirements to third party providers. In addition, commencing in 1997, the payment terms relating to IT services provided by EDS will be revised over a two-year period to extend the due dates for payments from General Motors. See "Relationship Between General Motors and EDS-
- -Post-Split-Off Arrangements--IT Services Agreements."

     Based on currently available information and assuming that the IT Services Agreements had been effective as of January 1, 1996, EDS believes that revenues generated from services performed for General Motors in 1996 would be slightly lower than those generated from such services in 1995. Additionally, EDS expects that the changes reflected in the IT Services Agreements could reduce its 1996 earnings per share by as much as $0.07 to $0.14. The long-term impact of the terms of the IT Services Agreements cannot be precisely quantified at present, although such terms may have an adverse effect on operating margins unless EDS is able to effect reductions in the costs of providing services to General Motors. Although EDS plans to implement certain cost reduction measures, there can be no assurance as to the extent, if any, to which such measures will mitigate the possible adverse impact on its operating margins. In general, there can be no assurance that the terms of the IT Services Agreements would not have a material adverse effect in the

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long term on the results of operations of EDS. See "EDS Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business of EDS--Revenues."


SIGNIFICANT STOCKHOLDER

     As of the Record Date, the GM Hourly Plan Special Trust owned approximately
149.5 million shares of Class E Common Stock and, assuming none of such shares are sold, upon consummation of the Split-Off, will own approximately 31% of the outstanding EDS Common Stock. United States Trust Company of New York and its affiliate, U.S. Trust Company of California, N.A. (together, "U.S. Trust" or the "GM Hourly Plan Trustees"), as the independent trustees of the GM Hourly Plan Special Trust, have the authority and discretion to cause the GM Hourly Plan Special Trust to hold such shares of Class E Common Stock (and following the Split-Off, of EDS Common Stock) or to sell all or any portion thereof from time to time as they deem appropriate. The shares owned by the GM Hourly Plan Special Trust are subject to certain agreements that restrict the transferability of such shares and that provide certain registration rights with respect thereto. EDS has been advised that, in order to discharge their fiduciary duties, the GM Hourly Plan Trustees continually look for attractive opportunities to sell a portion of their holdings of Class E Common Stock (and following the Split-Off, EDS Common Stock). There can be no assurance as to the timing or size of any offerings of shares owned by the GM Hourly Plan Special Trust since, subject to the terms of the agreements referred to above, the GM Hourly Plan Trustees have the right to sell such shares at any time. The sale of shares by the GM Hourly Plan Special Trust will depend on, among other things, market conditions, the price of such shares, the level of and any changes in the demand for such shares, and other factors outside the control of EDS. Although the GM Hourly Plan Trustees have notified EDS of their intent to manage the disposition of shares of EDS Common Stock in a manner consistent with maintaining an orderly market for the EDS Common Stock, there can be no assurance in this regard and sales of substantial amounts of EDS Common Stock by the GM Hourly Plan Special Trust could adversely affect the then prevailing market price for the EDS Common Stock and could impair EDS' ability to raise additional capital through the sale of equity securities.

     The GM Hourly Plan Trustees have the authority and discretion to direct the voting and exercise of all other rights relating to the shares of Class E Common Stock (and after the Split-Off, of EDS Common Stock) held by the GM Hourly Plan Special Trust. Although the GM Hourly Plan Trustees have stated that such stock was not acquired for such purpose, the level of such ownership will give the GM Hourly Plan Special Trust sufficient voting power to influence the direction and policies of EDS, the election of the EDS Board and the outcome of any other corporate action requiring stockholder approval. As described below under "-- Certain Limitations on Changes in Control of EDS," the GM Hourly Plan Special Trust is a party to certain agreements which restrict its ability to transfer shares of Class E Common Stock (and EDS Common Stock after the Split-Off) and to vote in favor of certain business combinations involving EDS. See "Security Ownership of Certain Beneficial Owners and Management of EDS--GM Hourly Plan Special Trust."


NO ASSURANCE OF STRATEGIC ALLIANCES AND OTHER BUSINESS OPPORTUNITIES

     The Split-Off is intended, among other things, to remove limitations on EDS' ability to participate in major strategic alliances and to obtain additional business that are believed to result from EDS' status as a subsidiary of General Motors. EDS is not currently a party to any agreement or understanding with respect to any material strategic alliance or business combination. Although EDS believes that the Split-Off will enhance EDS' ability to enter into major strategic alliances and take advantage of other growth opportunities, no assurance can be given in this regard. Furthermore, there can be no assurance as to whether and to what extent any of the business objectives of the Split-Off will be achieved if the Split-Off is consummated. See "Special Factors--Purposes of the Split-Off." The ability of EDS to enter into and consummate business combinations will be limited by the matters described below under "--Certain Limitations on Changes in Control of EDS."

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TERMINATION OF SUBSIDIARY RELATIONSHIP WITH GENERAL MOTORS

     As a subsidiary of General Motors, EDS has been able to benefit since 1984 from General Motors' extensive network of business relationships with companies and government contacts around the world. EDS has drawn on this resource in developing its own contacts and relationships. After the Split-Off, EDS will be a stand-alone, public company and thus will no longer be able to benefit from General Motors' relationships to the same extent that it could as a wholly owned subsidiary of GM.


CERTAIN LIMITATIONS ON CHANGES IN CONTROL OF EDS

     The EDS Certificate of Incorporation and the EDS Bylaws (after giving effect to the Split-Off, the "EDS Bylaws") contain certain provisions, such as a "fair price" provision applicable to certain business combinations, a provision prohibiting stockholder action by written consent unless such action is unanimous, and provisions limiting the ability of stockholders to call special stockholder meetings, which could have the effect of delaying, deferring or preventing a change in control of EDS, even if such a change would be favorable to the interests of EDS' stockholders, and of limiting any opportunity to realize premiums over prevailing market prices for EDS Common Stock in connection therewith. The Rights Agreement (the "EDS Rights Agreement") to which EDS is a party could have the same effect. See "EDS Capital Stock."

     As noted above, as of the Record Date, the GM Hourly Plan Special Trust owned approximately 31% of the outstanding Class E Common Stock. The GM Hourly Plan Special Trust is a party to the Registration Rights Agreement (as defined herein), which contains certain restrictions on its ability to transfer the shares of Class E Common Stock held by it (including by tendering into any tender offer), which restrictions will continue to apply to its holdings of EDS Common Stock after consummation of the Split-Off. General Motors and the GM Hourly Plan Special Trust are also parties to the Transfer Agreement (as defined herein), which is intended to preserve the tax-free status of the Split-Off and which contains restrictions on the ability of the GM Hourly Plan Special Trust to transfer Class E Common Stock and to vote in favor of certain business combinations involving EDS, which restrictions will apply to the EDS Common Stock for a period generally of two years after the Split-Off. The contractual restrictions to which the shares of EDS Common Stock owned by the GM Hourly Plan Special Trust are subject could have the effect of making more difficult or discouraging certain change in control transactions involving EDS, including tender offers for EDS Common Stock, that could give the holders of EDS Common Stock the opportunity to realize a premium over the then prevailing market price of such stock. See "Security Ownership of Certain Beneficial Owners and Management of EDS--GM Hourly Plan Special Trust."

     In addition, in order to preserve the tax-free status of the Split-Off, under the Separation Agreement, EDS will be prohibited, until after the two-year anniversary of the consummation of the Split-Off and unless certain conditions are satisfied, from entering into (i) certain secondary capital stock transactions whereby a person would acquire, from holders of outstanding shares of EDS capital stock, a number of shares of EDS capital stock that would comprise more than 15% of the number of issued and outstanding shares of EDS Common Stock; or (ii) any other transaction that would be reasonably likely to jeopardize the tax-free status of the Split-Off. In addition, the Separation Agreement will prohibit EDS, until after the six-month anniversary of the consummation of the Split-Off, from entering into any transaction that would result in any person acquiring from EDS a number of shares of EDS capital stock that, when aggregated with all other shares of EDS capital stock then owned by such person, would constitute more than 20% of the total combined voting power of EDS voting stock or 20% of the total number of outstanding shares of any class or series of EDS non-voting stock. See "Relationship Between General Motors and EDS--Post-Split-Off Arrangements--Separation Agreement." The Master Services Agreement will also provide General Motors with certain termination rights upon the occurrence of certain changes in control of EDS. See "Relationship Between General Motors and EDS--Post-Split-Off Arrangements--IT Services Agreements."

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FORWARD-LOOKING INFORMATION MAY PROVE INACCURATE

     This Current Report contains certain forward-looking statements and information relating to EDS that are based on the beliefs of EDS management as well as assumptions made by and information currently available to EDS management. When used in this document, the words "anticipate," "believe," "estimate" and "expect" and similar expressions, as they relate to EDS or EDS management, are intended to identify forward-looking statements. Such statements reflect the current views of EDS with respect to future events and are subject to certain risks, uncertainties and assumptions, including the risk factors described in this Current Report. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those described herein as anticipated, believed, estimated or expected. EDS does not intend to update these forward-looking statements.


                                SPECIAL FACTORS

PURPOSES OF THE SPLIT-OFF

     General Motors has publicly stated that the GM Board has determined that ownership of EDS is not necessary for GM to execute its IT strategy or to ensure the security of its computer data and other information. Furthermore, General Motors has publicly stated that the GM Board has determined that there are certain actual and potential conflicts between the business of EDS and the other businesses of General Motors. The Split-Off is intended to address such conflicts in a manner that is beneficial from the standpoint of all stockholders of GM and to allow the boards and management of GM and EDS to increase their focus on their respective business operations.

     The Split-Off of EDS from General Motors is intended to accomplish at least three business objectives from the perspective of EDS and the holders of Class E Common Stock. First, converting EDS from a wholly owned subsidiary of GM into an independent, publicly owned company is intended to remove limitations on EDS' ability to participate in strategic alliances, particularly in the rapidly growing and converging computing and software, communication, media and entertainment, and electronic commerce industries, which are increasingly important to EDS' continued competitiveness. Second, separating General Motors and EDS is intended to remove limitations on EDS' ability to obtain additional business and establish new customer relationships that result from GM's ownership of EDS, its common ownership of EDS, Hughes Electronics Corporation ("Hughes") and General Motors Acceptance Corporation ("GMAC"), and the increasing overlap between EDS and the telecommunications and certain other businesses of Hughes. Finally, causing EDS to become a stand-alone, public company is intended to better position EDS to meet its growing capital needs. Each of these business objectives is described in more detail below.

     Strategic Alliances. The first purpose of the Split-Off is to eliminate the impediments arising from General Motors' ownership of EDS that have prevented EDS from pursuing and consummating strategic transactions that are important to its continued competitiveness. During the decade in which EDS has been a subsidiary of General Motors, there has been an increasing convergence of the computing and software, communication, media and entertainment, and electronic commerce industries. Because the ability to offer integrated services within these fields is widely viewed as necessary to remain competitive and grow, strategic alliances among service providers in these industries have multiplied. Consistent with this industry trend, EDS has engaged in discussions with leading telecommunications providers regarding potential strategic combinations on numerous occasions during the last decade. While some of these negotiations reached advanced stages (most notably the discussions with Sprint Corporation in 1994), none has resulted in a significant strategic transaction. In each case, the difficulties associated with EDS' status as a subsidiary of GM, including the complexities and control issues created by the nature of the Class E Common Stock, have prevented or hindered the consummation of a transaction. EDS believes that these factors will continue to restrict EDS' ability to expand into integrated worldwide markets so long as EDS remains a subsidiary of General Motors.

     Certain Additional Growth Opportunities. A second purpose of the Split-Off is to remove certain limitations on EDS' ability to obtain additional business and establish new customer relationships that have arisen as a result of EDS' status as a subsidiary of GM. These limitations have not been imposed by GM, but rather are a result of certain reactions of potential EDS customers to EDS' affiliation with GM. Such limitations have become increasingly significant during the 1990s as the businesses of General Motors and GMAC and the telecommunications and certain other businesses of Hughes have expanded either to present conflicts that limit EDS' ability to obtain business from certain parties or to overlap with EDS' activities. In some cases, competitors of General Motors, Hughes or GMAC in industries that are important target markets for EDS have been reluctant to become customers or partners of EDS due to concerns relating to divulging confidential and proprietary information to an affiliate of one of their competitors. For example, EDS believes that EDS' affiliation with General Motors and GMAC has limited EDS' ability to expand its business within the automotive, consumer finance and related industries, despite EDS' extensive expertise in these important markets. Similarly, EDS believes that common ownership of EDS and Hughes, which participates in the direct to home satellite television services and wireless communications industries, has caused EDS to lose or be disadvantaged in seeking certain business opportunities with potential customers and partners, including in the cable television industry, who are concerned by Hughes' competition in these areas. EDS expects impediments and conflicts like these to intensify in future years if the Split-Off does not occur.

     Capital Needs. A third purpose of the Split-Off is to afford EDS more flexible access to capital markets to meet its growing capital needs without regard to competing considerations of GM and its affiliates. As a wholly owned subsidiary of GM, EDS' ability to sell equity and debt securities to meet its rising capital needs is limited by factors relating to GM. EDS and the remainder of GM's operations are in industries with different characteristics, and each of them has substantially different goals and needs with respect to incurrence of debt and financial leverage. General Motors, which is engaged principally in the highly cyclical automotive industry, places great importance on maintaining a strong reserve of liquid assets and a high credit rating for itself and its financial subsidiary, GMAC. In contrast, EDS has based its business on long-term customer contracts, and as a result has experienced stable cash flow and revenues that should permit it to sustain higher debt-to-equity ratios on a stand-alone basis than those targeted by GM for GM and its consolidated subsidiaries. These different business needs create conflicts that EDS believes will continue to grow. In addition, as EDS' business has expanded and evolved in recent years, its capital requirements have increased significantly. Driven in large part by the convergence among hardware, software, communication, information content and service providers, EDS has made tactical acquisitions and capital intensive investments to expand its IT, hardware and telecommunications capacities. In addition, EDS' customers have often insisted that EDS expend its own capital to acquire their IT operations, hire their employees and, in some cases, acquire an equity stake in the customers themselves. Accordingly, EDS believes that its capital requirements are likely to continue to increase in the future.

     Achievement of each of the foregoing business objectives is dependent on numerous factors in addition to consummation of the Split-Off, many of which are beyond the control of EDS. Accordingly, there can be no assurance as to whether and to what extent any of such objectives will in fact be achieved if the Split-Off is consummated. Furthermore, there can be no assurance as to whether the trading value of EDS Common Stock after the Split-Off will be equal to or greater than the trading value of Class E Common Stock before the Split-Off or in the absence of the Split-Off.


EFFECTS OF THE SPLIT-OFF

     As a result of the Split-Off, EDS will become an independent, publicly owned company rather than a wholly owned subsidiary of General Motors. In connection with the Split-Off, each outstanding share of Class E Common Stock (which is a security of General Motors designed to provide financial returns based on the performance of EDS) will be converted into one share of EDS Common Stock.

     Immediately prior to the Split-Off and as a condition of the Merger whereby the Split-Off is effected, EDS will contribute to Mergeco the Special Inter-Company Payment. As a result of the Merger, all of Mergeco's assets, which will consist entirely of the cash contributed by EDS, will become assets of General Motors. EDS expects to fund the Special Inter-Company Payment through borrowings under its existing commercial paper and committed credit facilities. See "EDS Management's Discussion and Analysis of Financial Condition and
Results of Operations."

     Immediately prior to and as a condition of the consummation of the Merger, General Motors and EDS will enter into the Master Services Agreement. The IT services to be provided by EDS under the IT Services Agreements will generally be similar to those provided to General Motors under the Existing IT Services Agreements. However, unlike the Existing Master Services Agreement (which does not have a fixed term, but provides that it may be terminated by either party in the event of the sale of all or substantially all of the assets or stock of EDS to a non-GM entity), the Master Services Agreement provides for an initial term of 10 years from the date upon which the Split-Off is consummated, which may be extended by agreement of the parties. In addition, the IT Services Agreements provide that certain significant changes will be made to the pricing and terms of services provided by EDS to General Motors. Such changes were deemed necessary (i) in light of the fact that, after the Split-Off, EDS will no longer be a subsidiary of General Motors and the Capital Stock Committee of the GM Board (the "Capital Stock Committee") will no longer be able to monitor the IT service arrangements between the parties, (ii) to reflect the evolutionary nature of the General Motors--EDS customer relationship and the IT services industry and (iii) to provide additional assurances to General Motors, as EDS' largest customer, that the IT services performed by EDS will remain competitive. See "Relationship Between General Motors and EDS--Post-Split-Off Arrangements-- IT Services Agreements," "EDS Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business of EDS--Revenues."


                                 THE SPLIT-OFF

STOCK EXCHANGE LISTINGS FOR EDS COMMON STOCK

     Application has been made to list the EDS Common Stock on the NYSE, and such application has been granted pending notice of issuance. The trading symbol for the EDS Common Stock on the NYSE will be "EDS." EDS intends to seek to list the EDS Common Stock on the London Stock Exchange, with such listing to be effective upon the consummation of the Split-Off.


ACCOUNTING TREATMENT

     For accounting purposes, the assets and liabilities of EDS will continue to be accounted for by EDS at their existing carrying values after the consummation of the Split-Off. EDS' Consolidated Financial Statements exclude the effects of purchase accounting adjustments arising from the acquisition of EDS by GM in 1984, including GM's remaining carrying value of such purchase adjustments and the accumulated amortization of all such adjustments. The remaining carrying value of such adjustments would be immaterial to EDS' Consolidated Financial Statements.

                  RELATIONSHIP BETWEEN GENERAL MOTORS AND EDS

PRE-SPLIT-OFF RELATIONSHIP

  General

     EDS is currently a wholly owned subsidiary of General Motors, and the Class E Common Stock, which is a security of General Motors, is designed to provide financial returns based on the performance of EDS.


  Existing IT Services Agreements

     General Motors and EDS are currently parties to the Existing Master Services Agreement under which EDS is responsible for substantially all of the worldwide IT services activities of General Motors and certain of its affiliates. The Existing Master Services Agreement, which was effective as of September 1, 1985 and was amended on May 29, 1987, establishes standard provisions that govern the contractual arrangements between EDS and General Motors with respect to a substantial portion of the IT services required by General Motors. In accordance with the framework established by the Existing Master Services Agreement, each GM subsidiary, division, group or other organization within the scope of such agreement negotiates and enters into a service agreement (a "Service Agreement") with EDS for the provision of IT services. Generally, each Service Agreement incorporates the standard provisions contained in the Existing Master Services Agreement (except to the extent that the contracting parties otherwise agree) and contains separately negotiated provisions regarding term, services to be provided, and payment for services, as well as other matters required to be addressed in connection with the applicable service or project. The Existing Master Services Agreement does not have a fixed term, but provides that it may be terminated by either party in the event of the sale of all or substantially all of the assets or stock of EDS to a non-GM entity. Each Service Agreement is effective for a fixed term, although in most cases a Service Agreement may be terminated by either party in the event of the termination of the Existing Master Services Agreement.

     Under the Existing Master Services Agreement, General Motors and EDS have generally utilized one of three alternative pricing methods, as appropriate for a particular service or project. The pricing method for a particular service or project is negotiated by the parties. First, General Motors and EDS have utilized fixed-price arrangements for Service Agreements where the scope of work can be defined. Second, the parties have utilized a cost-plus management fee method of pricing for EDS' services where the scope of work is more difficult to define. Third, the parties have utilized uniform published rates for the pricing of off-the-shelf, commercially available products and services. The Existing Master Services Agreement provides that, in the absence of separately negotiated pricing terms set forth in a Service Agreement or as a default mechanism in the event that the parties are not able to reach agreement, EDS will be compensated for its services on a cost-plus management fee basis.


POST-SPLIT-OFF ARRANGEMENTS

  General

     General Motors will continue to have certain contractual relationships with EDS after the Split-Off has been consummated. The Separation Agreement will establish certain transitional and other arrangements deemed necessary in connection with the Split-Off and the IT Services Agreements will provide for the continuation of a long-term customer-supplier relationship, in each case as described below. Additionally, GM will have a significant indirect stake in EDS' financial performance for a substantial period of time following the Split-Off as a result of the sizeable holdings of EDS Common Stock that the GM Hourly Plan Special Trust will possess after the Split-Off. See "Security Ownership of Certain Beneficial Owners and Management of EDS--GM Hourly Plan Special Trust."

  IT Services Agreements

     Immediately prior to and as a condition of the consummation of the Merger, General Motors and EDS will enter into the Master Services Agreement and certain related agreements pursuant to which EDS will continue to serve as General Motors' principal supplier of IT services on a worldwide basis for an initial term of 10 years following the Split-Off, which term may be extended by mutual agreement of the parties. In addition, GM and EDS will implement certain contractual changes which modify or otherwise affect the provisions of several existing Service Agreements. GM and EDS will also enter into agreements whereby the rates charged by EDS for certain information processing activities and communications services will be reduced.

     The terms of the Master Services Agreement are applicable to all IT Services Agreements between and among GM and its affiliates, on the one hand, and EDS and its affiliates, on the other hand, which relate to certain "in-scope" services as defined in the Master Services Agreement ("MSA Services"). Under the IT Services Agreements, EDS will provide to General Motors certain plant floor automation services in North America which had previously been provided by EDS and other vendors under a variety of agreements. IT services that will be considered to be MSA Services after the Split-Off accounted for approximately $3.4 billion of the approximately $3.9 billion of revenues in the aggregate received by EDS from GM in 1995. The balance of EDS' 1995 revenues from GM was attributable to goods and services provided to GM by EDS which would have been outside the scope of the Master Services Agreement. Following the Split-Off, the parties expect that EDS will continue to provide "out-of-scope" goods and services to GM under various types of contractual agreements other than the Master Services Agreement.

     Set forth below is a summary description of certain of the principal provisions of the IT Services Agreements. Such description does not purport to be complete, and to the extent it relates to the Master Services Agreement, is qualified in its entirety by reference to the Master Services Agreement, the form of which has been filed as an exhibit to this Current Report. For a discussion of certain financial effects on EDS of the terms of the IT Services Agreements, see "EDS Management's Discussion and Analysis of Financial Condition and Results of Operations."

     Term. The term of the Master Services Agreement will commence upon the consummation of the Split-Off and will continue until the expiration of ten years thereafter. The term of the Master Services Agreement may be extended for an additional period or periods by mutual agreement between General Motors and EDS. Prior to the Split-Off, the Existing Master Services Agreement remained in effect indefinitely, subject to termination by either General Motors or EDS in the event of the sale of all or substantially all of the assets or stock of EDS to a non-GM entity. The change in the term of the Master Services Agreement was deemed appropriate in connection with the Split-Off because GM and EDS desire to continue the customer-supplier relationship after the Split-Off and independent IT service providers generally do not have contracts with their customers for indefinite terms. The length of EDS' largest customer contracts generally ranges from 8 to 12 years. Although EDS has historically been able to achieve high renewal rates with its customers upon the expiration of long-term contracts, there can be no assurance as to whether or to what extent EDS will continue to provide IT services to GM after the initial term of the Master Services Agreement.

     Service Agreements. As previously noted, pursuant to the Existing Master Services Agreement, GM business units and EDS have entered into a number of Service Agreements setting forth the terms and provisions applicable to specific services or projects undertaken by EDS on behalf of various GM organizations. See "--Pre-Split-Off Relationship--Existing IT Services Agreements." Such Service Agreements will remain in effect after the Split-Off and, in many cases, will be extended or otherwise modified as provided in the Master Services Agreement. In addition, it is contemplated that, under the Master Services Agreement, GM business units and EDS will continue to negotiate and enter into additional Service Agreements after the Split-Off providing for the performance of IT services on mutually agreed terms. Each future Service Agreement will set forth provisions with respect to, among other things, (i) the period of time for which EDS will perform services pursuant thereto, (ii) the nature and scope of the respective obligations of the parties thereunder and (iii) the pricing structure, method and amounts of payments to be made to EDS in accordance therewith. In negotiating future Service Agreements, the parties will endeavor to agree upon fixed-price service arrangements which meet the standards of competitiveness described below. See "--Competitiveness" and "--Pricing of Services" below. The provisions of the Master Services Agreement will apply to all Service Agreements, whether entered into prior to or after the consummation of the Split-Off.

     In connection with the execution of the Master Services Agreement, the terms of the largest domestic Service Agreements (accounting for approximately $2.4 billion in annual revenues in 1995) currently in effect will be extended for additional terms of between one and three years. In particular, the Service Agreement with Delphi Automotive Systems will be extended through December 31, 1998 and the Service Agreements with GM's North American Operations ("NAO"), General Motors Acceptance Corporation (U.S. and Canada) and Motors Insurance Corporation (U.S. and Canada) will each be extended through December 31, 1999. Each other Service Agreement entered into prior to the Split-Off will continue in effect for the duration of its agreed term.

     Scope of Services. The Master Services Agreement will establish a contractual framework for the provision on a worldwide basis of the MSA Services by EDS to General Motors and all entities (i) in which General Motors owns 65% or more of the outstanding equity and over which it exercises management control (if EDS was providing services in support of the business operations of that entity as of August 1, 1995) or (ii) in which General Motors owns 80% or more of the outstanding equity (if EDS was not providing services in support of the business operations of that entity as of August 1, 1995). The Master Services Agreement will contain a flexible description of the MSA Services that is based on functional service categories so as to take into account possible future changes in business operations or technologies that result in the replacement of existing processes and technologies. The MSA Services to be provided by EDS include IT goods and services related to the following functional service categories: (i) computing and communications infrastructure; (ii) development of application software and implementation of commercial off-the-shelf application software; (iii) data management; (iv) cross-functional IT-related services; and
(v) certain services related to specified plant floor operations.

     Under the Master Services Agreement, services for certain GM units or operations or in certain geographic areas will be specifically excluded from the scope of work to be performed by EDS. In particular, such agreement will provide that General Motors will not be required to obtain from EDS any MSA Services (i) for Hughes, with the exception of its subsidiary, Delco Electronics Corporation ("Delco"), (ii) for any other business or entity acquired by General Motors after January 1, 1985 (other than (x) GMAC Mortgage Corporation, with the exception of its subsidiary, Residential Funding Corporation, and (y) any other entity which executed a Service Agreement prior to August 1, 1995), (iii) in any country where the provision of such services by EDS would violate any national law of that country, (iv) in specified emerging geographic markets outside of North America and Western Europe where, as of August 1, 1995, EDS has not previously provided such services for the same GM business function and line of business in that emerging market, and (v) with respect to any plant floor services other than pursuant to the agreement described in "--Plant Floor Agreement" below or certain other arrangements currently in effect between the parties. Furthermore, the provisions of the Master Services Agreement relating to the scope of services to be provided by EDS will be subject to General Motors' right, under certain circumstances, to competitively bid and award a portion of such services to third party service providers. See "--Market
Testing and Outsourcing" below.

     IT Strategy and Direction. The Master Services Agreement will provide that General Motors will be responsible for, and will decide and direct, its IT strategies and requirements, including its computing and communications architecture. EDS will be responsible for the performance of IT services pursuant to the Master Services Agreement in furtherance of General Motors' IT strategies and requirements.

     Competitiveness. In accordance with the Master Services Agreement, the MSA Services to be provided by EDS will be competitive with respect to quality, service, price and technology giving due consideration to General Motors' requirements and other relevant factors. The provisions of the Master Services Agreement with respect to competitiveness will apply to the negotiation or renegotiation of (i) new or replacement Service Agreements, (ii) the terms and conditions applicable to new or replacement MSA Services and (iii) the pricing of any MSA Services when such negotiation or renegotiation is contractually provided for in a Service Agreement. When the applicable EDS and

GM organizations reach a mutually acceptable agreement as to the competitiveness of any services, the standards of competitiveness provided for in the Master Services Agreement will be deemed satisfied for the term of such agreement.

     In situations where the applicable GM and EDS organizations are unable to reach a mutually acceptable agreement as to the competitiveness of any MSA Services, the Master Services Agreement will provide a procedure whereby the negotiating impasse will be escalated to senior management, the services of a standing neutral mediator may (and, in some cases, must) be utilized, and, in the absence of an agreement, (i) any impasse as to uniform published rates for applicable items will be resolved by binding arbitration and (ii) any impasse as to any other services will be resolved by EDS providing the services on the basis of the standard terms and conditions provided in the Master Services Agreement and a modified cost-plus pricing methodology.

     Pricing of Services. In general, under the Master Services Agreement, the same methods of pricing will be available as are provided for under the Existing Master Services Agreement. See "--Pre-Split-Off Relationship--Existing IT Services Agreements." As a result, depending on the type of services to be provided by EDS, the parties may utilize (i) fixed-price arrangements, (ii) cost-based pricing methods or (iii) uniform published rates for off-the-shelf, commercially available products and services. However, the parties have agreed to endeavor to incorporate fixed-price arrangements into new Service Agreements entered into under the Master Services Agreement to the extent practicable.

     With respect to certain information processing services to be performed by EDS, the parties have agreed to annual reductions in the rates to be charged by EDS to all GM organizations worldwide, which reduced rates will be applied retroactively as of January 1, 1996 and will be in effect through December 31, 2000. In addition, with respect to certain communication services to be performed by EDS, the parties have agreed to annual reductions in the rates to be charged by EDS to all GM organizations in the United States, which reduced rates will be applied retroactively as of January 1, 1996 and will be in effect through December 31, 1998. During the respective periods that these reduced rates are in effect, the information processing and communications services to which the reduced charges apply will not be subject to the provisions of the Master Services Agreement relating to market testing or outsourcing. See "-- Market Testing and Outsourcing" below.

     Market Testing and Outsourcing. The Master Services Agreement will provide for certain market testing procedures in order to test the competitiveness of the MSA Services provided by EDS given that after the Split-Off the Capital Stock Committee of GM's Board of Directors will no longer have the ability to monitor and ensure the continued fairness of the arrangements between GM and EDS. Under these procedures, EDS will have the opportunity to bid on any and all MSA Services and any bid submitted by EDS will be evaluated on the same criteria as bids submitted by other service providers. In each of 1996 and 1997, GM's International Operations unit ("GMIO") may expose to competitive bidding MSA Services that would otherwise be provided by EDS so long as the revenues that would be reasonably paid to EDS by GM for such MSA Services during each such year do not exceed $30 million. Following such competitive bidding, GMIO may award contracts to one or more third party service providers with respect to any or all of the MSA Services exposed to competitive bidding. Thereafter, during each year beginning in 1998, GM will be permitted to expose to competitive bidding specified percentages of the prior year's revenues paid to EDS for MSA Services. In each year from 1998 through 2000, GM may expose to competitive bidding and award to third parties contracts for MSA Services for which GM would otherwise have reasonably paid EDS up to an average of approximately 6% of the prior year's revenues paid to EDS for MSA Services. For the years 2001 through 2005, GM may expose to competitive bidding and award to third parties contracts for MSA Services for which GM would otherwise have reasonably paid EDS up to an average of approximately 2.4% of the prior year's revenues paid to EDS for MSA Services. Subject to certain limitations, GM will select the MSA Services to be exposed to competitive bidding after consultation with EDS. In addition to the aforementioned annual limitations, the following aggregate limitations apply: through the year 2000, in no single calendar year may the amount paid to third parties for MSA Services exceed 15% of the aggregate amount of revenue paid to EDS for MSA Services performed during the prior year; and after the year 2000, in no single calendar year may the amount paid to third parties for MSA Services exceed 25% of the aggregate amount of revenue paid to EDS for MSA Services performed during the prior year. Although EDS may bid on any and all of such MSA Services, it is expected that third party service providers will be awarded some portion of the MSA Services exposed to competitive bidding. Accordingly, there can be no assurance as to whether or to what extent EDS will be successful in bidding on such MSA Services.

     Structural Cost Reductions. The Master Services Agreement will establish specified structural cost reduction targets for the first four years of the Master Services Agreement. In each of the years 1996 through 1998, the annual cost reduction targets will be $100 million. In 1999, the target will be $50 million. These cost reduction targets are generally somewhat higher than the cost reduction targets set forth in the existing Service Agreements, which they are intended to replace. Unlike the cost reduction targets in the existing Service Agreements, however, the targets under the Master Services Agreement are not intended to be performance guarantees, but rather simply represent firm good faith business commitments on the part of General Motors and EDS. As such, the Master Services Agreement does not provide for any gain sharing or similar incentives in the event that the targets are exceeded and does not impose any penalties or other liabilities in the event that they are not met. No assurance can be given that any of the specific targets for structural cost reductions will be achieved.

     Payment Terms. The Existing IT Services Agreements provide for GM to pay EDS on the 15th day of the month in which services are provided with respect to a substantial portion of services, especially in North America. International payment terms in the Existing IT Services Agreements are often more favorable to GM and are generally governed by the commercial standards prevailing in each particular country. Under the IT Services Agreements, there will be a transition of payment terms to the 20th day of the month following service for all agreements which do not have payment terms at least that favorable to GM (principally in North America). The transition will be accomplished as follows:
(i) through 1996, no change; (ii) beginning in 1997, payment on the 30th day of the month when services are provided; (iii) beginning in 1998, payment on the 20th day of the month following service for certain business units; and (iv) beginning in 1999, payment on the 20th day of the month following service for all remaining business units, including NAO.

     Termination. The Master Services Agreement provides that it may be terminated (i) by either party, if the other party defaults in any material respect in the performance of its obligations thereunder and such default is not cured as provided therein after notice thereof, (ii) by EDS, if General Motors defaults in the payment when due of any material amount owing to EDS thereunder and such default is not cured as provided therein after notice thereof, (iii) by either party, if the other party becomes insolvent or (iv) by General Motors, if there occurs a "change of control" of EDS and certain additional conditions are met.

     For purposes of the termination provisions of the Master Services Agreement, a "change of control" means the occurrence of any of the following events: (i) any person files (or is required to file) a Schedule 13D or 14D-1 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), disclosing that such person has become the beneficial owner of EDS Common Stock representing 50% or more of the aggregate voting power of the outstanding shares of EDS Common Stock; (ii) any person files (or is required to file) a Schedule 13D or 14D-1 under the Exchange Act disclosing that such person has become the beneficial owner of EDS Common Stock representing 30% or more of the aggregate voting power of the outstanding shares of EDS Common Stock, or commences a proxy solicitation subject to Rule 14a-11 of the Exchange Act with respect to the election or removal of members of the EDS Board, and, within two years, individuals who constituted a majority of the members of the EDS Board at the time of such acquisition or solicitation (as applicable), together with certain persons elected, recommended or nominated by such directors, cease to constitute a majority of the EDS Board; or (iii) there is consummated any transaction (or transactions) resulting in a number of shares of EDS Common Stock which represents 50% or more of the aggregate voting power of the outstanding shares of EDS Common Stock being beneficially owned by persons who did not either own such securities as EDS Common Stock immediately prior to such transaction or receive such securities in respect of the conversion or exchange of EDS Common Stock in such transaction.

     In the event of a change of control, GM may elect to terminate the Master Services Agreement if the GM Board of Directors determines that there is substantial uncertainty about EDS' ability to perform its obligations under the IT Services Agreements in all material respects or any other significant threat to the business relationship between EDS and the GM units that are provided MSA Services by EDS. GM may also terminate the Master Services Agreement in the event of a change of control in which EDS is acquired by a manufacturer of cars or trucks that competes with GM (a "core competitor") and as a result of which GM determines that there is a reasonable likelihood of a significant competitive threat to GM. In addition, if there is a change of control in which EDS is acquired by a competitor of GM (other than a core competitor) and there is a reasonable likelihood of a significant competitive threat to one or more significant GM units that contract with EDS for MSA Services under the Master Services Agreement, GM may terminate the Service Agreements between EDS and such units; provided, that EDS may instead elect to terminate the Master Services Agreement if the revenues associated with those Service Agreements accounted for more than 60% of the revenues paid to EDS for MSA Services during the preceding year.

     In the event that General Motors elects to terminate the Master Services Agreement or any Service Agreement as a result of a change in control of EDS, then General Motors (i) will be obligated to pay EDS for transition services in accordance with the provisions therefor in the Master Services Agreement, and
(ii) may, under certain circumstances, be obligated to pay for all or a portion (depending on the status of the party acquiring control of EDS) of certain cancellation charges intended to reimburse EDS for certain wind-down expenses, losses relating to capital assets and long-term leases, and personnel expenses.

     Plant Floor Agreement. GM and EDS will also enter into an agreement (the "Plant Floor Agreement") which covers plant floor systems services for NAO and Delphi North American entities (excluding Saturn) for an initial term of five years and for additional renewal periods under the Master Services Agreement (subject to possible termination at the end of a 2.5 year probationary period). The Plant Floor Agreement, which will be subject to the Master Services Agreement, is expected to account for approximately $200 million in revenue in 1997. Prior to the Plant Floor Agreement, GM procured plant floor services from EDS and other vendors under a variety of agreements.


  Separation Agreement

     As a condition to the consummation of the Merger, General Motors and EDS will enter into the Separation Agreement, which will establish certain arrangements between General Motors and EDS deemed necessary in order to deal with various business, legal and regulatory issues following the Split-Off, and the Tax Allocation Agreement, which replaces both the Agreement for the Allocation of United States Federal Income Taxes and the Agreement for the Allocation of United States State and Local Income Taxes, between General Motors and EDS, each entered into effective as of December 31, 1984. The Separation Agreement will be entered into immediately prior to the consummation of the Merger. Set forth below is a summary description of certain of the principal provisions of the Separation Agreement and the Tax Allocation Agreement. Such description does not purport to be complete and is qualified in its entirety by reference to such agreements. The form of the Separation Agreement and a copy of the Tax Allocation Agreement have been filed as exhibits to this Current Report.

     The Separation Agreement will contain covenants intended to protect the tax-free status of the Split-Off. EDS will agree with General Motors that, until after the two-year anniversary of the time at which the Merger becomes effective (the effective date of the Merger being referred to as the "Effective Time"), EDS will not (i) enter into certain secondary capital stock transactions, or permit such transactions to occur, whereby a person would acquire, from holders of outstanding shares of EDS capital stock, a number of shares of EDS capital stock that would comprise more than 15% of the number of issued and outstanding shares of EDS Common Stock, unless either (a) General Motors has determined that any such proposed transaction would constitute a tax-free reorganization under the Internal Revenue Code of 1986, as amended (the "Code"), or would not otherwise jeopardize the tax-free status of the Split-Off or (b) the Internal Revenue Service ("IRS") has issued a ruling to the effect that any such proposed transaction would constitute a tax-free reorganization under the Code; (ii) fail to continue the active conduct of the trade or business conducted by EDS at the Effective Time (or liquidate, dispose of, or otherwise discontinue the conduct of any material portion of such trade or business); (iii) voluntarily dissolve or liquidate or, except in the ordinary course of business, sell or otherwise dispose of more than 60% of the gross assets of EDS or more than 60% of the consolidated gross assets of EDS and its subsidiaries, unless General Motors determines that such transaction would not jeopardize the tax-free status of the Split-Off; or (iv) take any other action or enter into any transaction that would be reasonably likely to jeopardize the tax-free status of the Split-Off, unless GM has determined that such action or transaction would not jeopardize the tax-free status of the Split-Off. In addition, EDS has agreed with General Motors that, until after the six-month anniversary of the Effective Time, EDS will not enter into any transaction that would result in any person acquiring from EDS a number of shares of EDS capital stock that, when aggregated with all other shares of EDS capital stock then owned by such person, would constitute more than 20% of the total combined voting power of the voting stock of EDS or 20% of the total number of outstanding shares of any class or series of non-voting stock of EDS. EDS will indemnify General Motors and its affiliates from and against tax-related losses incurred by General Motors to the extent caused by EDS' breach of any of the representations, warranties or covenants made by EDS in the Separation Agreement with respect to protecting the tax-free status of the Split-Off.

     Under the Separation Agreement, each of General Motors and EDS will agree to indemnify the other and its affiliates and their respective directors, officers and employees from and against losses arising out of (i) breaches of the provisions of the Separation Agreement (not including for such purpose the Tax Allocation Agreement), (ii) certain misstatements or omissions, or alleged misstatements or omissions, in certain filings under the securities laws, (iii) certain administrative actions in connection with stock records and the exchange of stock certificates by former holders of Class E Common Stock and (iv) the conduct of its respective business. GM has agreed to indemnify the members of the EDS Team, the officers and employees of EDS providing assistance to the EDS Team, and the directors of EDS who granted any approval or authorization for EDS in connection with the Split-Off, in each case, in their capacity as such, against losses arising from the Split-Off in accordance with the GM Bylaws, to the same extent as if such person were a director or officer of GM; provided that such indemnification does not apply to losses relating to (i) the EDS Certificate of Incorporation, the EDS Bylaws or the EDS Rights Agreement, (ii) EDS employee and director compensation and indemnification arrangements or (iii) EDS plans, proposals, intentions or policies applicable after the Effective Time, including EDS' dividend policy. EDS will reimburse GM for all amounts paid to or on behalf of the persons entitled to indemnification as referred to in the preceding sentence.

     Pursuant to the Separation Agreement, until the six-year anniversary of the Effective Time, General Motors will provide EDS and its affiliates with directors' and officers' liability, general liability and products liability insurance, with respect to applicable incidents, acts or omissions occurring before the Effective Time, no less favorable to any covered person in coverage and amount than the lesser of (i) the coverage in effect at the Effective Time and (ii) the coverage then in effect for General Motors. Such insurance will be subject to the payment by EDS of certain deductibles and retention amounts, but EDS will make no annual premium payments for such coverage. EDS may terminate any of such coverage at any time, subject to applicable notice provisions.

     The Separation Agreement allocates responsibility for the payment of fees and expenses incurred by the parties in connection with the Split-Off. EDS will pay the fees and expenses of the financial, accounting and legal advisors retained by it or the EDS Team, including Lehman Brothers, Morgan Stanley, KPMG Peat Marwick LLP, Baker & Botts, L.L.P., Prickett, Jones, Elliott, Kristol & Schnee and Hughes & Luce, L.L.P. GM will pay the fees and expenses of the financial, accounting, legal and other advisors retained by it or the GM Team, including Merrill Lynch, Deloitte & Touche LLP, Kirkland & Ellis, Richards, Layton & Finger, Milbank, Tweed, Hadley & McCloy, Weil, Gotshal & Manges LLP, and McKinsey. Other than as provided in the preceding sentence, the fees and expenses associated with the preparation, distribution to stockholders and filing with the Commission of the materials associated with this consent solicitation or associated with other securities law filings will be shared equally by General Motors and EDS, except that GM shall pay the first $3.0 million of such fees and expenses. EDS will pay all costs of printing and engraving the certificates representing the EDS Common Stock and the costs of listing the EDS Common Stock on any stock exchange. All other costs and expenses of either party incurred in connection with the Split-Off will be paid by such party.

     The Separation Agreement also provides that General Motors will not amend or modify the Transfer Agreement between General Motors and the GM Hourly Plan Trustee in any material respect, or waive the benefit of any material term of the Transfer Agreement, without the prior written consent of EDS. See "Security Ownership of Certain Beneficial Owners and Management of EDS--GM Hourly Plan Special Trust." The Separation Agreement provides that any employee who transferred between General Motors, EDS and certain of their affiliates during the period between September 1, 1985 and the Split-Off and continues in employment until his or her retirement will receive certain reciprocal treatment under his or her original employer's qualified retirement plan for service to the company to which such employee transferred. Such employee's compensation and service will be recognized for certain specific purposes under the qualified retirement plan of the company from which he or she transferred. The reciprocal treatment provided by the Separation Agreement will not apply to certain employees who transferred to or from Hughes or certain other General Motors subsidiaries. The Separation Agreement also includes certain agreements and arrangements with respect to the provision of continuing access to certain information, the treatment of confidential information and the establishment of lease arrangements for space within certain GM facilities used or occupied by EDS. In addition, the Separation Agreement contains representations and warranties as to certain matters, including with respect to the Class E Common Stock and EDS Common Stock to be outstanding immediately before the Effective Time, and the absence of registration rights granted by GM that would apply to EDS Common Stock after the Split-Off (other than those of the GM Hourly Plan Special Trust as described under "Security Ownership of Certain Beneficial Owners and Management of EDS--GM Hourly Plan Special Trust").

     The Separation Agreement provides EDS a $50.0 million allowance relating to the resolution of various uncertain, contingent or other matters arising out of the separation of GM and EDS. As of the Effective Date, the parties have agreed to the application of $40.7 million of the allowance, principally to various tax, employee benefit and insurance matters. The remaining $9.3 million of the allowance will be available to EDS for a period generally of two years after the Effective Time for application against any amounts that are or may become payable by EDS and its affiliates to GM and its affiliates in connection with any uncertain, contingent or other matters arising prior to the Effective Time and out of the separation of GM and EDS. Such allowance generally may not be utilized for items provided for in the Separation Agreement or in the Tax Allocation Agreement.

     Pursuant to the Separation Agreement, GM and EDS shall attempt in good faith to resolve any disputes thereunder through negotiation, and have agreed that any such disputes that cannot be resolved through negotiation shall be litigated in the Delaware state courts (except that disputes with respect to tax matters shall be submitted to arbitration).

     The Tax Allocation Agreement, which applies to tax periods during which EDS and its consolidated or combined subsidiaries (the "EDS Group") are part of GM's consolidated federal, state and local income tax returns, generally requires EDS to pay to GM in a timely manner the amount of federal, state and local income taxes that the EDS Group would have paid had the EDS Group been a separate group of corporations during such periods, filing its own consolidated income tax returns. Any tax attributes arising in the tax periods covered by the Tax Allocation Agreement that carry over to periods following the Split-Off will be apportioned between GM and EDS on the basis of applicable regulations or, absent specific guidance, on the basis of the amount of such attributes that would have carried over and been available to the EDS Group had it filed separate returns as described above. The Tax Allocation Agreement also grants EDS certain control and participation rights in any audit of GM by the Internal Revenue Service or state and local tax authorities, and in any litigation arising therefrom, to the extent EDS would be liable under the Tax Allocation Agreement with respect to the issues in dispute.

              EDS UNAUDITED PRO FORMA CONSOLIDATED CAPITALIZATION

     The following table sets forth the short-term debt and consolidated capitalization of EDS as of December 31, 1995 and on a pro forma basis after giving effect to the Transactions. This table should be read in conjunction with EDS' Consolidated Financial Statements (including the notes thereto), which are included as Appendix A to this Current Report, and with the financial data set forth under "EDS Unaudited Pro Forma Condensed Consolidated Financial Statements." The pro forma data are not necessarily indicative of EDS' future short-term debt and consolidated capitalization or of what EDS' short-term debt and consolidated capitalization would have been had the Transactions been consummated as of December 31, 1995.

                                                                                          DECEMBER 31, 1995
                                                                                       -------------------------
                                                                                                         Pro
                                                                                       Historical       Forma
                                                                                       ----------     ----------
                                                                                              (In Millions)
Short-term debt:
     Notes payable (current)......................................................      $    247.8    $    247.8
                                                                                        ==========    ==========
Long-term debt:
     Notes payable................................................................      $  1,852.8    $  2,352.8
                                                                                        ----------    ----------

Stockholders' equity:
     Preferred stock, $.01 par value; 200 million shares authorized; no
          shares issued and outstanding...........................................            --            --
     Common stock, without par value; one billion shares authorized;
          483.7 million shares issued and outstanding.............................           517.7          --
     Common stock, $.01 par value; two billion shares authorized;
          483.7 shares issued and outstanding.....................................            --             4.8
     Additional paid-in capital...................................................            --           512.9
     Retained earnings............................................................         4,460.8       3,912.5
                                                                                        ----------    ----------
               Total stockholders' equity.........................................         4,978.5       4,430.2
                                                                                        ----------    ----------
               Total capitalization...............................................      $  6,831.3    $  6,783.0
                                                                                        ==========    ==========

         EDS UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

     The following unaudited pro forma condensed consolidated financial statements are based on EDS' Consolidated Financial Statements and give effect to the Transactions as if they had been consummated as of January 1, 1995 (in the case of income statement data) or as of December 31, 1995 (in the case of balance sheet data). The pro forma condensed consolidated financial statements are based on the assumptions set forth in the accompanying notes and should be read in conjunction with EDS' Consolidated Financial Statements (including the notes thereto), which are included as Appendix A to this Current Report. The pro forma condensed consolidated financial statements are not necessarily indicative of EDS' future consolidated financial position or results of operations or of what EDS' consolidated financial position would have been had the Transactions been consummated as of December 31, 1995 or what the results of operations would have been had the Transactions been consummated as of January 1, 1995.

           UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME

                            YEAR ENDED DECEMBER 31, 1995
                       (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)


                                                                                 PRO FORMA
                                                                 HISTORICAL     ADJUSTMENTS     PRO FORMA
                                                                 -----------  ---------------  -----------
Systems and other contracts revenues
   GM and affiliates..........................................    $ 3,891.1    $   (175.8)(a)  $  3,715.3
   Outside customers..........................................      8,531.0            --         8,531.0
                                                                  ---------    ----------      ----------
      Total revenues..........................................     12,422.1        (175.8)       12,246.3
                                                                  ---------    ----------      ----------
Costs and expenses
   Cost of revenues...........................................      9,601.6           3.0 (c)     9,604.6
   Selling, general, and administrative.......................      1,291.5           7.5 (c)     1,299.0
                                                                  ---------    ----------      ----------
      Total costs and expenses................................     10,893.1          10.5        10,903.6
                                                                  ---------    ----------      ----------
Operating income..............................................      1,529.0        (186.3)        1,342.7
Interest and other income, net................................        (62.0)        (35.0)(b)       (97.0)
                                                                  ---------    ----------      ----------
Income before income taxes....................................      1,467.0        (221.3)        1,245.7
Provision for income taxes....................................        528.1           2.3 (a)          --
                                                                         --         (79.7)(d)       450.7
                                                                  ---------    ----------      ----------
Separate Consolidated Net Income/Net Income...................    $   938.9    $   (143.9)     $    795.0(j)
                                                                  =========    ==========      ==========
Available Separate Consolidated Net Income....................    $   795.5                    $       --
                                                                  =========                    ==========

Average number of shares of Class E Common Stock outstanding..        404.6                            --
                                                                  =========                    ==========
Earnings per share attributable to Class E Common Stock.......    $    1.96                    $       --
                                                                  =========                    ==========
Weighted average number of EDS common shares outstanding......           --                         483.6(e)
                                                                  =========                    ==========
Net income per share..........................................    $      --                    $     1.64(e)
                                                                  =========                    ==========

The accompanying notes are an integral part of the Unaudited Pro Forma Condensed Consolidated Financial Statements.

                      EDS UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                             FINANCIAL STATEMENTS--(CONTINUED)

                 UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

                                     DECEMBER 31, 1995
                                       (IN MILLIONS)


                                                                                   PRO FORMA
                     ASSETS                                   HISTORICAL          ADJUSTMENTS          PRO FORMA
                                                             ------------         -----------          ---------
Current assets:
   Cash and cash equivalents..............................   $     548.9          $                   $    548.9
   Accounts receivable....................................       3,169.0                                 3,169.0
   Other current assets...................................         663.6                (13.4)(h)          650.2
                                                             -----------          -----------          ---------
       Total current assets...............................       4,381.5                (13.4)           4,368.1
Property and equipment, net...............................       3,242.4                                 3,242.4
Investment in leases and other............................       1,573.5                (33.2)(h)        1,540.3
Software, goodwill, and other intangibles, net............       1,529.9                                 1,529.9
Other assets..............................................         105.1                                   105.1
                                                             -----------          -----------         ----------
       Total assets.......................................   $  10,832.4          $     (46.6)        $ 10,785.8
                                                             ===========          ===========         ==========

     LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
   Accrued liabilities....................................   $   1,704.5          $      35.0(j)      $  1,739.5
   Other current liabilities..............................       1,556.9                                 1,556.9
                                                             -----------          -----------         ----------
       Total current liabilities..........................       3,261.4                 35.0            3,296.4
Deferred income taxes.....................................         739.7                (33.3)(g)          706.4
Notes payable.............................................       1,852.8                500.0 (f)        2,352.8
Stockholders' equity......................................       4,978.5(i)            (500.0)(f)
                                                                                         33.3 (g)
                                                                                        (46.6)(h)
                                                                                        (35.0)(j)        4,430.2
                                                             -----------          -----------         ----------
 Total liabilities and stockholders' equity...............   $  10,832.4          $     (46.6)        $ 10,785.8
                                                             ===========          ===========         ==========


The accompanying notes are an integral part of the Unaudited Pro Forma Condensed Consolidated Financial Statements.

                EDS UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                       FINANCIAL STATEMENTS--(CONCLUDED)

  NOTES TO EDS UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

     The following Notes to EDS Unaudited Pro Forma Condensed Consolidated Financial Statements relate to the individual adjustments required to reflect the Transactions as if they had occurred on January 1, 1995 (in the case of income statement data) or as of December 31, 1995 (in the case of balance sheet data). Adjustments to EDS' consolidated balance sheet are based on EDS' carryover basis as reported in EDS' Consolidated Financial Statements included as Appendix A herein. EDS' Consolidated Financial Statements exclude the effects of purchase accounting adjustments arising from the acquisition of EDS by GM in 1984, including GM's remaining carrying value of such purchase adjustments and the accumulated amortization of all such adjustments. The remaining carrying value of such adjustments would be immaterial to EDS' Consolidated Financial Statements.

(a) Reflects the reductions in revenues from GM and its affiliates, which represent the effects of reduced unit billings as provided for under the terms of the IT Services Agreements as applied to actual usage for certain communications and compute activities for the year ended December 31, 1995, as well as certain reduced tax credits.

(b) Reflects additional interest expense attributable to $500.0 million of debt incurred to make the Special Inter-Company Payment, calculated based on the borrowing rate expected to be incurred for such debt, which approximates EDS' 1995 average long-term borrowing rate.

(c) Reflects additional costs as a result of operating as a separate public company, rather than a subsidiary of General Motors. These costs include, among other items, additional insurance coverages, NYSE fees and transfer agent fees.

(d) Reflects the tax impact of pretax income statement adjustments at EDS' effective tax rate of 36%.

(e) Reflects the conversion of each outstanding share of Class E Common Stock into one share of EDS Common Stock. Pro forma earnings per share have been calculated based on the weighted average shares of Class E Common Stock outstanding for the year ended December 31, 1995, adjusted for the following: (i) GM's contribution of approximately 173.2 million shares of Class E Common Stock to the GM Hourly Plan on March 13, 1995; and (ii) GM's issuance of approximately 44.7 million shares of Class E Common Stock between January 1 and February 22, 1996, to satisfy conversion privileges associated with Series C Preference Stock. For purposes of computing pro forma earnings per share for 1995, each of these transactions was treated as if it occurred on January 1, 1995.

(f) Reflects payment of the Special Inter-Company Payment and incurrence of additional debt for the financing thereof.

(g) Reflects the net deferred tax benefits previously allocated to GM.

(h) Reflects the reclassification to EDS treasury stock for GM Class E Common Stock held by EDS as an asset prior to the Split-Off. These shares, which are used to satisfy restricted stock awards as they vest, will be converted to EDS Common Stock in the Merger.

(i) General Motors' equity in its indirect wholly owned subsidiary, EDS (excluding the effects of purchase accounting adjustments relating to General Motors' 1984 acquisition of EDS).

(j) The pro forma balance sheet includes, and the pro forma income statement excludes, the one-time charges of approximately $35.0 million associated with the formulation and implementation of the Split-Off. These charges will be included in EDS' consolidated financial statements for the year ended December 31, 1996. These expenses could impact EDS' effective tax rate to the extent that they are non-deductible for tax purposes.

                EDS SELECTED CONSOLIDATED FINANCIAL INFORMATION

     The following EDS selected consolidated historical financial data have been derived from EDS' Consolidated Financial Statements. Such data should be read in conjunction with the EDS Consolidated Financial Statements (including the notes thereto), which are included as Appendix A to this Current Report, and "EDS Management's Discussion and Analysis of Financial Condition and Results of Operations." The EDS selected consolidated historical financial data as of and for the years ended December 31, 1995, 1994, 1993, 1992 and 1991 have been derived from EDS' Consolidated Financial Statements, which have been audited by KPMG Peat Marwick LLP, independent auditors.

                                                                            AS OF AND FOR THE YEARS ENDED DECEMBER 31,
                                                                      ------------------------------------------------------
                                                                         1995       1994       1993       1992        1991
                                                                      ----------  ---------  ---------  ---------  ---------
                                                                               (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
OPERATING RESULTS
Systems and other contracts revenues
  General Motors and affiliates..................................     $ 3,891.1    $3,547.2   $3,323.7   $3,348.5   $3,362.2
  Outside customers..............................................       8,531.0     6,412.9    5,183.6    4,806.7    3,666.3
                                                                      ---------    --------   --------   --------   --------
    Total revenues...............................................      12,422.1     9,960.1    8,507.3    8,155.2    7,028.5
                                                                      ---------    --------   --------   --------   --------
Costs and expenses
  Cost of revenues...............................................       9,601.6     7,529.4    6,390.6    6,205.8    5,415.1
  Selling, general, and administrative...........................       1,291.5     1,187.1    1,005.4      969.3      761.9
                                                                      ---------    --------   --------   --------   --------
    Total costs and expenses.....................................      10,893.1     8,716.5    7,396.0    7,175.1    6,177.0
                                                                      ---------    --------   --------   --------   --------
Operating income.................................................       1,529.0     1,243.6    1,111.3      980.1      851.5
Interest and other income, net...................................         (62.0)       40.6       20.0       20.7       42.2
                                                                      ---------    --------   --------   --------   --------
Income before income taxes.......................................       1,467.0     1,284.2    1,131.3    1,000.8      893.7
Provision for income taxes.......................................         528.1       462.3      407.3      365.3      330.7
Cumulative effect of accounting change(a)........................            --          --         --         --      (15.5)
                                                                      ---------    --------   --------   --------   --------
Separate Consolidated Net Income (b).............................     $   938.9    $  821.9   $  724.0   $  635.5   $  547.5
                                                                      =========    ========   ========   ========   ========
Average number of shares of Class E Common Stock outstanding
  (Numerator) (b)................................................         404.6       260.3      243.0      209.1      195.3
Class E Dividend Base (Denominator) (b)..........................         483.7       481.7      480.6      479.3      478.1
Available Separate Consolidated Net Income (b)...................     $   795.5    $  444.4   $  367.2   $  278.4   $  223.6
Earnings per share attributable to Class E Common Stock (b)......          1.96        1.71       1.51       1.33       1.14
Dividends per share of Class E Common Stock (b)..................          0.52        0.48       0.40       0.36       0.32

BALANCE SHEET DATA
Cash and marketable securities...................................     $   638.6    $  757.8   $  607.5   $  587.9   $  415.8
Current assets...................................................       4,381.5     3,354.1    2,506.8    2,157.0    1,945.6
Total assets (c).................................................      10,832.4     8,786.5    6,942.1    6,123.5    5,703.2
Current liabilities..............................................       3,261.4     2,873.2    2,160.4    1,903.1    2,396.7
Long-term debt...................................................       1,852.8     1,021.0      522.8      561.1      281.9
Stockholder's equity (c)(d)......................................       4,978.5     4,232.5    3,617.4    3,063.4    2,610.3

OTHER DATA
Depreciation and amortization....................................     $ 1,107.8    $  771.1   $  626.8   $  603.2   $  524.4
Expenditures for property and equipment..........................       1,261.5     1,186.0      816.4      639.0      673.2

_________

(a) Effective January 1, 1991, General Motors and its subsidiaries (including
    EDS) adopted SFAS No. 109, "Accounting for Income Taxes." The cumulative effect of this accounting change at January 1, 1991 was a charge of $15.5 million, of which $6.1 million, or $0.03 per share, was attributable to Class E Common Stock.

(b) Calculated for purposes related to the Class E Common Stock, which will be converted into EDS Common Stock on a one-for-one basis pursuant to the Split-Off.

(c) Holders of Class E Common Stock have no direct rights in the equity or assets of EDS, but rather have rights in the equity and assets of General Motors (which include 100% of the stock of EDS).

(d) General Motors' equity in its indirect wholly owned subsidiary, EDS (excluding the effects of purchase accounting adjustments relating to General Motors' 1984 acquisition of EDS).

                  EDS MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

     EDS is a provider of IT services using computer and communication technologies to meet the business needs of its clients. EDS offers its clients a continuum of services, including the management and operation of computers, networks, information systems, information processing facilities, business operations, and related personnel, as well as management consulting services.


EFFECT OF THE SPLIT-OFF

     In connection with the Split-Off, the Master Services Agreement will be entered into between EDS and General Motors with respect to IT services to be provided after the Split-Off and the Special Inter-Company Payment will be made by EDS.

     The IT Services Agreements contemplate that EDS will continue to serve as General Motors' principal supplier of IT services for an initial term of ten years, which may be extended by agreement of the parties, and that the IT services to be provided by EDS after the Split-Off will generally be similar to those provided to General Motors under the Existing IT Services Agreements. Under the terms of the IT Services Agreements, certain of the Existing IT Services Agreements applicable to particular units, sectors or other organizations within General Motors will be extended for additional terms of between approximately one and three years beyond their current expiration dates. In addition, EDS will provide certain plant floor automation services in North America to GM that it has not previously provided. The IT Services Agreements also provide that certain significant changes will be made to the pricing and terms under which EDS will provide IT services to General Motors after the Split-Off. Among other things, the IT Services Agreements provide that the rates charged by EDS to General Motors for certain information processing activities and communications services will be reduced and that the parties will work together to achieve increased targets for structural cost reductions. General Motors will also be given the right to competitively bid and, subject to certain restrictions, outsource a limited portion of its IT service requirements to third party providers. In addition, beginning in 1997, the payment terms relating to IT services provided by EDS will be revised over a two-year period to extend the due dates for payments from General Motors. See "Relationship between General Motors and EDS--Post Split-Off Arrangements--IT Services Agreements."

     Based on currently available information and assuming that the IT Services Agreements had been effective as of January 1, 1996, EDS believes that revenues generated from services performed for General Motors in 1996 would be slightly lower than those generated from such services in 1995. In addition, EDS expects that the contemplated changes in its arrangements with GM could reduce its 1996 earnings per share by as much as $0.07 to $0.14 (including $0.03 in the first quarter of 1996). The long-term impact of the terms of the IT Services Agreements cannot be precisely quantified at present, although such terms may have an adverse effect on operating margins unless EDS is able to effect reductions in the costs of providing services to General Motors. Although EDS plans to implement certain cost reduction measures, there can be no assurance as to the extent, if any, to which such measures will mitigate the possible adverse impact on its operating margins. In general, there can be no assurance that the terms of the IT Services Agreements would not have a material adverse effect in the long term on the results of operations of EDS. For additional information regarding the IT Services Agreements, see "Relationship Between General Motors and EDS--Post-Split-Off Arrangements--IT Services Agreements" and "Business of EDS--Revenues."

     The Special Inter-Company Payment will be paid by EDS to GM at such time, if any, as the Split-Off occurs. The amount of the Special Inter-Company Payment will be $500.0 million. Interest costs related to the Special Inter-Company Payment are expected to be approximately $.03 per share in 1996. In addition to the Special Inter-Company Payment, EDS expects to incur approximately $35.0 million, or approximately $.05 per share in 1996, of one-time costs in connection with the formulation and implementation of the Split-Off. Certain of these costs will be incurred only if the Split-Off is consummated. In arriving at the amount of the $500.0 million Special Inter-Company Payment, the parties took into account the fact that in the Separation Agreement GM would provide EDS an allowance of $50 million relating to the resolution of various uncertain, contingent or other matters arising out of the separation of GM and EDS.

     Statements about the effect of the Transactions and the impact of the IT Services Agreements after the Split-Off are forward-looking statements which by their nature are subject to numerous uncertainties that could cause actual results to vary.


RESTRUCTURING ACTIVITIES

     On April 1, 1996, EDS announced that it is taking certain actions and considering others to maintain and improve operating efficiencies and accelerate EDS' move towards ''user-centered'' computing. In connection therewith, EDS also announced the implementation of a voluntary early retirement offer and involuntary severance arrangements affecting between 4,000 and 5,000 employees and designed to both reduce labor costs and change the skill mix of EDS' workforce. Communication of terms of these arrangements to employees began on April 1 and will continue during the second quarter of 1996. It is expected that substantially all of these workforce reductions would be completed by December 1996.

     As part of its overall goal to improve operating efficiencies, EDS is also in the process of evaluating certain aspects of its business to identify any redundant facilities and related assets which may no longer fit its long-term strategic objectives. Accordingly, the actions under consideration could include the elimination by EDS of certain business functions and consolidation of certain related facilities.

     EDS will incur a pre-tax non-recurring charge in the second quarter of 1996 in connection with the restructuring actions discussed above. The amount of the aggregate charge (including the employee related actions, asset writedowns, and other actions being considered) will depend on the number of employees who elect to accept early retirement offers and the determination of which EDS business functions and related facilities would be eliminated or consolidated. EDS estimates that all such actions could result in an aggregate pre-tax non-recurring charge in the second quarter of 1996 in the range of $500.0 million to $750.0 million (between $.66 and $.99 per share, after tax). A portion of the contemplated charge will be of a non-cash nature, the amount of which has not yet been determined. EDS expects that any restructuring actions implemented by it will result in savings commencing in the second half of 1996. The restructuring activities discussed above are not contingent upon approval or consummation of the Split-Off.

     Statements about the effect of EDS' actions and the possible amount of a non-recurring charge are forward-looking statements which by their nature are subject to numerous uncertainties that could cause actual results to vary.


RESULTS OF OPERATIONS

  Three Years Ended December 31, 1995, 1994 and 1993

     Revenues. EDS conducts its sales, marketing and service activities on a global basis through business units that focus both geographically and vertically along the lines of specified industries. The following table summarizes EDS' systems and other contracts revenues in each geographic operating segment for each of the years ended December 31, 1995, 1994 and 1993:

                     SYSTEMS AND OTHER CONTRACTS REVENUES
                                 (IN MILLIONS)


                                                             1995       1994       1993
                                                          ---------   --------   --------
        Outside Customers:
            United States.............................    $ 5,794.9   $4,611.2   $4,004.5
            Europe....................................      2,001.5    1,308.1      911.6
            Other.....................................        734.6      493.6      267.5
                                                          ---------   --------   --------
                Total Outside Customers...............      8,531.0    6,412.9    5,183.6
                                                          ---------   --------   --------
        GM and Affiliates:
            United States.............................      2,926.1    2,764.4    2,574.5
            Europe....................................        659.2      523.4      511.2
            Other.....................................        305.8      259.4      238.0
                                                          ---------   --------   --------
                Total GM and Affiliates...............      3,891.1    3,547.2    3,323.7
                                                          ---------   --------   --------
        Total Systems and Other Contracts Revenues....    $12,422.1   $9,960.1   $8,507.3
                                                          =========   ========   ========
        Percentage of Total Revenues:
            Outside Customers.........................        69%        64%        61%
            GM and Affiliates.........................        31         36         39
                                                             ---        ---        ---
                Total.................................       100%       100%       100%
                                                             ===        ===        ===

     Total revenues increased 25% in 1995 to $12,422.1 million from $9,960.1 million in 1994, which represented a 17% increase over 1993 total revenues of $8,507.3 million. Revenues from customers other than General Motors and its affiliates (outside customers) grew 33% in 1995 to $8,531.0 million, compared to a 24% increase in 1994 from $5,183.6 million in 1993. Total revenues related to GM and its affiliates were $3,891.1 million, $3,547.2 million, and $3,323.7 million in 1995, 1994 and 1993, respectively. The percentage of EDS' total revenues generated from GM and its affiliates declined to 31% in 1995 from 36% in 1994 and 39% in 1993. EDS expects this trend to continue as revenues from outside customers continue to grow.

     Total domestic revenues from outside customers increased 26% from $4,611.2 million in 1994 to $5,794.9 million for 1995. This compares with growth rates of 15% in 1994 and 8% in 1993. The increase in 1995 was attributable to full-year revenues on contracts which began in late 1994 and to revenues related to acquisitions, primarily the A.T. Kearney acquisition in August 1995. Domestic revenues from outside customers in 1994 increased over 1993 results due to revenues associated with new contracts signed in 1993 and 1994.

     During 1995, non-U.S. revenues from outside customers increased $934.4 million compared with an increase of $622.6 million in 1994 from $1,179.1 million in 1993. Growth in revenues from outside customers in Europe increased $693.4 million in 1995 from revenues associated with new contracts signed during 1994 and 1995, as well as certain acquisitions which occurred in late 1994 or 1995. In 1994, non-U.S. revenues from outside customers in Europe increased $396.5 million, or 43%, to $1,308.1 million.

     Other non-U.S. revenues from outside customers grew $241.0 million over 1994, to $734.6 million due to new contracts signed in Asia/Pacific and Canada, as well as full-year revenues from acquisitions in New Zealand which occurred in 1994. Other non-U.S. revenues from outside customers in 1994 was up $226.1 million over 1993 due in part to business in Japan and New Zealand.

     The following summary table sets forth the percentage of revenues for each of the years in the three-year period ended December 31, 1995, derived from EDS' principal industry areas.

                                                              PERCENTAGE OF REVENUES
                                                                FOR THE YEARS ENDED
        INDUSTRY AREA                                              DECEMBER 31,
        -------------                                        -------------------------
                                                              1995     1994     1993
                                                             -------  -------  -------
        Manufacturing.......................................    47%      49%      51%
        Financial Services..................................    14       14       15
        Government..........................................    12       10       10
        All others individually less than 10%...............    27       27       24
                                                              ----     ----     ----
                                                               100%     100%     100%
                                                              ====     ====     ====



     Other than General Motors, no one client accounted for more than 5% of EDS' total revenues in 1995, 1994, or 1993. GM business, which has historically grown at a slower rate than business from outside customers, is included in the Manufacturing industry area. The Government industry area has grown due to, among other reasons, EDS' success in selling to newly privatized sectors in Europe.

     Costs and Expenses. Cost of revenues as a percentage of systems and other contracts revenues was 77% in 1995, compared with 76% in 1994 and 75% in 1993. Cost as a percentage of revenues has increased due to higher labor costs for skilled workforce and pricing pressures as a result of the increasingly competitive environment in which EDS operates. The increasingly competitive environment in which EDS operates results in part from a long-term trend of convergence occurring in the computing, communications and media/entertainment sectors of the information industry. EDS is addressing this environment in part through expected efficiencies to be gained from its restructuring activities described above and its value-added business approach. See "--Restructuring Activities" and "Business of EDS." Selling, general and administrative expenses increased 9% in 1995 to $1,291.5 million from $1,187.1 million in 1994, which increased 18% from 1993. Selling, general and administrative expenses were 10% of systems and other contracts revenues in 1995, down from 12% in 1994 and 1993 due to the fixed nature of certain of these costs.

     Operating Income. Operating income increased $285.4 million to $1,529.0 million in 1995. Operating income was $1,243.6 million and $1,111.3 million for 1994 and 1993, respectively. Operating margins declined from 12.5% in 1994 to 12.3% in 1995 due to the aforementioned changes in costs and expenses, as well as increased reserves for certain customer receivables. The 1993 operating margin was 13.1%.

     Interest and Other Income, net. Interest and other income, net, decreased $102.6 million in 1995 to $(62.0) million, compared with $40.6 million in 1994 and $20.0 million in 1993. The primary reason for the decrease in 1995 was due to increased interest expense. Interest expense increased to $120.8 million in 1995, compared with $51.7 million in 1994 and $34.5 million in 1993. The increase in 1995 resulted from interest associated with the issuance of $350.0 million of 6.85% notes due May 15, 2000 (the "Five-year Notes") and $300.0 million of 7.125% notes due May 15, 2005 (the "Ten-year Notes"), as well as from other borrowings. These borrowings were used for general corporate purposes, including the repayment of outstanding commercial paper borrowings, property and equipment expenditures, acquisitions, and other contract-related investments to support business growth. Interest and other income decreased from $92.3 million in 1994 to $58.8 million in 1995 primarily due to lower interest income on notes receivable and the recognition of other than temporary declines in the fair value of certain investment securities.

     Income Taxes. The effective income tax rate was 36% in 1995, 1994 and 1993.

     Net Income. EDS' Separate Consolidated Net Income increased 14% to $938.9 million in 1995, compared with $821.9 million for 1994 and $724.0 million in 1993. Earnings per share attributable to Class E Common Stock increased

15% to $1.96 per share in 1995 and 13% to $1.71 per share in 1994, based on EDS' Available Separate Consolidated Net Income as described in Note 1 to EDS' Consolidated Financial Statements.

     EDS and its customers may, from time to time, modify their contractual arrangements. For customer contracts accounted for under the percentage of completion method, such changes would be reflected in results of operations as a cumulative change in accounting estimate in the period the revisions are determined.

     Seasonality and Inflation. EDS' revenues vary over the calendar year, with the fourth quarter generally reflecting the highest revenues for the year due to certain EDS services that are purchased more heavily in the fourth quarter as a result of the spending patterns of several customers. In addition, revenues have generally increased from quarter to quarter as a result of new business added throughout the year. EDS believes that inflation generally had little effect on its results of operations for each of the years ended December 31, 1995, 1994, and 1993.


FINANCIAL POSITION

     Assets. In 1995, EDS' total assets increased to $10,832.4 million, a 23% increase over total assets of $8,786.5 million at December 31, 1994. This change represents increases in accounts receivable and property and equipment for contract-related investments and an increase in intangible assets related to acquisitions, primarily the acquisition of A.T. Kearney. Accounts receivable from outside customers increased $789.9 million due to more competitive contract terms, receivables acquired in the A.T. Kearney acquisition ($149.3 million), and an increase in unbilled receivables on newer contracts.

     At December 31, 1995, EDS held cash and cash equivalents of $548.9 million, had working capital of $1,120.1 million, and a current ratio of 1.3-to-1. This compares to $480.9 million in working capital and a 1.2-to-1 current ratio at December 31, 1994.

     On August 31, 1995, EDS acquired A.T. Kearney, a Chicago-based international management consulting firm. At the acquisition date, EDS paid approximately $113 million in cash and $162 million in short and long-term notes to A.T. Kearney shareholders in connection with this acquisition. Additionally, the terms included restricted stock grants of approximately 6.6 million shares of Class E Common Stock, which will vest over a ten-year period for certain A.T. Kearney personnel remaining with EDS. Prior to December 31, 1995, EDS retired $80.9 million of short-term notes related to the acquisition. After the acquisition, EDS' Management Consulting Services unit was combined with A.T. Kearney to create a new wholly owned subsidiary operating under the A.T. Kearney brand.

     Return on assets was 9.6% in 1995, compared with 10.5% for 1994 and 11.1% for 1993. Return on assets has declined due to the increasing capital intensity of EDS' business and increased contract-related investments in computers and telecommunications equipment, software, and other property and equipment. Additionally, EDS' results for the year ended December 31, 1995, include the results of A.T. Kearney's operations only since the acquisition date.

     Liabilities and Stockholder's Equity. Total liabilities increased in 1995 to support business growth and as a result of the issuance of EDS' Five-year and Ten-year Notes. Additionally, EDS revised its agreement with a syndicate of banks, which increased EDS' committed lines of credit to $2,500.0 million. Total debt was $2,100.6 million and $1,224.4 million at December 31, 1995 and 1994, respectively, which consisted of long- and short-term notes payable. The total debt-to-capital ratio (which includes current notes payable as a component of capital) was 29.7% at December 31, 1995, and 22.4% at December 31, 1994. The ratio of noncurrent debt-to-capital was 27% at December 31, 1995, and 19% at December 31, 1994. At December 31, 1995, EDS had unused uncommitted short-term lines of credit totaling $728.2 million and unused committed lines of credit of $2,500.0 million. The unused committed lines of credit of $2,500.0 million serve as a backup facility for EDS' commercial paper borrowings. At December 31, 1995, EDS had total committed lines of credit of $2,515.5 million.

     Stockholder's equity was $4,978.5 million at December 31, 1995, and $4,232.5 million at December 31, 1994. Return on stockholder's equity was 20.4% in 1995, compared with 20.9% in 1994 and 21.7% in 1993.

     New Accounting Standards. The Financial Accounting Standards Board (FASB) has issued Statement of Financial Accounting Standards (SFAS) No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of, which will become effective for fiscal years beginning in 1996. This Statement requires that long-lived assets and certain identifiable intangibles to be held and used be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable, and for the measurement of loss to be based on the fair value of the asset. In addition, long-lived assets and certain identifiable intangibles to be disposed of are generally to be reported at the lower of the carrying amount or fair value less selling costs.

     As discussed above, EDS is in the process of evaluating certain aspects of its business to identify any redundant facilities and related assets which may no longer fit its long-term strategic objectives. Since this evaluation is not expected to be completed until the second quarter of 1996, EDS believes the effects of initially adopting SFAS No. 121 as of January 1, 1996 will be immaterial to its consolidated financial statements.

     The FASB has issued SFAS No. 123, Accounting for Stock-Based Compensation, which will become effective for fiscal years beginning in 1996. EDS intends to remain on Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, for the preparation of its basic consolidated financial statements and provide pro forma disclosures as if the SFAS No. 123 fair value method had been applied. Accordingly, EDS expects no impact on the basic consolidated financial statements upon adoption of this Statement.

     Foreign Exchange Risk Management. The translation effects of changes in exchange rates on EDS' Consolidated Financial Statements can be found in the consolidated stockholder's equity currency translation adjustment in Note 10 and in the effect of exchange rate changes on cash and cash equivalents in the EDS consolidated statements of cash flows. The disclosure of nonfunctional currency transactions gains (losses) is contained in the "Summary of Significant Accounting Policies" in Note 1. All other effects of changes in exchange rates on EDS' consolidated financial statements are immaterial due to the general nature of EDS' business and its risk management strategies described below. EDS' foreign subsidiaries conduct nearly all aspects of their respective operations using their respective functional currencies. Accordingly, such operations are not expected to yield significant currency risks.

     EDS hedges predominantly all its transaction risk associated with material monetary assets and liabilities denominated in currencies other than the U.S. dollar. EDS does not hedge the foreign exchange risk related to either the translation of foreign earnings into U.S. dollars or the translation of its net investment in foreign subsidiaries into U.S. dollars. EDS has no material unhedged monetary assets or liabilities denominated in currencies other than its foreign operations' functional currencies.

     EDS conducts business in the United States and approximately 40 other countries. EDS' most significant foreign currency transaction exposures relate to Canada, Western European countries (primarily Germany, the United Kingdom, Italy, the Netherlands and Switzerland) and New Zealand. EDS manages the foreign exchange transaction exposure resulting from its multinational operations primarily by utilizing short-term forward contracts which are used to hedge the aggregate net exposure in each currency. Derivatives involve, to varying degrees, elements of credit risk in the event a counterparty should default and market risk as the instruments are subject to rate and price fluctuations. Credit risk is managed by dealing solely with major commercial banks with high quality credit and, therefore, EDS management does not expect to incur any cost due to counterparty default. Market risk is inherently limited by the fact that EDS holds offsetting asset or liability positions. Pursuant to its prescribed policies, EDS does not hold or issue financial instruments for trading purposes.

LIQUIDITY AND CAPITAL RESOURCES

     For the year ended December 31, 1995, net cash provided by operating activities was $1,259.0 million, down $273.5 million from the same period in 1994 due to increases in accounts receivable, including an increase in receivables from GM and its affiliates. For the year ended December 31, 1994, net cash provided by operating activities was $1,532.5 million, up $111.5 million from 1993, due in part to increases in accounts payable and accrued liabilities. Net cash provided by operating activities for 1993 consisted of depreciation and amortization as well as increases in working capital items.

     For the year ended December 31, 1995, net cash used in investing activities increased $241.8 million, to $1,781.5 million when compared to the same period for 1994. Net cash used in investing activities increased $472.0 million, to $1,539.7 million in 1994, from $1,067.7 million in 1993. Consistent with the increasing capital intensity of EDS' business, cash used in investing activities consisted largely of payments for purchases of property and equipment of $1,261.5 million, $1,186.0 million, and $816.4 million in 1995, 1994, and 1993, respectively. Additionally, EDS used cash for investments in leases and other assets and for payments related to acquisitions.

     Net cash provided by financing activities was $465.1 million for the year ended December 31, 1995, up $258.6 million from the corresponding period in 1994 due in part to the issuance of long-term debt and notes payable, particularly the issuance of the Five-year Notes and the Ten-year Notes. For the year ended December 31, 1994, net cash provided by financing activities was $206.5 million, compared with cash used in financing activities of $378.2 million in 1993. EDS paid cash dividends to GM totaling $251.3 million, $231.1 million, and $192.1 million in 1995, 1994, and 1993, respectively.

     EDS expects that its principal uses of funds for the foreseeable future will be for capital expenditures, debt repayment, working capital and costs associated with the Split-Off, as well as the payment of the Special Inter-Company Payment to General Motors. Capital expenditures may consist of purchases of computer and telecommunications equipment, buildings and facilities, land, and software, as well as acquisitions. EDS' projected capital expenditures for 1996 are approximately $1,400.0 to $1,700.0 million. However, actual capital expenditures will depend to a significant extent on the level of acquisition and joint venture activities by EDS, as well as capital requirements for new business. EDS anticipates that cash flows from operations and unused borrowing capacity under its existing lines of credit will provide sufficient funds to meet its needs for at least the next year.

     The Existing IT Services Agreements provide for GM to pay EDS on the 15th day of the month in which services are provided with respect to a substantial portion of services. Under the IT Services Agreements, there will be a transition over a two-year period, beginning in 1997, to payment on the 20th day of the month following service for all agreements which do not already have payment terms at least that favorable to GM. See "Relationship Between General Motors and EDS-Post-Split-Off Arrangements-IT Services Agreements-Payment Terms." These revised payment terms are expected to result in an increase in EDS' working capital requirements. EDS will obtain the funds for this working capital impact and for the Special Inter-Company Payment through borrowings under its existing commercial paper or bank credit facilities. EDS currently anticipates that it may seek to refinance such commercial paper or bank borrowings as part of its general plan to extend maturities of its indebtedness.

     The competitive environment and changing market forces are increasing the capital intensity of EDS' business. Increasing amounts of capital will be required by EDS in order to make investments in acquisitions, joint ventures and strategic alliances in other parts of the information industry and in new product development. In addition, information technology customer contracts frequently require investments in computers and telecommunications equipment, software, and other property, plant and equipment. For these reasons, EDS' ability to continue to access the capital markets on an efficient basis will become increasingly important to its ability to compete effectively.

     The Split-Off is intended, among other things, to afford EDS more flexible access to capital markets to meet its growing needs without regard to competing considerations of GM and its affiliates. Following the Split-Off, EDS may over time incur substantially more debt than it has while a subsidiary of GM. As a result, EDS' financial leverage may increase in the future. To the extent that EDS would become more highly leveraged following the Split-Off, EDS may be required to pay higher interest rates on its outstanding borrowings. In order to provide the funds necessary for EDS' future acquisition and expansion goals, EDS expects that it might incur, from time to time, additional bank financing and/or issue equity or debt securities, depending on market and other conditions.


                                BUSINESS OF EDS

GENERAL

     EDS is a world leader in applying IT, with over 30 years of experience in using advanced computer and communications technologies to meet the business needs of its clients.

     Electronic Data Systems Holding Corporation was incorporated in Delaware in 1994 for the purpose of holding the capital stock of Electronic Data Systems Corporation, which was incorporated in Texas in 1962. General Motors acquired all of the capital stock of Electronic Data Systems Corporation in October 1984. Prior to that time, Electronic Data Systems Corporation had been an independent, publicly held corporation. In December 1995, Electronic Data Systems Holding Corporation formed a new wholly owned subsidiary, Electronic Data Systems Intermediate Corporation, a Delaware corporation, to which it contributed all of the capital stock of Electronic Data Systems Corporation.

     Thus, as of the date hereof, Electronic Data Systems Holding Corporation owns all of the capital stock of Electronic Data Systems Intermediate Corporation, which in turn owns all of the capital stock of Electronic Data Systems Corporation. Immediately prior to the Split-Off, (i) Electronic Data Systems Intermediate Corporation will be merged with and into Electronic Data Systems Holding Corporation and (ii) Electronic Data Systems Corporation will be merged with and into Electronic Data Systems Holding Corporation and, pursuant to such merger, Electronic Data Systems Holding Corporation will be renamed "Electronic Data Systems Corporation." Unless the context otherwise requires, references herein to EDS give effect to the transactions described in the preceding sentence and include Electronic Data Systems Corporation and its subsidiaries.

     EDS' principal executive offices are located at 5400 Legacy Drive, Plano, Texas 75024-3105 (telephone number (214) 604-6000).


STRATEGY

     EDS' strategy is to offer a full range of IT services to enterprises, government entities and individuals worldwide. These services include management consulting, systems development, systems integration, systems management and process management. EDS' organizational structure is designed to offer the full range of services on a global basis through business units that focus along the lines of specified industries, such as manufacturing, financial services, government, communications, health, travel and transportation, and energy, as well as geographically, such as on the Americas, Europe, and Asia/Pacific and Japan. Each business unit is further organized into separate, more focused business units within the relevant industry or geography. EDS seeks to leverage its knowledge and resources for its individual customers by drawing from the many industries and skill sets available across a wide range of geographies. EDS believes its organizational structure enables it to better focus on and use the knowledge gained from the industries and geographies in which its customers operate and therefore better serve its customers and its customers' customers.

     EDS seeks to continue its leadership position in the IT industry through increased globalization and expanded product and service offerings. The percentage of EDS' revenues outside the United States has increased from 18% in 1990 to 30% in 1995, and the number of countries in which EDS operates has increased from 28 in 1990 to 40 in 1995.

EDS believes that corporations are becoming increasingly globalized because other companies enter their markets from other geographies or they desire to expand into additional geographies. This trend is fostered by advancements in communications technology which compress time and distance. EDS intends to continue to capitalize on the general trend toward convergence of the world's markets by enhancing its capability through expanded service offerings as well as through strategic alliances with global partners and distributors. The acquisition of A.T. Kearney in 1995, which expanded EDS' capabilities along a range of industries, skill sets and regions, is an example of such strategic growth.

     EDS seeks to create value by imbedding more information content into the products and services it delivers. By creating "smart" systems, or systems with built-in flexibility, EDS can enhance the quantity and type of information available to a customer, increase the value of that information to the customer and better enable the customer to take full advantage of that information for its business needs.

     EDS believes that as the trend toward the individualization of products and services accelerates, the ability to customize the delivery of information to the individual consumer will become increasingly important. This trend is evidenced by the growth of the internet and electronic commerce markets. EDS anticipates building the tools, capabilities and offerings to be a significant participant in the internet and electronic commerce markets. EDS' delivery of services to these markets, which include the home banking and home shopping markets, is generally to the consumer through EDS' customer.


SERVICES

     EDS offers its clients a continuum of services worldwide, including the management of computers, networks, information systems, information processing facilities, business operations and related personnel, providing to its clients advantages in cost-effectiveness, speed of implementation and state-of-the-art technology. In delivering this continuum of services, EDS generally performs one or more of five basic functions:

     . MANAGEMENT CONSULTING SERVICES. Through its A.T. Kearney subsidiary, EDS offers management consulting services, including business and market strategy, benchmarking and best practices analysis, business process reengineering, manufacturing and operations improvement, organizational effectiveness, global sourcing and logistics and supply change management.

     . CREATION OF IT SYSTEMS-SYSTEMS DEVELOPMENT. EDS designs, develops and implements information systems or adds features that may increase the capabilities of existing systems.

     . ASSEMBLY OF IT PLATFORMS-SYSTEMS INTEGRATION. EDS selects technologies and assembles integrated systems that may include software, hardware, telecommunications and systems support and maintenance.

     . MANAGEMENT OF IT OPERATIONS-SYSTEMS MANAGEMENT. EDS assumes and manages the operation of part or all of a client's IT operations, which may include equipment, personnel, information processing systems and communications networks.

     . MANAGEMENT OF BUSINESS OPERATIONS-PROCESS MANAGEMENT. EDS manages an entire business function within the client's enterprise, which may include IT operations as well as other activities such as remittance processing, marketing, sales, customer service and training.

     EDS is able to leverage its extensive technical infrastructure and other numerous resources to offer IT services at clients' sites or through large scale information processing centers or specialized distributed service centers located worldwide. EDS' digital telecommunications network, EDSNET(R), is capable of worldwide transmission of clients' voice, digital and video data using the integrated fiber optic, microwave and satellite facilities of what EDS believes is one of the world's largest digital telecommunications networks, excluding government networks and common carriers.

EDS constantly examines and tests computer hardware and software offered by suppliers worldwide as part of its efforts to assess and use in its operations, and offer to EDS' clients, the technological changes that continuously occur within the computer industry, including developments in distributed computing and client/server architecture. EDS has developed computer-aided software engineering ("CASE") tools to assist in generating new software to keep pace with rapidly evolving strategies involving hardware technologies and information processing theories and to facilitate the rapid deployment of its products and services to the market.


BUSINESS AREAS

     EDS conducts its sales, marketing and service activities on a global basis through business units that focus both geographically and vertically along the lines of specified industries. By combining the skills of an industry-focused business unit with a geographic business unit, EDS is able to respond to a client's requirements with people who are knowledgeable about a specific industry and the client's business.

     Additionally, certain services provided by EDS to all clients are concentrated in specific service units. These service units provide electronic transfer, microcomputer technology, computer assisted design, manufacturing and engineering ("CAD," "CAM" and "CAE") and other services to EDS' clients in coordination with the business units having primary responsibility for a particular client.

     The industry areas to which EDS provides IT services can be broadly categorized as follows:

     . MANUFACTURING. EDS assists numerous manufacturing companies in their worldwide operations and in their implementation of global competitive strategies, providing them with advanced capabilities in information processing, information management and telecommunications. EDS offers manufacturing clients expertise in electronic data interchange, engineering information systems, integrated document processing, inventory control, materials handling, process control, synchronous manufacturing, artificial intelligence techniques and capabilities in CAD/CAM/CAE on an integrated basis.

     . GOVERNMENT. EDS performs IT services for national, state and local governments in the U.S. and around the world. At the national level, EDS targets its services at both civil and defense organizations with complex, large-scale information needs. Within state and local governments, key markets of EDS include human services, transportation, public safety and administration and finance. EDS' core competency for managing complexity and its proven ability to leverage process performance improvement techniques and technologies from the private sector into the public sector has allowed EDS to expand its government presence worldwide.

     . FINANCIAL SERVICES. EDS offers a full range of IT services to the global financial services industry. The industry's expansion of products and services has led to an unprecedented dependence on IT and its integration with a financial institution's business processes and strategy. Through strategic alliances and acquisitions, EDS has positioned itself to support a wide range of industry segments, including commercial banks, consumer finance companies, commercial insurance companies, investment banks, regional and community banks, credit unions, brokerage and securities firms, thrifts and mortgage lenders. EDS' services are augmented by a full range of industry-specific products and services, including data processing, automated teller machines ("ATMs"), debit and credit card services, voice and teller automation, item and remittance processing, crossborder funds transfer and currency exchange, consumer asset management, customer service technology, remote/home banking and business-process improvement.

     . COMMUNICATIONS. EDS offers a full spectrum of IT services to the global communications market in addition to industry specific technology platforms tailored to the information needs of each industry segment. These services include clearinghouse, roaming and billing services and systems for the wireless industry, information management and billing systems for the cable television industry, and operational support systems and billing systems for the telecommunications industry. EDS also offers multimedia-based services designed to satisfy the predicted demand of emerging full service network operators within the interactive multimedia segment.

     . HEALTH. EDS offers IT services to companies in the health care industry, providing the management of information required in this highly regulated industry in a rapidly-changing, record-intensive environment. EDS' services go beyond traditional outsourcing and include solution sets to improve specific business areas, including sales and marketing, customer service and claims management.

     . TRAVEL AND TRANSPORTATION. EDS' travel and transportation group offers IT services to customers worldwide in the air transportation, freight, computer reservation system, vehicle rental, travel agency, cruise line and hospitality industries. EDS' IT services to these industries are designed to meet customer requirements for reducing operating costs, improving quality and increasing responsiveness to rapidly changing market conditions.

     . ENERGY. EDS provides IT services on a global basis to companies in the petroleum, natural gas, chemical, pharmaceutical, mining and utility industries. EDS' services in the energy industry are intended to improve inventory control, reduce time to market, lower product cost, improve rate case approval, improve capacity planning and increase efficiency in regulatory and environmental compliance.

     In certain of these markets, EDS provides services, such as ATM and travel related services, directly to individual consumers.


ACQUISITIONS AND STRATEGIC ALLIANCES

     From time to time EDS has made acquisitions and entered into strategic alliances in an effort to obtain a competitive advantage or a new or expanded presence in targeted geographic or service markets. For example, EDS acquired the domestic and international management consulting business of A.T. Kearney in August 1995. A.T. Kearney is one of the world's leading international management consulting and executive search firms serving clients throughout the world.

     EDS believes that a convergence of the computing and software, communication, media and entertainment and electronic commerce industries is occurring and will continue. As a result, acquisitions, joint ventures and strategic alliances are expected to be increasingly important to EDS' ability to compete effectively. See "Risk Factors Regarding EDS after the Split-Off-No Assurance of Strategic Alliances and Other Business Opportunities," "Special Factors-Purposes of the Split-Off" and "-Competition."


REVENUES

     EDS receives fees for all aspects of its continuum of services. The fees are generally paid pursuant to predetermined rates set forth in contracts. Contracts with respect to non-General Motors business generally have terms of one to 10 years.

     EDS' total revenues grew from $786 million in its 1984 fiscal year (the last full fiscal year before General Motors' acquisition of EDS) to $12.4 billion in 1995. Although revenues attributable to General Motors and its affiliates have increased from 1985 to 1995, they have decreased as a percentage of total revenues from approximately 70% in 1985 to approximately 31% in 1995 as a result of the rapid revenue growth of EDS' outside (non-General Motors) business. As a percentage of total revenues, revenues attributable to EDS' outside business have increased from approximately 30% in 1985 to approximately 69% in 1995.

     The following table sets forth the percentage of revenues for each of the years in the three-year period ended December 31, 1995 derived by EDS from the identified principal business areas.

                                                         PERCENTAGE OF REVENUES
                BUSINESS AREA                      FOR THE YEARS ENDED  DECEMBER 31,
                -------------                      ---------------------------------
                                                     1995         1994         1993
                                                     ----         ----         ----
           Manufacturing .........................     47%          49%         51%
           Financial Services.....................     14           14          15
           Government.............................     12           10          10
           Communications.........................      8            7           6
           Health.................................      7            8           8
           Travel and Transportation..............      4            4           5
           Energy.................................      3            4           4
           Other..................................      5            4           1
                                                     ----         ----        ----
                    Total.........................    100%         100%        100%
                                                     ====         ====        ====

     Other than General Motors, no one client accounted for more than 5% of EDS' total revenues in 1995, 1994 or 1993. See "EDS Management's Discussion and Analysis of Financial Condition and Results of Operations-Revenues."


SERVICES FOR GENERAL MOTORS

     Approximately 31% of EDS' total revenues in 1995 was attributable to General Motors and its affiliates. EDS provides substantially all of the worldwide data processing and telecommunications activities for General Motors and its affiliates (other than Hughes, with the exception of its subsidiary, Delco), including integrated information systems for payroll, health and benefits, office automation, communications and plant automation functions. The loss of General Motors as an ongoing major customer of EDS would have a material adverse effect on EDS. See "Risk Factors Regarding EDS after the Split-Off-Dependence on Major Customer; Changes in Pricing and Terms." The IT services to be provided by EDS under the IT Services Agreements will generally be similar to those provided to General Motors under the Existing IT Services Agreements. See "Relationship Between General Motors and EDS-Post-Split-Off Arrangements-IT Services Agreements."


BACKLOG

     EDS' backlog represents an estimate of the remaining future revenue from existing signed contracts. Using the best available information, EDS determines this estimate on an annual basis as of December 31 of each year. The estimate includes contracts with non-GM customers which have a term of 12 months or longer and is calculated for each of the next ten years plus a summary amount for contracts with terms extending beyond such ten-year period. EDS historically has not included estimates for future revenues from General Motors and its subsidiaries because of the intercompany relationships with these entities as well as the ongoing nature of the Existing IT Services Agreements. The EDS backlog estimate includes revenues expected under current terms of executed contracts, revenues from government contracts in which quantities are not definite but estimable, and a risk-adjusted estimate of renewals and extensions for those contracts which contain renewal or extension provisions.

     Changes in the backlog calculation from year to year result from (i) additional revenue from the signing of new contracts, (ii) reduction in revenue from fulfilling contracts during the most recent year, (iii) reduction in revenue from early termination of contracts, and (iv) adjustments to estimates of previously included contracts. On an annual basis, EDS reviews each contract included in the calculation and adjusts estimates for those contracts based on the latest available information.

     At December 31, 1995 and 1994, EDS' firm backlog for services was approximately $39.8 billion and $34.5 billion, respectively.


COMPETITION

     EDS experiences competition in the IT industry and in the broader information industry, which includes the computing, communications and media/entertainment industries. Today, EDS' principal competitors in the IT services industry include International Business Machines Corporation, Andersen Consulting LLP, Computer Sciences Corporation, AT&T Corp. ("AT&T"), MCI Communications Corporation/SHL Systemhouse Inc. ("MCI") and Cap Gemini Sogeti S.A.

     EDS has historically faced competition principally from other companies providing information technology systems and services. As the markets for IT services have grown and as the services demanded by customers have expanded and increased in complexity, EDS' competitors have expanded from niche-oriented, geographically-focused companies to include broader-based, global competitors.

     EDS believes that a long-term trend of convergence is occurring in the computing, communications and media/entertainment sectors of the information industry. As this trend continues, companies historically involved in the communications and media/entertainment sectors of the information industry, as well as companies principally involved in other portions of the IT industry, will increasingly seek to compete in the businesses in which EDS has traditionally operated. For example, AT&T and MCI now offer services that combine computing with communications. Similarly, EDS' strategy includes continuing to leverage its expertise into other parts of the information industry. The ability of EDS to remain competitive will depend in part upon its continued ability to finance and acquire the resources necessary to offer broad-based services and products on an efficient basis. See "Special Factors-Purposes of the Split-Off."

     In addition, technology in the IT industry is in a rapid and continuing state of change as new technologies continue to be developed, introduced and implemented. EDS management believes that its ability to continue to compete effectively also will depend upon its ability to develop and market services and products that meet changing user needs and respond to technological changes on a timely and cost-effective basis.

EMPLOYEES

     As of December 31, 1995, EDS employed approximately 96,000 persons located in the United States and approximately 40 other countries. None of EDS' United States or Canadian employees is currently employed under an agreement with a collective bargaining unit, and EDS believes that its relations with employees are good. To maintain its technical expertise and its responsiveness to evolving client needs, EDS provides its employees with extensive continuing education and training, as well as leadership and professional development programs.

PATENTS, PROPRIETARY RIGHTS AND LICENSES

     EDS holds a number of patents and pending patent applications in the United States and in foreign countries. EDS' policy generally is to pursue patent protection that it considers necessary or advisable for the patentable inventions and technological improvements of its business. EDS also relies significantly on trade secrets, copyrights, technical expertise and know-how, continuing technological innovations and other means, such as confidentiality agreements with employees, consultants and customers, to protect and enhance its competitive position.

     Some of the business areas in which EDS is engaged are highly patent-intensive. Many of EDS' competitors have obtained, and may be expected to obtain in the future, patents that cover or affect services or products directly or indirectly related to those offered by EDS. EDS routinely receives communications from third parties asserting patent or other rights covering EDS' services or products. There can be no assurance that EDS is aware of all patents containing claims that may post a risk of infringement by its services or products. In addition, patent applications in the United States are confidential until a patent is issued and, accordingly, EDS cannot evaluate the extent to which its services or products may infringe claims contained in pending patent applications. In general, if it were determined that one or more of the services or products offered by EDS infringe patents held by others, EDS would be required to cease developing or marketing such services or products, to obtain licenses to develop or market such services from the holders of the patents or to redesign such services or products in such a way as to avoid infringing the patent claims. The extent to which EDS may be required in the future to obtain licenses with respect to patents held by others and the availability and cost of any such licenses are currently unknown. There can be no assurance that EDS would be able to obtain such licenses on commercially reasonable terms or, if it were unable to obtain such licenses, that it would be able to redesign its services or products to avoid infringement or that litigation would not ensue.

     EDS management is not aware of any pending patent or proprietary right disputes against EDS that would have a material adverse effect on EDS' consolidated financial position or results of operations.


REGULATION

     Various aspects of EDS' business are subject to federal and state regulation noncompliance with which, depending upon the nature of the noncompliance, may result in the suspension or revocation of any license or registration at issue, the termination or loss of any contract at issue or the imposition of contractual damages, civil fines or criminal penalties. EDS has experienced no material difficulties in complying with the various laws and regulations affecting its business.


REAL PROPERTY

     As of December 31, 1995, EDS had approximately 442 locations operating in 41 states and 221 cities in the United States and approximately 257 additional locations in 130 cities in approximately 40 countries outside the United States. At such date, approximately 6.1 million square feet of space was owned by EDS and an additional 13.8 million square feet of space was leased. EDS' worldwide headquarters, which is owned by EDS and located on a 363 acre campus in Plano, Texas, contains approximately 3.5 million square feet of office and data center space. EDS' two information management centers, which monitor the EDSNET/(R)/ global telecommunications network, are located in Plano, Texas and Stockley Park, United Kingdom. EDS' large scale information processing centers ("IPCs") are located throughout the United States and in each of Canada, Brazil, France, Germany, the Netherlands, Spain and the United Kingdom. In addition, EDS operates distributed service centers ("DSCs") at customer owned sites or EDS owned or leased facilities throughout the world. DSCs generally support a single or small number of customers with more specialized requirements than those supported at the large scale, multiple customer IPCs.

     Leased properties consist primarily of office, warehouse, DSC and non-U.S. IPC facilities. Lease terms are generally five years or, with respect to leases related to a specific customer contract, have a term concurrent with that contract. Upon expiration of its leases, EDS does not anticipate any difficulty in obtaining renewals or alternative space. In addition to the leased property referred to above, EDS occupies office space at customer locations throughout the world. Such space is generally occupied pursuant to the terms of the respective customer contracts.

     EDS management believes that its facilities are suitable and adequate for its business; however, EDS periodically reviews its space requirements to consolidate and dispose of or sublet facilities which are no longer required in connection with its business and to acquire new space to meet the needs of its business.

LEGAL PROCEEDINGS

     From time to time EDS is involved in various litigation matters arising in the ordinary course of its business. EDS management does not believe that disposition of any current matter will have a material adverse effect on EDS' consolidated financial position or results of operations.


                   EDS MANAGEMENT AND EXECUTIVE COMPENSATION

DIRECTORS AND EXECUTIVE OFFICERS

     The EDS Board currently has five members, all of whom are executive officers of EDS. Effective as of the date of consummation of the Split-Off, three of the current members of the EDS Board will resign as directors. In addition, effective as of the same date, the total number of directors will be increased to 10 and eight additional persons will commence to serve as directors. When such persons commence to serve as directors, a majority of the members of the EDS Board will consist of independent directors.

     Set forth below are the names, ages and positions with EDS upon consummation of the Split-Off of the persons expected to be directors and executive officers of EDS immediately after such consummation.

        NAME                                   AGE                      POSITIONS
        ----                                   ---                      ---------
Lester M. Alberthal, Jr...................      52      Chairman of the Board and Chief Executive Officer
Gary J. Fernandes.........................      52      Vice Chairman and Director
Jeffrey M. Heller.........................      56      President, Chief Operating Officer and Director*
John R. Castle, Jr........................      53      Senior Vice President
Paul J. Chiapparone.......................      56      Senior Vice President
Joseph M. Grant...........................      57      Senior Vice President and Chief Financial Officer
Dean Linderman............................      52      Senior Vice President
G. Stuart Reeves..........................      56      Senior Vice President
James A. Baker, III.......................      65      Director*
Richard B. Cheney.........................      55      Director*
Ray J. Groves.............................      60      Director*
Ray L. Hunt...............................      53      Director*
C. Robert Kidder..........................      51      Director*
Judith Rodin..............................      51      Director*
Enrique J. Sosa...........................      56      Director*

__________
     *Election as director to be effective immediately after consummation of the Split-Off.

     The EDS Board will be divided into three classes serving staggered terms. Directors in each class will be elected to serve for three-year terms and until their successors are elected and qualified. Each year, the directors of one class will stand for election as their terms of office expire. Messrs. Groves, Heller and Hunt will be designated as Class I directors, with their terms of office expiring in 1997; Messrs. Cheney, Fernandes, Kidder and Sosa will be designated as Class II directors, with their terms of office expiring in 1998; and Messrs. Alberthal and Baker and Dr. Rodin will be designated as Class III directors, with their terms of office expiring in 1999.

     The EDS Board has established three standing committees, an Audit Committee, a Compensation and Benefits Committee and a Governance Committee. The Audit Committee will initially consist of Messrs. Groves, Hunt and Sosa. The Compensation and Benefits Committee will initially consist of Messrs. Groves and Kidder, who are "disinterested persons" within the meaning of Rule 16b-3 under the Exchange Act. The
Governance Committee will initially consist of Messrs. Baker and Cheney and Dr. Rodin, with the Chairman of the Board being an ex-officio, non-voting member.

     The Audit Committee will recommend to the EDS Board the independent public accountants to be selected to audit EDS' annual financial statements. The Audit Committee will also review the planned scope of the annual external and internal audits, the independent accountants' and internal auditors' reports to management and management's responses thereto, possible violations of EDS' business ethics and conflicts of interest policies and the effectiveness of EDS' internal audit staff.

     The Compensation and Benefits Committee will establish remuneration levels for senior executives of EDS, review the performance of the Chief Executive Officer, review significant employee benefit programs and establish and administer executive compensation programs, including bonus plans, stock option and other equity-based programs, deferred compensation plans and any other cash or stock incentive programs.

     The Governance Committee will recommend to the EDS Board the slate of nominees to be elected to the EDS Board and to be selected for membership on the various EDS Board committees and will recommend a successor to the Chief Executive Officer when a vacancy occurs through retirement or otherwise.

     The EDS Board may, from time to time, establish other committees to facilitate the management of EDS or for other purposes it may deem appropriate.

     Executive officers serve at the discretion of the EDS Board.

     Set forth below is a description of the backgrounds of the persons expected to be directors and executive officers of EDS upon the consummation of the Split-Off.

     Mr. Alberthal has been President of EDS since April 1986, Chief Executive Officer since December 1986 and Chairman of the Board since June 1989. Mr. Alberthal joined EDS in 1968. He became responsible for EDS' health care division in 1974 and was named Senior Vice President with responsibility for EDS' insurance group in 1979. Following the acquisition of EDS by General Motors in 1984, Mr. Alberthal led all non-General Motors North American operating groups. Mr. Alberthal is on the Board of Directors of Baker Hughes Incorporated.

     Mr. Fernandes has been a Senior Vice President of EDS since October 1984 and a director of EDS since October 1981. Mr. Fernandes has been elected as the Vice Chairman of EDS effective upon consummation of the Split-Off. Mr. Fernandes has oversight responsibility for EDS' worldwide business development and corporate development (including marketing and strategic planning) and is Chairman of its A.T. Kearney management consulting services subsidiary. Mr. Fernandes joined EDS in 1969 and has served in numerous management capacities in the United States, Europe and Japan. Mr. Fernandes is a director of The Southland Corporation, Westcott Communications, Inc., Amtech Corporation and John Wiley & Sons, Inc.

     Mr. Heller has been a Senior Vice President of EDS since October 1984 and a director of Electronic Data Systems Corporation since April 1983. Mr. Heller has been elected as the President and Chief Operating Officer and a director of EDS effective upon consummation of the Split-Off. Mr. Heller has oversight responsibility for EDS' Asia/Pacific operations, global communications business units and technical services groups. Mr. Heller joined EDS in 1968 and has served in numerous technical management positions. Mr. Heller is a director of Westcott Communications, Inc.

     Mr. Castle has been a Senior Vice President of EDS since October 1988. He has oversight responsibility for EDS' government affairs, communications and public relations groups and EDS' legal department. Prior to joining EDS in 1988, Mr. Castle was a partner in the Dallas law firm of Hughes & Luce.

     Mr. Chiapparone has been a Senior Vice President of EDS since April 1986. He has oversight responsibility for EDS' business units serving General Motors and other customers in the manufacturing industry. Mr. Chiapparone joined EDS in 1966 and has served in numerous management capacities. Mr. Chiapparone is a director of St. Jude Medical, Inc.

     Mr. Grant has been Chief Financial Officer of EDS since December 1990 and a Senior Vice President since February 1992. Mr. Grant has oversight responsibility for EDS' administration and corporate finance groups. Prior to joining EDS in December 1990, Mr. Grant served as executive vice president and chief systems officer for American General Corporation from 1989 to 1990 and as chairman of the board and chief executive officer of Texas American Bancshares Inc. from 1986 to 1989. Mr. Grant is a director of Heritage Media Corporation, American Eagle Group, Inc. and NorAm Energy Corp.

     Mr. Linderman has been a Senior Vice President of EDS since April 1986. He has oversight for EDS' business units serving customers in the financial, energy, travel and transportation, health care and insurance industries, as well as EDS' operations in Canada, Mexico and Central and South America and its employee development units. Mr. Linderman joined EDS in 1970 and has served in numerous management positions.

     Mr. Reeves has been a Senior Vice President since February 1987. Mr. Reeves has oversight responsibilities for EDS' European operations. Mr. Reeves joined EDS in 1967, and has held numerous technical and management positions.

     Mr. Baker has been elected as a director of EDS effective upon consummation of the Split-Off. Mr. Baker has been a Senior Partner of Baker & Botts, L.L.P. since March 1993 and a Senior Counselor of The Carlyle Group, a merchant banking firm, since 1993. Mr. Baker served as Senior Counselor to the President of the United States and White House Chief of Staff from August 1992 to January 1993, as United States Secretary of State from January 1989 to August 1992, as United States Secretary of the Treasury from 1985 to 1988, and as White House Chief of Staff from 1981 to 1985.

     Mr. Cheney has been elected as a director of EDS effective upon consummation of the Split-Off. Mr. Cheney has been the President and Chief Executive Officer of Halliburton Company since October 1995 and its Chairman of the Board since January 1996. Mr. Cheney was a Senior Fellow at the American Enterprise Institute, a policy think tank, from January 1993 to October 1995. Mr. Cheney served as United States Secretary of Defense from January 1989 to January 1993. Mr. Cheney is a director of Halliburton Company, Union Pacific Corporation and The Procter & Gamble Company.

     Mr. Groves has been elected as a director of EDS effective upon consummation of the Split-Off. Mr. Groves retired as Chairman and Chief Executive Officer of Ernst & Young L.L.P. in September 1994, which position he had held since October 1977, and has served as part-time Chairman of Legg Mason Merchant Banking, Inc. since March 1995. Mr. Groves is a director of Consolidated Natural Gas Company, Marsh & McLennan Companies, Inc., RJR Nabisco Holdings Corp. and RJR Nabisco, Inc.

     Mr. Hunt has been elected as a director of EDS effective upon consummation of the Split-Off. Mr. Hunt has been the Chairman of the Board, President and Chief Executive Officer of Hunt Consolidated Inc. and the Chairman of the Board and Chief Executive Officer of Hunt Oil Company for more than five years. Mr. Hunt is a director of Dresser Industries, Inc., Pepsico, Inc., and Ergo Science Corporation.

     Mr. Kidder has been elected as a director of EDS effective upon consummation of the Split-Off. Mr. Kidder has been Chairman and Chief Executive Officer of Borden, Inc. since January 1995. Mr. Kidder was Chairman and Chief Executive Officer of Duracell International, Inc. from August 1991 through October 1994 and its President and Chief Executive Officer from June 1988 to August 1991. Mr. Kidder is a director of Borden, Inc., Duracell International, Inc., and Dean Witter, Discover & Co.

     Dr. Rodin has been elected as a director of EDS effective upon consummation of the Split-Off. Dr. Rodin has been President of the University of Pennsylvania, as well as a professor of psychology and of medicine and psychiatry at the university, since 1994. Dr. Rodin was Provost of Yale University from 1992 to 1994 and held various professorial and other positions at Yale from 1972 to 1994, including Dean of the Graduate School of Arts and Sciences and Chair of the Department of Psychology. Dr. Rodin is a director of AETNA Life and Casualty Company and Air Products and Chemicals, Inc.

     Mr. Sosa has been elected as a director of EDS effective upon consummation of the Split-Off. Since October 1995, Mr. Sosa has been an Executive Vice President of Amoco Corporation, heading its chemicals sector. For greater than five years prior to that time, Mr. Sosa was with The Dow Chemical Company, most recently serving as a Senior Vice President and a director, as well as President of Dow North America.


DIRECTOR COMPENSATION

     Each non-employee director of EDS will receive annual cash compensation in the amount of $35,000, and will also receive annual cash compensation in the amount of $5,000 for serving as a committee chairman and $2,500 for attendance at each meeting of the EDS Board and each committee thereof. Any director who is also an employee of EDS or its affiliates will not be entitled to any compensation for serving as a director of EDS.


  Amended EDS Incentive Plan

     In addition, each nonemployee director will receive, on an annual basis pursuant to the 1996 Long-Term Incentive Plan of EDS (the "Amended EDS Incentive Plan"), (i) options to purchase 1,500 shares of EDS Common Stock at an exercise price equal to the fair market value of such shares at the date of grant and
(ii) 500 restricted shares of EDS Common Stock, which options and restricted stock will vest ratably over a three-year period. A nonemployee director may make an annual election to receive, in lieu of all or any portion of the director's fees he or she would otherwise receive in the next year, (i) non-qualified stock options to purchase EDS Common Stock and/or (ii) a restricted stock award covering shares of EDS Common Stock, in each case in accordance with the terms of the Amended EDS Incentive Plan.


  EDS Nonemployee Director Deferred Compensation Plan

     The EDS Deferred Compensation Plan for Nonemployee Directors (the "EDS Nonemployee Director Deferred Compensation Plan"), which has been adopted by the EDS Board and approved and ratified by General Motors, permits nonemployee directors to elect annually to defer all or a portion of their director's fees and to have such deferred fees treated as if they had been, at the election of the director, invested either in an interest bearing account or in units denominated in EDS Common Stock. The EDS Nonemployee Director Deferred Compensation Plan will be administered by a committee consisting of at least two members of the EDS Board. Such committee shall initially be the Compensation and Benefits Committee.

     Fees deferred and treated as invested in an interest bearing account earn interest from the effective date of the deferral until paid at a rate, adjusted as of January 1 of each year, equal to 120% of the applicable federal long-term rate published by the Internal Revenue Service pursuant to Section 1274(d) of the Code, compounded annually. Fees deferred and treated as invested in EDS Common Stock shall be deemed to have purchased whole and fractional shares of such stock on the effective date of the deferral at the then fair market value of EDS Common Stock. At such time as dividends are paid on EDS Common Stock, the interest bearing account established for a nonemployee director who has elected to invest his or her fees in units denominated in EDS Common Stock will be credited with an amount equal to the deemed dividends thereon. Interest accrued on amounts accumulated in a nonemployee director's interest bearing account will be credited to such account on an annual basis.

     All amounts accumulated in the account of a nonemployee director pursuant to the EDS Nonemployee Director Deferred Compensation Plan, including any interest or deemed dividends, will be paid to such nonemployee director commencing upon (i) the date of termination of his or her status as a director of EDS or (ii) the expiration of five years after such date. Any payments made pursuant to the plan shall be in the form of cash, and a nonemployee director may elect to receive the cash payments to which he or she is entitled (a) in a lump sum, (b) in three equal consecutive annual installments or (c) in five equal consecutive annual installments.


EXECUTIVE COMPENSATION

     The following Summary Compensation Table sets forth information on compensation earned in 1995 by Mr. Alberthal and the four other most highly compensated executive officers of EDS.

                                                                                LONG TERM
                                                                               COMPENSATION
                                                 ANNUAL COMPENSATION              AWARDS
                                        -------------------------------------  ------------
                                                                                RESTRICTED          ALL
            NAME AND                                             OTHER ANNUAL      STOCK           OTHER
 PRINCIPAL POSITION DURING 1995   YEAR   SALARY     BONUS(a)     COMPENSATION    AWARDS(b)    COMPENSATION(c)
- --------------------------------  ----  --------  -------------  ------------  -------------  ---------------
Lester M. Alberthal, Jr.,
   Chairman of the Board,
   President and Chief
   Executive Officer............  1995  $675,000  $1,000,000          $10,902          --          $33,126

Jeffrey M. Heller,
   Senior Vice President........  1995   385,000     550,000           11,498           -           48,588

Gary J. Fernandes,
   Senior Vice President........  1995   330,000     575,000            2,113           -            9,026

John R. Castle, Jr.,
   Senior Vice President........  1995   370,000     450,000            1,592           -            8,048

Dean Linderman,
   Senior Vice President........  1995   335,000     450,000            2,766           -           10,591

________________

(a) Represents bonuses earned by the named executives with respect to the year ended December 31, 1995. 50%, 25% and 25% of the amount reported with respect to each named executive will be paid during 1996, 1997 and 1998, respectively, subject to certain conditions regarding the continuation of the named executive's employment.

(b) As of December 31, 1995, the number and fair market value of the aggregate units representing shares of unvested restricted Class E Common Stock held by the named executive officers is: Mr. Alberthal, 480,000 shares, $24,960,000; Mr. Heller, 340,000 shares, $17,680,000; Mr. Fernandes, 260,000 shares, $13,520,000; Mr. Castle, 155,000 shares, $8,060,000; and Mr.
    Linderman, 290,000 shares, $15,080,000. All such restricted stock units have been granted pursuant to the existing 1984 EDS Stock Incentive Plan (the "Existing EDS Incentive Plan") and are scheduled to vest (subject to earlier vesting based on the achievement of performance goals by EDS) during the period from 1996 through the earlier of normal retirement age or 2009. Certificates for the shares underlying such units are issuable upon vesting. Dividend equivalents are paid to the named executive officers with respect to such restricted stock units in the amounts and at the time of the payment of dividends on the Class E Common Stock.

(c) Consists of (i) payments by EDS of premiums under certain life insurance policies the proceeds of which would be applied by EDS for the benefit of the named executives' estates and (ii) the imputed value of outstanding non-interest bearing loans to the named executives during 1995 for the payment of withholding taxes required as a result of the vesting of units representing restricted Class E Common Stock under the Existing EDS Incentive Plan. See "-Existing EDS Incentive Plan-Advancement of
    Withholding Tax Payments."

AMENDED EDS INCENTIVE PLAN

     The description set forth below represents a summary of the principal terms and conditions of the Amended EDS Incentive Plan in the form approved by the GM Board and its Executive Compensation Committee and does not purport to be complete. Such description is qualified in its entirety by reference to the Amended EDS Incentive Plan, a copy of which is filed as an exhibit to this Current Report.


  General

     The Amended EDS Incentive Plan is intended to amend and restate the Existing EDS Incentive Plan. On March 31, 1996, the GM Board and its Executive Compensation Committee approved the Amended EDS Incentive Plan. The Amended EDS Incentive Plan has also been ratified and approved by the EDS Board. If the Amended EDS Incentive Plan is approved by the requisite votes of the common stockholders of General Motors, it will become effective in its entirety upon consummation of the Split-Off. If the Plan is not approved by the requisite stockholder votes, it will nonetheless become effective upon consummation of the Split-Off insofar as it relates to Nonemployee Directors (as defined below) but will not become effective insofar as it relates to Employees (as defined below). Furthermore, if the Amended EDS Incentive Plan is not approved by the common stockholders of General Motors, the Existing EDS Incentive Plan will remain in effect (with certain modifications intended, among other things, to reflect the assumption of such plan by EDS upon the consummation of the Split-Off) and an aggregate of 60,000,000 shares of EDS Common Stock will be available for future awards to Employees thereunder. A description of the terms and provisions of the Existing EDS Incentive Plan is provided below under "-Existing EDS Incentive Plan."

     The objectives of the Amended EDS Incentive Plan are to attract and retain key employees of EDS and its subsidiaries, to attract and retain qualified directors of EDS, to encourage the sense of proprietorship of such employees and directors and to stimulate the active interest of such persons in the development and financial success of EDS and its subsidiaries. These objectives are to be accomplished by making awards ("Awards") under the Amended EDS Incentive Plan and thereby providing participants with a proprietary interest in the growth and performance of EDS and its subsidiaries.

     Key employees eligible for Awards under the Amended EDS Incentive Plan (the "Employees") are those that hold positions of responsibility and whose performance can have a significant effect on the success of EDS and its subsidiaries. Directors eligible for automatic or elective Awards under the Amended EDS Incentive Plan are those who are not employees of EDS or any of its subsidiaries (the "Nonemployee Directors").

     Awards to Employees under the Amended EDS Incentive Plan ("Employee Awards") may be made in the form of grants of stock options ("Options"), stock appreciation rights ("SARs"), restricted or non-restricted stock or units denominated in stock ("Stock Awards"), cash awards ("Cash Awards"), performance awards ("Performance Awards") or any combination of the foregoing. Awards to Nonemployee Directors under the Amended EDS Incentive Plan ("Director Awards") will be in the form of grants of Options and restricted Stock Awards.

     The Amended EDS Incentive Plan provides for Awards to be made in respect of a maximum of 60,000,000 shares of EDS Common Stock (in addition to the shares that are the subject of awards outstanding as of the date upon which the Amended EDS Incentive Plan becomes effective), of which 400,000 shares will be available for Director Awards and the remainder will be available for Employee Awards. Shares of EDS Common Stock which are the subject of Awards that are forfeited or terminated, expire unexercised, are settled in cash in lieu of EDS Common Stock or in a manner such that all or some of the shares covered thereby are not issued or are exchanged for Awards that do not involve EDS Common Stock will again immediately become available for Awards under the Amended EDS Incentive Plan; provided, however, that in the case of shares of EDS Common Stock that are the subject of Awards made prior to the date upon which the Amended EDS Incentive Plan becomes effective, such shares shall in no event become available for Awards thereunder at any time after such date.

     The Amended EDS Incentive Plan, as it applies to Employee Awards but not with respect to Nonemployee Directors, will be administered by the Compensation and Benefits Committee of the EDS Board, or such other committee as may in the future be appointed by the EDS Board (the "Committee"). To the extent required pursuant to Rule 16b-3 under the Exchange Act in order for the grant of Employee Awards to be exempt under Section 16, the Committee will at all times consist of at least two members of the EDS Board of Directors who meet the requirements of the definition of "disinterested person" set forth in Rule 16b-3(c)(2)(i).

     Insofar as the Amended EDS Incentive Plan relates to Employee Awards, the Committee will have the exclusive power to administer the Amended EDS Incentive Plan and to take all actions which are specifically contemplated thereby or are necessary or appropriate in connection with the administration thereof. Insofar as the Amended EDS Incentive Plan relates to Employee Awards, the Committee will also have the exclusive power to interpret the Amended EDS Incentive Plan and to adopt such rules, regulations and guidelines for carrying out the purposes of the Amended EDS Incentive Plan as it may deem necessary or proper in keeping with the objectives thereof. The Committee may, in its discretion, provide for the extension of the exercisability of an Employee Award, accelerate the vesting or exercisability of an Employee Award, eliminate or make less restrictive any restrictions contained in an Employee Award, waive any restriction or other provision of the Amended EDS Incentive Plan or in any Employee Award or otherwise amend or modify an Employee Award in any manner that is either (i) not adverse to the Employee holding the Employee Award or (ii) consented to by such Employee.

     The Committee may delegate to the Chief Executive Officer and to other senior officers of EDS its duties under the Amended EDS Incentive Plan, except that no such delegation may be made in the case of actions with respect to participants who are subject to Section 16 of the Exchange Act.


  Employee Awards

     The Committee will determine the type or types of Employee Awards made under the Amended EDS Incentive Plan and will designate the Employees who are to be recipients of such Awards. Each Employee Award may be embodied in an agreement, which will contain such terms, conditions and limitations as are determined by the Committee. Employee Awards may be granted singly, in combination or in tandem. Employee Awards may also be made in combination or in tandem with, in replacement of, or as alternatives to, grants or rights under the Amended EDS Incentive Plan or any other employee plan of EDS or any of its subsidiaries, including any acquired entity; provided, however, that no Option may be issued in exchange for the cancellation of an Option with a lower exercise price. All or part of an Employee Award may be subject to conditions established by the Committee, which may include continuous service with EDS and its subsidiaries, achievement of specific business objectives, increases in specified indices, attainment of specified growth rates and other comparable measurements of performance.

     The types of Employee Awards that may be made under the Amended EDS Incentive Plan are as follows:

     Options. Options are rights to purchase a specified number of shares of EDS Common Stock at a specified price. An option granted pursuant to the Amended EDS Incentive Plan may consist of either an incentive stock option ("ISO") that complies with the requirements of Section 422 of the Code or a non-qualified stock option ("NQSO") that does not comply with such requirements. ISOs must have an exercise price per share that is not less than the fair market value of the EDS Common Stock on the date of grant. NQSOs must have an exercise price per share that is not less than, but may exceed, the fair market value of the EDS Common Stock on the date of grant. In either case, the exercise price must be paid in full at the time an Option is exercised in cash or, if the Employee so elects, by means of tendering EDS Common Stock or surrendering another Award. The Committee will determine acceptable methods for tendering EDS Common Stock or other Awards by an Employee to exercise an Option; provided, however, that any EDS Common Stock or other Employee Award may be so tendered only if it has been held by the Employee for at least six months. Subject to the foregoing, the terms, conditions and limitations applicable to any Options, including the term of any Options and the date or dates upon which they become exercisable, will be determined by the Committee.

     SARs. SARs are rights to receive a payment, in cash or EDS Common Stock, equal to the excess of the fair market value or other specified valuation of a specified number of shares of EDS Common Stock on the date the rights are exercised over a specified strike price. An SAR may be granted under the Amended EDS Incentive Plan to the holder of an Option with respect to all or a portion of the shares of EDS Common Stock subject to such Option or may be granted separately. The terms, conditions and limitations applicable to any SARs, including the term of any SARs and the date or dates upon which they become exercisable, will be determined by the Committee.

     Stock Awards. Stock Awards consist of restricted and non-restricted grants of EDS Common Stock or units denominated in EDS Common Stock. The terms, conditions and limitations applicable to any Stock Awards will be determined by the Committee. Without limiting the foregoing, rights to dividends or dividend equivalents may be extended to and made part of any Stock Award in the discretion of the Committee.

     Cash Awards. Cash Awards consist of grants denominated in cash. The terms, conditions and limitations applicable to any Cash Awards will be determined by the Committee.

     Performance Awards. Performance Awards consist of grants made to an Employee subject to the attainment of one or more performance goals. A Performance Award will be paid, vested or otherwise deliverable solely upon the attainment of one or more pre-established, objective performance goals established by the Committee prior to the earlier of (i) 90 days after the commencement of the period of service to which the performance goals relate and
(ii) the elapse of 25% of the period of service, and in any event while the outcome is substantially uncertain. A performance goal may be based upon one or more business criteria that apply to the Employee, one or more business units of EDS or EDS as a whole, and may include any of the following: increased revenue, net income, stock price, market share, earnings per share, return on equity, return on assets or decrease in costs. Subject to the foregoing, the terms, conditions and limitations applicable to any Performance Awards will be determined by the Committee.

     EDS management intends to recommend to the Committee that Employee Awards granted under the Amended EDS Incentive Plan be distributed among a significant number of Employees and that the Committee balance the use of Options and Stock Awards and include the use of a significant number of Options.

     The Amended EDS Incentive Plan contains certain limitations with respect to Awards that may be made thereunder. In particular, the Amended EDS Incentive Plan provides that the following limitations shall apply to any Employee Awards made thereunder:

          (i) no Participant may be granted, during any one-year period, Employee Awards consisting of Options or SARs that are exercisable for more than 1,500,000 shares of Common Stock;

          (ii) no Participant may be granted, during any one-year period, Employee Awards consisting of shares of Common Stock or units denominated in such shares (other than any Employee Awards consisting of Options or

     SARs) covering or relating to more than 300,000 shares of Common Stock (the limitation set forth in this clause (ii), together with the limitation set forth in clause (i) above, being hereinafter collectively referred to as the "Stock Based Awards Limitations"); and

          (iii) no Participant may be granted Employee Awards consisting of cash or in any other form permitted under the Amended EDS Incentive Plan (other than Employee Awards consisting of Options or SARs or otherwise consisting of shares of Common Stock or units denominated in such shares) in respect of any one-year period having a value determined on the date of grant in excess of $5,000,000.

     Under the Existing EDS Incentive Plan, there are currently outstanding restricted Stock Awards covering an aggregate of approximately 17,100,000 shares of Class E Common Stock. Upon the effectiveness of the Amended EDS Incentive Plan insofar as it relates to Employees, such outstanding restricted Stock Awards will be adjusted to reflect the Split-Off and prevent any dilution or enlargement of the rights of the holders thereof. By virtue of this adjustment and without necessity of any action on the part of the participants, each outstanding restricted Stock Award will be modified so that, effective as of the date of consummation of the Split-Off, the securities to which each such Stock Award relates will be a number of shares of EDS Common Stock equal to the number of shares of Class E Common Stock subject to such Stock Award immediately prior to the consummation thereof. Such adjustment will not have any effect on the vesting of, or restrictions on resale applicable to, any outstanding restricted Stock Award. Furthermore, the holder of each restricted Stock Award shall continue to be subject to any non-competition restrictions provided for in the Existing EDS Incentive Plan which were applicable thereto prior to the effectiveness of the Amended EDS Incentive Plan.


  Director Awards

     Under the Amended EDS Incentive Plan, each Nonemployee Director will receive the Awards described below, which will be granted either automatically or at the option of the Nonemployee Director in lieu of director's fees.

     Nonemployee Director Options. On the date of the consummation of the Split-Off, each Nonemployee Director will automatically receive a grant of NQSOs that provide for the purchase of 1,500 shares of EDS Common Stock. In addition, on the first business day of the month following the date on which each annual meeting of the stockholders of EDS is held (each, an "Annual Director Award Date"), each Nonemployee Director will automatically receive a grant of NQSOs that provide for the purchase of 1,500 shares of EDS Common Stock. A Nonemployee Director who is elected after the date of the consummation of the Split-Off otherwise than by election at an annual meeting of stockholders of the Company will automatically receive, on the date of his or her election, a grant of NQSOs that provides for the purchase of a number of shares of EDS Common Stock equal to the product of (i) 1,500 and (ii) a fraction the numerator of which is the number of days between the election of such Nonemployee Director and the next scheduled Annual Director Award Date and the denominator of which is 365. The term of the NQSOs granted to Nonemployee Directors will be for a period of ten years from the date of grant. The exercise price of such NQSOs will be equal to the fair market value of the EDS Common Stock on the date of grant. Such exercise price must be paid in full in cash at the time a NQSO is exercised. All NQSOs granted to Nonemployee Directors under the Amended EDS Incentive Plan will become exercisable in increments of one-third of the total number of shares of EDS Common Stock that are subject thereto on the first, second and third anniversaries of the date of grant. All unvested NQSOs granted to a Nonemployee Director will be forfeited if the Nonemployee Director resigns from the EDS Board without the consent of a majority of the other directors.

     In addition a Nonemployee Director may make an annual election to receive, in lieu of all or any portion of the director's fees he or she would otherwise receive in the next year (including both annual retainer and meeting fees), a number of NQSOs equal to the product of (x) three times (y) a fraction the numerator of which is equal to the dollar amount of fees the Nonemployee Director elects to forego in the next year in exchange for NQSOs and the denominator of which is equal to the fair market value of EDS Common Stock on the date of the election. The terms of the NQSOs received by a Nonemployee Director pursuant to such election will be the same as those of the NQSOs automatically granted as described above.

     Nonemployee Director Restricted Stock Grants. On the date of the consummation of the Split-Off, each Nonemployee Director will automatically receive a restricted Stock Award covering 500 shares of EDS Common Stock. In addition, on each Annual Director Award Date, each Nonemployee Director will automatically receive a restricted Stock Award covering 500 shares of EDS Common Stock. A Nonemployee Director who is elected after the date of the consummation of the Split-Off otherwise than by election at an annual meeting of stockholders of the Company will automatically receive, on the date of his or her election, a restricted Stock Award covering a number of shares of EDS Common Stock equal to the product of (i) 500 and (ii) a fraction the numerator of which is the number of days between the election of such Nonemployee Director and the next scheduled Annual Director Award Date and the denominator of which is 365. The shares of EDS Common Stock that are the subject of any such restricted Stock Award (i) will vest ratably in increments equal to one-third of the total number of shares of EDS Common Stock subject thereto on the first, second and third anniversaries of the date of grant and (ii) will vest fully upon the failure of the Nonemployee Director to be reelected as a director of EDS, the death of the Nonemployee Director or the resignation of the Nonemployee Director by reason of disability or at the request of a majority of the other directors of EDS. All unvested shares of EDS Common Stock that are the subject of such restricted Stock Award will be forfeited if the Nonemployee Director resigns from the EDS Board without the consent of a majority of the other directors.

     In addition, a Nonemployee Director may make an annual election to receive, in lieu of all or any portion of the director's fees he or she would otherwise receive in the next year (including both annual retainer and meeting fees), a restricted Stock Award covering a number of shares of EDS Common Stock having a fair market value equal to 110% of a fraction the numerator of which is equal to the dollar amount of fees the Nonemployee Director elects to forego in the next year in exchange for restricted Stock Awards and the denominator of which is equal to the fair market value of EDS Common Stock on the date of the election. The terms of the restricted Stock Awards received by a Nonemployee Director pursuant to such election will be the same as those of the restricted Stock Awards automatically granted as described above.


  Other Provisions

     With the approval of the Committee, payments in respect of Employee Awards may be deferred, either in the form of installments or a future lump sum payment, by any Employee. At the discretion of the Committee, an Employee may be offered an election to substitute an Award for another Award or Awards of the same or different type.

     EDS will have the right to deduct applicable taxes from any Employee Award payment and withhold, at the time of delivery or vesting of cash or shares of EDS Common Stock under the Amended EDS Incentive Plan, an appropriate amount of cash or number of shares of EDS Common Stock, or combination thereof, for the payment of taxes. The Committee may also permit withholding to be satisfied by the transfer to EDS of shares of EDS Common Stock previously owned by the holder of the Employee Award for which withholding is required. The Committee may provide for loans, on either a short term or demand basis, from EDS to an Employee or Nonemployee Director to permit the payment of taxes required by law.

     The EDS Board may amend, modify, suspend or terminate the Amended EDS Incentive Plan for the purpose of addressing any changes in legal requirements or for any other purpose permitted by law, except that (i) no amendment that would impair the rights of any Employee or Nonemployee Director with respect to any Award may be made without the consent of such Employee or Nonemployee Director and (ii) no amendment requiring stockholder approval in accordance with Rule 16b-3 under the Exchange Act will be effective until such approval has been obtained.

     No Award or any other benefit under the Amended EDS Incentive Plan constituting a "derivative security" within the meaning of Rule 16a-1(c) under the Exchange Act will be assignable or otherwise transferable except by will or the laws of descent and distribution or pursuant to a qualified domestic relations order as defined by the Code or Title I of the Employee Retirement Income Security Act, or the rules thereunder.

     In the event of any subdivision or consolidation of outstanding shares of EDS Common Stock, declaration of a stock dividend payable in shares of EDS Common Stock or other stock split, the Amended EDS Incentive Plan provides for the Committee to make appropriate adjustments to (i) the number of shares of EDS Common Stock reserved under the Amended EDS Incentive Plan, (ii) the number of shares of EDS Common Stock covered by outstanding Awards in the form of EDS Common Stock or units denominated in EDS Common Stock, (iii) the exercise or other price in respect of such Awards, (iv) the appropriate fair market value and other price determinations for Awards in order to reflect such transactions,
(v) the number of shares of Common Stock covered by Options automatically granted to Nonemployee Directors, (vi) the number of shares covered by restricted Stock Awards automatically granted to Nonemployee Directors and (vii) the Stock Based Awards Limitations. Furthermore, in the event of any other recapitalization or capital reorganization of EDS, any consolidation or merger of EDS with another corporation or entity, the adoption by EDS of any plan of exchange affecting the EDS Common Stock or any distribution to holders of EDS Common Stock of securities or property (other than normal cash dividends or stock dividends), the EDS Board will make appropriate adjustments to the amounts or other items referred to in clauses (ii), (iii), (iv), (v), (vi) and (vii) above to give effect to such transactions, but only to the extent necessary to maintain the proportionate interest of the holders of the Awards and to preserve, without exceeding, the value thereof.


  Tax Implications of Awards

     Set forth below is a summary of the federal income tax consequences to Employees, Nonemployee Directors and EDS as a result of the grant and exercise of Awards under the Amended EDS Incentive Plan. This summary is based on statutory provisions, Treasury regulations thereunder, judicial decisions, and IRS rulings in effect on the date hereof. The foregoing discussion does not address the consequences of the Amended EDS Incentive Plan under U.S. state or local or non U.S. tax laws.

     Nonqualified Stock Options; Stock Appreciation Rights; Incentive Stock Options. Employees and Nonemployee Directors will not realize taxable income upon the grant of a NQSO or an SAR. Upon the exercise of an SAR or NQSO, the Employee or Nonemployee Director will recognize ordinary income (subject, in the case of Employees, to withholding by EDS) in an amount equal to the excess of
(i) the amount of cash and the fair market value of the EDS Common Stock received, over (ii) the exercise price (if any) paid therefor. The Employee or Nonemployee Director will generally have a tax basis in any shares of EDS Common Stock received pursuant to the exercise of an SAR, or pursuant to the cash exercise of an NQSO, that equals the fair market value of such shares on the date of exercise. Subject to the discussion under "-Certain Tax Code Limitations on Deductibility" below, EDS (or a subsidiary) will generally be entitled to a deduction for U.S. federal income tax purposes that corresponds as to timing and amount with the compensation income recognized by the Employee or Nonemployee Director under the foregoing rules.

     Employees will not have taxable income upon the grant of an ISO. Upon the exercise of an ISO, the Employee will not have taxable income, although the excess of the fair market value of the shares of EDS Common Stock received upon exercise of the ISO ("ISO Stock") over the exercise price will increase the alternative minimum taxable income of the Employee, which may cause such Employee to incur alternative minimum tax. The payment of any alternative minimum tax attributable to the exercise of an ISO would be allowed as a credit against the Employee's regular tax liability in a later year to the extent the Employee's regular tax liability is in excess of the alternative minimum tax for that year.

     Upon the disposition of ISO Stock that has been held for the requisite holding period (generally, at least two years from the date of grant and one year from the date of exercise of the ISO), the Employee will generally recognize capital gain (or loss) equal to the difference between the amount received in the disposition and the exercise price paid by the Employee for the ISO Stock. However, if an Employee disposes of ISO Stock that has not been held for the requisite holding period (a "disqualifying disposition"), the Employee will recognize ordinary income in the year of the disqualifying disposition to the extent that the fair market value of the ISO Stock at the time of exercise of the ISO (or, if less, the amount realized in the case of an arm's-length disqualifying disposition to an unrelated party) exceeds the exercise price paid by the Employee for such ISO Stock. The Employee would also recognize capital gain to the extent the amount realized in the disqualifying disposition exceeds the fair market value of the ISO stock on the exercise date. If the exercise price paid for the ISO Stock exceeds the amount realized in the disqualifying disposition (in the case of an arm's-length disposition to an unrelated party), such excess would generally constitute a capital loss.

     EDS and its subsidiaries will generally not be entitled to any federal income tax deduction upon the grant or exercise of an ISO, unless the Employee makes a disqualifying disposition of the ISO Stock. If an Employee makes such a disqualifying disposition, EDS (or a subsidiary) will then, subject to the discussion below under "-Certain Tax Code Limitations on Deductibility," be entitled to a tax deduction that corresponds as to timing and amount with the compensation income recognized by the Employee under the rules described in the preceding paragraph.

     Under current rulings, if an Employee or Nonemployee Director transfers previously held shares of EDS Common Stock (other than ISO Stock that has not been held for the requisite holding period) in satisfaction of part or all of the exercise price of an NQSO or ISO, the Employee or Nonemployee Director will recognize income with respect to the EDS Common Stock received in the manner described above, but no additional gain will be recognized as a result of the transfer of such previously held shares in satisfaction of the NQSO or ISO exercise price. Moreover, that number of shares of EDS Common Stock received upon exercise which equals the number of shares of previously held EDS Common Stock surrendered therefor in satisfaction of the NQSO or ISO exercise price will have a tax basis that equals, and a holding period that includes, the tax basis and holding period of the previously held shares of EDS Common Stock surrendered in satisfaction of the NQSO or ISO exercise price. Any additional shares of EDS Common Stock received upon exercise will have a tax basis that equals the amount of cash (if any) paid by the Employee or Nonemployee Director.

     Cash Awards; Stock Unit Awards; Stock Awards. An Employee will recognize ordinary compensation income upon receipt of cash pursuant to a Cash Award or Performance Award or, if earlier, at the time such cash is otherwise made available for the Employee to draw upon it. An Employee will not have taxable income upon the grant of a Stock Award in the form of units denominated in EDS Common Stock ("Stock Unit Award"), but rather will generally recognize ordinary compensation income at the time the Employee receives EDS Common Stock or cash in satisfaction of such Stock Unit Award in an amount equal to the fair market value of the EDS Common Stock or cash received. In general, an Employee or Nonemployee Director will recognize ordinary compensation income as a result of the receipt of EDS Common Stock pursuant to a Stock Award or Performance Award in an amount equal to the fair market value of the EDS Common Stock when such stock is received; provided, however, that if the stock is not transferable and is subject to a substantial risk of forfeiture when received, the Employee or Nonemployee Director will recognize ordinary compensation income in an amount equal to the fair market value of the EDS Common Stock when it first becomes transferable or is no longer subject to a substantial risk of forfeiture, unless the Employee or Nonemployee Director makes an election to be taxed on the fair market value of the EDS Common Stock when such stock is received.

     An Employee will be subject to withholding for federal, and generally for state and local, income taxes at the time the Employee recognizes income under the rules described above with respect to EDS Common Stock or cash received pursuant to a Cash Award, Performance Award, Stock Award or Stock Unit Award. Dividends that are received by an Employee or Nonemployee Director prior to the time that the EDS Common Stock is taxed to the Employee or Nonemployee Director under the rules described in the preceding paragraph are taxed as additional compensation, not as dividend income. The tax basis of an Employee or Nonemployee Director in the EDS Common Stock received will equal the amount recognized by the Employee as compensation income under the rules described in the preceding paragraph, and the Employee's holding period in such shares will commence on the date income is so recognized.

     Certain Tax Code Limitations on Deductibility. In order for the amounts described above to be deductible by EDS (or a subsidiary), such amounts must constitute reasonable compensation for services rendered or to be rendered and must be ordinary and necessary business expenses. The ability of EDS (or a subsidiary) to obtain a deduction for future payments under the Amended EDS Incentive Plan could also be limited by Section 280G of the Code, which prevents the deductibility of certain excess parachute payments made in connection with a change in control of an employer. The ability of EDS (or a subsidiary) to obtain a deduction for amounts paid under the Amended EDS Incentive Plan could also be affected by Section 162(m) of the Code, which limits the deductibility, for U.S. federal income tax purposes, of compensation paid to certain employees of EDS to $1 million with respect to any such employee during any taxable year of EDS. However, certain exceptions apply to this limitation in the case of performance-based compensation. It is intended that the approval of the Amended EDS Incentive Plan by the common stockholders of General Motors and the description of the Amended EDS Incentive Plan contained herein will satisfy certain of the requirements for the performance-based exception, and after the consummation of the Split-Off, EDS will be able to comply with the requirements of the Code and the Treasury Regulation Section 1.162-27 with respect to the grant and payment of certain performance-based awards (including certain options and SARs) under the Amended EDS Incentive Plan so as to be eligible for the performance-based exception. However, it may not be possible in all cases to satisfy all of the requirements for the exception and EDS may, in its sole discretion, determine that in one or more cases it is in its best interests to not satisfy all of the requirements for the performance-based exception.


EXISTING EDS INCENTIVE PLAN

     The description set forth below represents a summary of the principal terms and conditions of the Existing EDS Incentive Plan. The following description, which gives effect to the EDS Assumption Amendments (as hereinafter defined), does not purport to be complete and is qualified in its entirety by reference to the Existing EDS Incentive Plan, a copy of which is filed as an exhibit to this Current Report.


  General

     If the Amended EDS Incentive Plan is not approved by the stockholders of General Motors, the Existing EDS Incentive Plan will continue in effect after the Split-Off and will not be amended and restated as described above under "- Amended EDS Incentive Plan." However, the committee charged with administering the Existing EDS Incentive Plan will adopt certain amendments to the Existing EDS Incentive Plan (the "EDS Assumption Amendments") which are intended to reflect the assumption of the Existing EDS Incentive Plan by EDS upon consummation of the Split-Off. Among other things, the EDS Assumption Amendments provide that, effective upon the consummation of the Split-Off, (i) the Existing EDS Incentive Plan will be administered by the Compensation and Benefits Committee of EDS, or such other committee as may in the future be appointed by the EDS Board, (ii) each outstanding award under the Existing EDS Incentive Plan will be adjusted so that, effective as of the date of consummation of the Split-Off, the securities to which each such award relates will be a number of shares of EDS Common Stock equal to the number of shares of Class E Common Stock subject to such award immediately prior to the consummation thereof, (iii) future awards made under the Existing EDS Incentive Plan will be in the form of EDS Common Stock rather than Class E Common Stock, (iv) future awards may be made under the Existing EDS Incentive Plan in respect of a maximum of 60,000,000 shares of EDS Common Stock and (v) all references to General Motors contained in the Existing EDS Incentive Plan will be deleted.

     The purpose of the Existing EDS Incentive Plan is to provide corporate officers and key employees of EDS and its subsidiaries with a strong incentive for individual creativity and contribution to ensure the future growth of EDS. The Existing EDS Incentive Plan is designed to reward employees making important contributions to the success of EDS by enabling such persons to acquire shares of EDS Common Stock.

     Key employees, including officers and directors, of EDS are eligible to participate in the Existing EDS Incentive Plan. However, (i) no member of the EDS Board is entitled to participate in the Existing EDS Incentive Plan unless he or she is also a full time employee of EDS; (ii) no member of the Compensation and Benefits Committee of EDS is eligible to participate in the Existing EDS Incentive Plan; (iii) no person is eligible to participate in the Existing EDS Incentive Plan if he or she owns, directly or indirectly, more than 5% of the total combined voting power of all classes of stock of EDS and (iv) not more than 32,000,000 shares of EDS Common Stock may be sold, awarded or covered by rights or options granted under the Existing EDS Incentive Plan to any one participant.

     The Existing EDS Incentive Plan covers (i) the sale of shares subject to restrictions ("Restricted Stock"), (ii) the grant of rights, subject to restrictions ("Restricted Stock Units"), to acquire shares which may or may not be subject to restrictions ("Unit Stock"), (iii) the award of bonus shares that may or may not be subject to restrictions ("Bonus Stock") and (iv) the grant of options (including ISOs) to acquire shares which may or may not be subject to restrictions ("Option Stock").

     An aggregate of 60,000,000 shares of EDS Common Stock (in addition to the shares that are the subject of awards outstanding as of the date upon which the EDS Assumption Amendments become effective) will be available for awards under the Existing EDS Incentive Plan after giving effect to the EDS Assumption Amendments. If shares of Restricted Stock, Unit Stock, Bonus Stock or Option Stock issued pursuant to the Existing EDS Incentive Plan are repurchased by or redelivered to EDS in connection with the restrictions imposed on such shares pursuant to the Existing EDS Incentive Plan, such repurchased and redelivered shares shall again become available for sale, award or grant under the Existing EDS Incentive Plan. To the extent that any Restricted Stock Units terminate in connection with the restrictions imposed on such units (other than pursuant to the delivery of shares in respect thereof) or any options granted under the Existing EDS Incentive Plan terminate or expire unexercised in whole or in part, the shares of EDS Common Stock then so covered will again become available for sale, award or grant under the Existing EDS Incentive Plan.

     Upon the effectiveness of the EDS Assumption Amendments, the Existing EDS Incentive Plan will be administered and interpreted by the Benefits and Compensation Committee of the EDS Board. No member of such committee shall be eligible, or shall have been eligible at any time within one year prior to his appointment to the Committee, for selection as a person to whom EDS Common Stock may be sold or awarded or to whom either rights to acquire shares or options may be granted pursuant to the Existing EDS Incentive Plan.

     The committee charged with administering the Existing EDS Incentive Plan has full authority, in its discretion, to determine those corporate officers and key employees who shall participate in the Existing EDS Incentive Plan and the number of shares of EDS Common Stock to be sold or awarded to each participant and the number of shares of EDS Common Stock to be covered by either rights to acquire shares or options granted to each participant. Recommendations for individual awards are made to such committee by the President of EDS. Such committee may adopt rules and regulations for the administration of the Existing EDS Incentive Plan to the extent it deems advisable and has full discretionary authority to amend such rules and regulations. All determinations made by such committee are conclusive except that, to the extent required by law or by the EDS Certificate of Incorporation or Bylaws, the terms of any sale or award of shares or any grant of either rights to acquire shares or options under the Existing EDS Incentive Plan and the sufficiency of the consideration therefor are subject to ratification by the EDS Board prior to such sale, award or grant.


  Awards

     The types of awards that may be made under the Existing EDS Incentive Plan are as follows:

     Restricted Stock. Shares of Restricted Stock may be sold pursuant to the Existing EDS Incentive Plan at a nominal price which does not exceed 10% of the fair market value of the shares at the time of grant. All shares of Restricted Stock sold pursuant to the Existing EDS Incentive Plan are subject to specified restrictions, certain of which may be modified in the applicable award agreement.

     Restricted Stock Units. Restricted Stock Units may be granted pursuant to the Existing EDS Incentive Plan without cash consideration. Each Restricted Stock Unit entitles the holder thereof to receive the shares covered by such unit at such time, in such amounts and subject to such conditions as specified in the applicable award agreement.

     Bonus Stock. Shares of Bonus Stock may be awarded pursuant to the Existing EDS Incentive Plan without cash consideration. The committee administering the Existing EDS Incentive Plan is authorized to determine, and set forth in the applicable award agreement, whether such shares of Bonus Stock are awarded free of, or subject to, any restrictions.

     Stock Options. Stock options may be granted pursuant to the Existing EDS Incentive Plan and shall have such terms and conditions as the committee administering such plan in its sole discretion shall determine, including the period during which they may be exercised and the conditions under which they may be terminated. The exercise price of a stock option shall not be less than 100% of the fair market value of the underlying shares of EDS Common Stock on the date the option is granted.

     Each Award made pursuant to the Existing EDS Incentive Plan is subject to certain non-competition restrictions that apply for such period of time and in such geographic area as is specified in the applicable award agreement. Such non-competition restrictions generally provide that if within the specified period of time and geographic areas a participant engages in certain competitive activities (such as (i) participating in any activity as or for a competitor of EDS, which is the same or similar to the activities in which the participant was involved as an employee of EDS, (ii) hiring or attempting to hire any employee of EDS, (iii) soliciting the business of any customer of EDS or (iv) participating in any activity for a customer of EDS, which is the same or similar to the activities in which the participant was involved as an employee of EDS), the participant may be obligated to (a) immediately resell and deliver to EDS, upon demand, all shares of Restricted Stock, Unit Stock, Bonus Stock or Option Stock sold or awarded to the participant as to which the participant is still the direct or indirect beneficial owner at the cash price per share, if any, paid by the participant; and (b) pay to EDS an amount in cash with respect to each share of Restricted Stock, Unit Stock, Bonus Stock and Option Stock not still so held equal to the fair market value of each such share on the first date on which such share is no longer held less the price paid by him for such share. Additionally, if a participant engages in such activities, any option outstanding under the Existing EDS Incentive Plan that is held by such participant shall automatically terminate and shall no longer be exercisable, and all Restricted Stock Units then held shall automatically terminate.


  Other Provisions

     The EDS Board or the committee administering the Existing EDS Incentive Plan may amend such plan at any time, provided that, without the approval of the stockholders of EDS entitled to vote thereon, no such amendment shall become effective if it would (i) increase the number of shares of EDS Common Stock which may be sold or awarded under the Existing EDS Incentive Plan; or (ii) modify the requirements as to eligibility for participation in such plan.

     Unless earlier terminated by the EDS Board or the committee administering the Existing EDS Incentive Plan, such plan shall terminate on October 17, 2004. Although no shares of EDS Common Stock may be sold or issued (except to the extent issued in connection with rights or options previously granted under such plan) or rights or options granted after such date, such termination shall not affect any restrictions previously imposed on shares issued, or alter the rights of participants with respect to rights or options granted or shares issued, pursuant to the Existing EDS Incentive Plan.

     In the event of any change in the number, class or rights of shares subject to the Existing EDS Incentive Plan (through merger, consolidation, reorganization, recapitalization, stock dividend, split-up, combination of shares, exchange of shares, issuance of rights to subscribe or other change in capital structure), the Existing EDS Incentive Plan provides for the committee administering such plan to make appropriate adjustments to the maximum number of shares subject to the Existing EDS Incentive Plan and the number of shares and price per share subject to any outstanding award or grant as the committee shall find to be equitable to prevent dilution or enlargement of such rights.

  Advancement of Withholding Tax Payments

     Under current EDS policy, holders of Restricted Stock Units granted under the Existing Incentive Plan are required to reimburse EDS for the applicable withholding taxes paid by EDS in respect of the vesting of such units within 60 days of such payment by EDS. In the event that such holder is restricted from selling shares of Class E Common Stock (or, following the Split-Off, EDS Common Stock) by virtue of such holder's being in possession of material non-public information regarding EDS, EDS has historically extended the date for the reimbursement of such payment until such restriction is terminated. As of March 15, 1996, the indebtedness of Messrs. Alberthal, Castle, Chiapparone, Fernandes, Grant, Heller, Linderman and Reeves in respect of such advancement of payments for withholding taxes was $964,009, $365,659, $698,075, $531,867, $299,175,
$698,075, $971,929, and $598,350, respectively, and the largest amount of such indebtedness outstanding at any time since January 1, 1995 for such executive officers was $964,009, $365,659, $698,075, $531,867, $299,175, $938,601,
$971,929, and $598,350, respectively.


  Tax Implications to EDS

     EDS would generally be entitled to a deduction with respect to awards granted under the Existing EDS Incentive Plan in the manner, and subject to the limitations, described above under "Amended EDS Incentive Plan-Tax Implications of Awards." However, notwithstanding the fact that approval of the Amended EDS Incentive Plan by the common stockholders of General Motors is not obtained, the deduction limitations set forth in Section 162(m) of the Code would not apply to shares of Restricted Stock, shares of Bonus Stock, Restricted Stock Units or options which are granted on or prior to the date of the first regularly scheduled stockholder meeting of EDS that occurs after December 2, 1995.


EDS RETIREMENT PLAN

     The following table indicates the estimated annual benefits payable upon retirement to Messrs. Alberthal, Castle, Fernandes, Heller and Linderman, for the specified compensation and years of service classifications, under the combined formulas of the Amended and Restated EDS Retirement Plan (the "EDS Retirement Plan") and the EDS Supplemental Executive Retirement Plan (the "EDS Supplemental Plan"). The EDS Supplemental Plan is a non-qualified, unfunded retirement plan intended to pay benefits to certain executive level employees whose benefits under the EDS Retirement Plan are limited under the Code. Benefits under the EDS Supplemental Plan can be reduced, suspended or eliminated at any time by the EDS Compensation and Benefits Committee.

                  PROJECTED TOTAL ANNUAL RETIREMENT BENEFITS
                     UNDER THE EDS RETIREMENT PLAN AND THE
                             EDS SUPPLEMENTAL PLAN

                              YEARS OF SERVICE
- ----------------------------------------------------------------------------
 FINAL  AVERAGE
    EARNINGS         5        10        15        20        25        30
- ----------------------------------------------------------------------------
$  400,000       $ 32,428  $ 64,856  $ 97,284  $129,712  $162,140  $194,568
$  600,000       $ 49,128  $ 98,256  $147,384  $196,512  $245,640  $294,768
$  800,000       $ 65,828  $131,656  $197,484  $263,312  $329,140  $394,968
$1,000,000       $ 82,528  $165,056  $247,584  $330,112  $412,640  $495,168
$1,200,000       $ 99,228  $198,456  $297,684  $396,912  $496,140  $595,368
$1,400,000       $115,928  $231,856  $347,784  $463,712  $579,640  $695,568

     As of December 31, 1995, the average annual base salary for the highest five years over the last 10-year period and the eligible years of credited service for each of the named executive officers was as follows: Mr. Alberthal, $1,277,167-28 years; Mr. Castle, $682,667-seven years; Mr. Fernandes, $635, 250-
27 years; Mr. Heller, $729,334-28 years; and Mr. Linderman, $643,167-25 years. The annual base salary for the most recent year considered in the calculation of such average annual base salary is set forth in the Summary Compensation Table set forth above under the column labeled "Salary."

     "Earnings" under the EDS Retirement Plan generally refer to total annual cash compensation (up to $150,000 for 1995 as limited by the Code) for services rendered to EDS and its participating subsidiaries, together with any salary reduction contributions to the EDS Deferred Compensation Plan, and shall exclude extraordinary compensation (such as overseas living allowances, relocation allowances and benefits under any employee benefit plan, such as the Stock Incentive Plan). Benefits under the EDS Retirement Plan generally equal (i) 55% of the participant's final average earnings (based on the highest five consecutive years of includible earnings within the last ten years of employment), less the maximum offset allowance that can be deducted from final average earnings as determined under the Code, multiplied by (ii) the participant's years of credited benefit service (not to exceed 30), divided by
30. Benefits are payable in the form of a single or joint survivor life annuity, unless otherwise elected.

     To be eligible to participate in the EDS Supplemental Plan, an executive level employee must, among other requirements, be a participant in EDS' executive bonus plan and a participant in the EDS Retirement Plan and have met the eligibility requirements for the receipt of benefits thereunder. The benefit payable under the EDS Supplemental Plan for normal retirement, together with the benefit payable under the EDS Retirement Plan, will generally equal (i) 50% of the average of the participant's total compensation (based on the highest five consecutive years within the last ten years of employment) less (ii) the maximum offset allowance that can be deducted from final average earnings as determined under the Code. Such benefits are payable in the form of a single or joint survivor life annuity.


STOCK PURCHASE PLAN

     The EDS Board has adopted, and General Motors as the sole stockholder of EDS has approved, the 1996 Electronic Data Systems Corporation Stock Purchase Plan (the "EDS Stock Purchase Plan"), subject to consummation of the Split-Off. The EDS Stock Purchase Plan is intended to qualify as an "employee stock purchase plan" under Section 423 of the Code. All full-time employees of EDS and certain subsidiaries are eligible to participate in the EDS Stock Purchase Plan. An aggregate of approximately 57,500,000 shares of EDS Common Stock would be reserved for issuance under the EDS Stock Purchase Plan following consummation of the Split-Off, subject to adjustment in accordance with the terms of the EDS Stock Purchase Plan.

     Under the EDS Stock Purchase Plan, the EDS Board and/or the Compensation and Benefits Committee may determine the effective date of an offering and the purchase period thereunder and establish the purchase price and the maximum number of shares that each eligible employee may purchase, which number will be based on a percentage of the employee's compensation with a maximum individual investment as specified in the Code.

     All eligible employees who enroll in an offering receive options to purchase shares of EDS Common Stock at a price that is not less than the lesser of (i) 85% of the fair market value of the stock on the offering date or (ii) an amount which under the terms of the offering is not less than 85% of such fair market value at the time the right to purchase is exercised. Shares of EDS Common Stock purchased under the Plan may not be sold or transferred within two years of the date of purchase unless they are first offered to EDS at the lesser of (i) the price originally paid for the shares or (ii) the fair market value per share of EDS Common Stock on the date the shares are offered to EDS.

     EDS will make no cash contributions to the EDS Stock Purchase Plan, but will bear the expenses of administration. The EDS Stock Purchase Plan will be administered by the Compensation and Benefits Committee, which will have authority to resolve all questions relating to the administration of the Plan.

     A participating employee will not recognize income at the time rights to purchase shares are granted to him or her or when the employee exercises such rights and purchases shares of EDS Common Stock at the end of an offering. If an employee sells or otherwise disposes of the shares acquired under the Plan (i) more than two years after the date of purchase and (ii) more than two years after the date of the grant and more than one year after the date of exercise, or if the employee dies before disposing of the shares, ordinary income (compensation) should be included in the employee's gross income, limited to the lesser of (a) the excess of the fair market value at the time of sale or other disposition or at death over the amount paid for the shares under the option or
(b) the excess of the fair market value of the shares at the time the option was granted over the purchase price (determined as if the option were exercised on the date of grant). Any gain upon sale or other disposition in excess of the lesser of the amounts in (a) or (b) above would be treated as a long-term capital gain. If the employee meets requirement (ii) above but not (i), he or she should recognize ordinary income (compensation) as described in the first sentence of this paragraph, if any, and, in addition, long-term capital loss equal to the difference between the amount paid by EDS to repurchase the stock and the sum of the price paid by the employee for the stock plus the amount of ordinary income, if any, recognized by the employee on the disposition.

     EDS will recognize no income, gain, deduction or loss with respect to the grant or exercise of rights to purchase shares under the EDS Stock Purchase Plan.

     In the event of a disqualifying disposition (the sale or disposition of a share prior to the expiration of the two-year period after the date of grant or the one year period after the date of exercise), the employee should recognize ordinary income (compensation) in the year of the disqualifying disposition to the extent of the excess, if any, of the fair market value of the stock at the date the option was exercised over the price paid for the stock under the option with the difference between the amount paid by EDS for repurchase of the stock and the sum of the price paid by the employee for the stock plus the amount of ordinary income, if any, recognized by the employee on the disposition treated as a long-term or short-term capital loss depending on the length of the holding period. In the event of such a disqualifying disposition, EDS would be accorded a deduction, assuming certain compliance requirements are met, equal to the amount of the compensation includible by the employee. The foregoing discussion does not address the consequences of the Stock Purchase Plan under U.S. state or local or non U.S. tax laws.

CHANGE OF CONTROL EMPLOYMENT AGREEMENTS

     EDS management intends to recommend to the EDS Board at its first meeting following consummation of the Split-Off that EDS enter into certain change of control employment agreements ("Employment Agreements") with each of its executive officers and certain of its other officers (each, an "Executive").
EDS management expects that the Employment Agreements to be recommended to the EDS Board will generally provide that, upon the occurrence of certain triggering events involving an actual or potential change of control of EDS, the employment of each Executive with EDS will be continued for specified period of time ranging from three to five years (the "Employment Period") and will contain the other terms and provisions described below.

     The employment rights of the Executives under the Employment Agreements would be triggered by either a "Change of Control" or a "Potential Change of Control" (as such terms are defined in the Employment Agreements). Following a Potential Change of Control, the employment period may terminate (but the Employment Agreement will remain in force and a new employment period will apply to any future Change of Control or Potential Change of Control), if either (a) the EDS Board determines that a Change of Control is not likely or (b) the Executive, upon proper notice to EDS, elects to terminate his Employment Period as of any anniversary of the Potential Change of Control. A "Change of Control" generally includes the occurrence on or after the date of the Split-Off of any of the following: (i) any person, other than an exempt person (including EDS and its subsidiaries and employee benefit plans), becoming a beneficial owner of 15% or more of the shares of EDS Common Stock or voting stock of EDS then outstanding (including as a result of the Split-Off); (ii) a change in the identity of a majority of the persons serving as members of the EDS Board, unless such change was approved by a majority of the incumbent members of the EDS Board; (iii) the approval by the EDS stockholders of a reorganization, merger or consolidation in which (x) existing EDS stockholders would not own more than 85% of the common stock and voting stock of the resulting company, (y) a person (other than certain exempt persons) would own 15% or more of the common stock or voting stock of the resulting company or (z) less than a majority of the board of the resulting company would consist of the then incumbent members of the EDS Board; or (iv) the approval by the EDS stockholders of a liquidation or dissolution of EDS, unless such liquidation or dissolution is part of a plan of liquidation or dissolution involving a sale to a company of which following such transaction (x) more than 85% of the common stock and voting stock would be owned by existing EDS stockholders, (y) no person (other than certain exempt persons) would own 15% or more of the common stock or voting stock of such company and (z) at least a majority of the board of directors of such company would consist of the then incumbent members of the EDS Board. The acquisition of EDS Common Stock in the Split-Off by the GM Hourly Plan is an exempt transaction that will not constitute a Change of Control. A "Potential Change in Control" generally includes any of the following: (i) the commencement of a tender or exchange offer for EDS stock that, if consummated, would result in a Change of Control; (ii) EDS entering into an agreement which, if consummated, would constitute a Change of Control; (iii) the commencement of a contested election contest subject to certain proxy rules; or (iv) the occurrence of any other event that the EDS Board determines could result in a Change of Control.

     Under the Employment Agreements, EDS would agree that throughout the Employment Period, each Executive's position, authority, duties and responsibilities will not be diminished from the most significant held or exercised by, or assigned to, such Executive at any time during the 90-day period immediately prior to the commencement of the Employment Period. Additionally, all forms of the Executive's compensation, including salary, bonus, regular salaried employee plans, stock options, restricted stock and other awards, will continue on a basis no less favorable than as the same exist during the same period.

     The Employment Agreements would provide that an Executive's Employment Period terminates (i) automatically upon the Executive's death or after 180 days of the Executive's continuing Disability (as defined in the Employment Agreements), (ii) at EDS' option if the Executive is terminated for "Cause" (as defined in the Employment Agreements) and (iii) at the Executive's option at any time for "Good Reason" or for any reason during the 180-day period beginning 60 days (or 180 days in the case of agreements with less than a five-year term) after a Change of Control (a "Window Period"). For purposes of EDS' option to terminate the Employment Period, "Cause" is defined in the Employment Agreement to mean (i) dishonesty by the Executive which results in substantial personal enrichment at the expense of

EDS or (ii) demonstratively willful repeated violations of the Executive's obligations under the Employment Agreement, which violations are intended to result and do result in material injury to EDS. For purposes of an Executive's option to terminate the Employment Period, "Good Reason" generally means (i) a diminution of the executive officer's job duties; (ii) EDS' failure to comply with the requirements of the Employment Agreement; (iii) the transfer of an Executive's work location; (iv) a purported termination of the Executive's employment by EDS which is not in compliance with the Employment Agreement; (v) the failure of a successor to honor the Employment Agreement or (vi) a failure to reelect the Executive to the EDS Board if such Executive was a member of the EDS Board immediately prior to the commencement of the Employment Period.

     If an Executive's employment is terminated for any reason during a Window Period, by reason of death or Disability during a Window Period, or for Good Reason at any time, the Executive (or the Executive's legal representatives) will be entitled to receive the following: (i) the employee benefits the Executive has earned as of the date of termination; (ii) the Executive's then current salary and bonus throughout the remainder of the Employment Period;
(iii) the cash value of the Executive's retirement and 401(k) benefits to the end of the Employment Period; (iv) under certain circumstances, a pro rata portion of the grants of options, restricted stock and other compensatory awards the Executive would have received had his employment continued; and (v) continued coverage under employee welfare benefit plans until the end of the Employment Period. In addition, all options, restricted stock and other compensatory awards held by the Executive will immediately vest and become exercisable and the term thereof will be extended for up to one year following termination of employment. The Executive may also elect to cash out equity-based compensatory awards at the highest price per share paid by specified persons during the Employment Period or the six-month period prior to the date upon which the Employment Period commences. Upon the death of an Executive (other than during a Window Period), the Executive's legal representatives will be entitled to receive the following: (i) the employee benefits earned by the Executive as of the date of death, (ii) the Executive's then current salary for one year from the date of death and (iii) the continuation of welfare benefits until the end of the Employment Period. In addition, all options, restricted stock and other compensatory awards will immediately vest and become exercisable and the term thereof will be extended for up to one year following death. The Executive's legal representatives may elect to cash out equity-based compensatory awards at the highest price per share of common stock paid by specified persons during the Employment Period or the six-month period prior to the date upon which the Employment Period commences. Upon termination of an Executive's employment with EDS due to Disability, the Executive will be entitled to receive the same amounts and benefits as would be provided upon the termination of the Executive's employment by reason of death. If an Executive's employment is terminated, other than during a Window Period, (i) by EDS for Cause or (ii) by the Executive other than for Good Reason, the Executive will be entitled to receive only the compensation and benefits the Executive has earned as of the date of termination of the Executive's employment with EDS.


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Compensation information with respect to the named executives for 1995 reflects compensation earned while EDS was a wholly owned subsidiary of General Motors. During that period, EDS' compensation committee was composed of John F. Smith, Jr., Harry J. Pearce and J. Michael Losh, all of whom are officers of General Motors. In connection with the Split-Off, such persons will resign from such positions and it is anticipated that Ray J. Groves and C. Robert Kidder will be appointed to the Compensation and Benefits Committee of EDS.


INDEMNIFICATION AGREEMENTS

     EDS has entered into Indemnification Agreements (the "Indemnification Agreements") with its directors, nominees for director and certain of its officers (the "Indemnitees"), a form of which is filed as an exhibit to this Current Report. Under the terms of the Indemnification Agreements, EDS has generally agreed to indemnify, and advance expenses to, each Indemnitee to the fullest extent permitted by applicable law on the date of such agreements and to such greater extent as applicable law may thereafter permit. In addition, the Indemnification Agreements contain specific provisions pursuant to which EDS has agreed to indemnify each Indemnitee (i) if such person is, by reason of his or her status as a director, nominee for director, officer, agent or fiduciary of EDS or of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise with which such person was serving at the request of EDS (any such status being hereinafter referred to as a "Corporate Status"), made or threatened to be made a party to any threatened, pending or completed action, suit, arbitration, alternative dispute resolution mechanism, investigation or other proceeding (each, a "Proceeding"), other than a Proceeding by or in the right of EDS, (ii) if such person is, by reason of his or her Corporate Status, made or threatened to be made a party to any Proceeding brought by or in the right of EDS to procure a judgment in its favor, except that no indemnification shall be made in respect of any claim, issue or matter in such Proceeding as to which such Indemnitee shall have been adjudged to be liable to EDS if applicable law prohibits such indemnification (unless and only to the extent that a court shall otherwise determine), (iii) against expenses actually and reasonably incurred by such person or on his or her behalf in connection with any Proceeding to which such Indemnitee was or is a party by reason of his or her Corporate Status and in which such Indemnitee is successful, on the merits or otherwise, (iv) against expenses actually and reasonably incurred by such person or on his or her behalf in connection with a Proceeding to the extent that such Indemnitee is, by reason of his or her Corporate Status, a witness or otherwise participates in any Proceeding at a time when such person is not a party in the Proceeding, and (v) against expenses actually and reasonably incurred by such person in any judicial adjudication of or any award in arbitration to enforce his or her rights under the Indemnification Agreements.

     Furthermore, under the terms of the Indemnification Agreements, EDS has agreed to pay all reasonable expenses incurred by or on behalf of an Indemnitee in connection with any Proceeding, whether brought by or in the right of EDS or otherwise, in advance of any determination with respect to entitlement to indemnification and within 15 days after the receipt by EDS of a written request from such Indemnitee for such payment. In the Indemnification Agreements, each Indemnitee has agreed that he or she will reimburse and repay EDS for any expenses so advanced to the extent that it shall ultimately be determined that he or she is not entitled to be indemnified by EDS against such expenses.

     The Indemnification Agreements also include provisions that specify the procedures and presumptions which are to be employed to determine whether an Indemnitee is entitled to indemnification thereunder. In some cases, the nature of the procedures specified in the Indemnification Agreements varies depending on whether there has occurred a "Change in Control" (as defined in the Indemnification Agreements) of EDS.

                               EDS CAPITAL STOCK

     Under the EDS Certificate of Incorporation, the authorized capital stock of EDS is 2,200,000,000 shares, of which 2,000,000,000 shares are EDS Common Stock, par value $0.01 per share, and 200,000,000 shares are preferred stock, par value $0.01 per share (the "EDS Preferred Stock").

     The following descriptions (i) are summaries and do not purport to be complete and (ii) give effect to the consummation of the Split-Off. Reference is also made to the more detailed provisions of, and such descriptions are qualified in their entirety by reference to, the EDS Certificate of Incorporation and the EDS Bylaws, copies of which are filed as exhibits to this Current Report.


EDS COMMON STOCK

     Holders of EDS Common Stock will be entitled to one vote per share with respect to each matter submitted to a vote of stockholders of EDS, subject to voting rights that may be established for shares of EDS Preferred Stock, if any. Except as may be provided in connection with any EDS Preferred Stock or as may otherwise be required by law or the EDS Certificate of Incorporation, the EDS Common Stock will be the only capital stock of EDS entitled to vote in the election of directors. The EDS Common Stock will not have cumulative voting rights. Immediately prior to the consummation of the Split-Off, General Motors was the only holder of record of EDS Common Stock.

     Subject to the prior rights of holders of EDS Preferred Stock, if any, holders of the EDS Common Stock are entitled to receive such dividends as may be lawfully declared from time to time by the EDS Board. Upon any liquidation, dissolution or winding up of EDS, whether voluntary or involuntary, holders of the EDS Common Stock will be entitled to receive such assets as are available for distribution to stockholders after there shall have been paid or set apart for payment the full amounts necessary to satisfy any preferential or participating rights to which the holders of each outstanding series of EDS Preferred Stock are entitled by the express terms of such series.

     The outstanding shares of EDS Common Stock are fully paid and nonassessable. The EDS Common Stock will not have any preemptive, subscription or conversion rights. Additional shares of authorized EDS Common Stock may be issued, as authorized by the EDS Board from time to time, without stockholder approval, except as may be required by applicable stock exchange requirements.


EDS PREFERRED STOCK

     The EDS Board is empowered, without approval of the stockholders, to cause shares of EDS Preferred Stock to be issued in one or more series, with the numbers of shares of each series and the powers, preferences, rights and limitations of each series to be determined by it. Among the specific matters that may be determined by the EDS Board are the rate of dividends, if any; rights and terms of conversion or exchange, if any; the terms of redemption, if any; the amount payable in the event of any voluntary liquidation, dissolution or winding up of the affairs of EDS; the terms of a sinking or purchase fund, if any; and voting rights, if any. The Series A EDS Preferred Stock described under "EDS Rights Agreement" below is a series of EDS Preferred Stock that has been authorized by the EDS Board.

     Although EDS has no current plans to issue EDS Preferred Stock, the issuance of shares of EDS Preferred Stock, or the issuance of rights to purchase such shares, could be used to discourage an unsolicited acquisition proposal. For example, a business combination could be impeded by the issuance of a series of EDS Preferred Stock containing class voting rights that would enable the holder or holders of such series to block any such transaction. Alternatively, a business combination could be facilitated by the issuance of a series of EDS Preferred Stock having sufficient voting rights to provide a required percentage vote of the stockholders. In addition, under certain circumstances, the issuance of EDS Preferred Stock could adversely affect the voting power of the holders of the EDS Common Stock. Although the EDS Board is required to make any determination to issue any such stock based on its judgment as to the best interests of the stockholders of EDS, the EDS Board could act in a manner that would discourage an acquisition attempt or other transaction that some, or a majority, of the stockholders might believe to be in their best interests or in which stockholders might receive a premium for their stock over prevailing market prices of such stock. The EDS Board does not at present intend to seek stockholder approval prior to any issuance of currently authorized stock, unless otherwise required by law or applicable stock exchange requirements.


EDS RIGHTS AGREEMENT

     There will be attached to each share of EDS Common Stock offered hereby one right (a "Right") to purchase from EDS a unit consisting of one one-hundredth of a share (a "Unit") of Series A Junior Participating Preferred Stock, par value $0.01 per share (the "Series A EDS Preferred Stock"), at a purchase price of $200 per Unit, subject to adjustment in certain events (the "Purchase Price"). The following description of the Rights (i) is a summary and does not purport to be complete and (ii) gives effect to the consummation of the Split-Off. Reference is also made to the more detailed provisions of, and such description is qualified in its entirety by reference to, the EDS Rights Agreement, a copy of which is filed as an exhibit to this Current Report.

     Initially, the Rights will be attached to all certificates representing outstanding shares of EDS Common Stock, including the shares of EDS Common Stock issued in the Split-Off, and no separate certificates for the Rights ("Rights Certificates") will be distributed. The Rights will separate from the EDS Common Stock and a "Distribution Date" will occur upon the earlier of (i) ten days following a public announcement that a person or group of affiliated or associated persons (an "Acquiring Person") has acquired, or obtained the right to acquire, beneficial ownership of 10% or more of the outstanding shares of EDS Common Stock (the date of the announcement being the "Stock Acquisition Date"), or (ii) ten business days (or such later date as may be determined by the EDS Board before the Distribution Date occurs) following the commencement of a tender offer or exchange offer that would result in a person's becoming an Acquiring Person. The GM Hourly Plan, and any trustee of or other fiduciary with respect to such plan (when acting in such capacity), will not be an Acquiring Person solely as a result of its acquiring EDS Common Stock in the Split-Off but may thereafter become an Acquiring Person if it shall purchase or otherwise become the beneficial owner of additional shares of EDS Common Stock constituting 1% or more of the then outstanding shares of EDS Common Stock unless the Hourly Plan is not then the beneficial owner of 10% or more of the then outstanding shares of EDS Common Stock. Until the Distribution Date, (a) the Rights will be evidenced by the certificates representing EDS Common Stock and will be transferred with and only with such certificates, (b) certificates representing EDS Common Stock will contain a notation incorporating the EDS Rights Agreement by reference and (c) the surrender for transfer of any certificate for EDS Common Stock will also constitute the transfer of the Rights associated with the stock represented by such certificate.

     The Rights are not exercisable until the Distribution Date and will expire at the close of business on March 12, 2006, unless earlier redeemed or exchanged by EDS as described below.

     As soon as practicable after the Distribution Date, Rights Certificates will be mailed to holders of record of EDS Common Stock as of the close of business on the Distribution Date and, from and after the Distribution Date, the separate Rights Certificates alone will represent the Rights. All shares of EDS Common Stock issued prior to the Distribution Date will be issued with Rights. Shares of EDS Common Stock issued after the Distribution Date in connection with certain employee benefit plans or upon conversion of certain securities will be issued with Rights. Except as otherwise determined by the EDS Board, no other shares of EDS Common Stock issued after the Distribution Date will be issued with Rights.

     In the event (a "Flip-In Event") that a person becomes an Acquiring Person (except pursuant to a tender or exchange offer for all outstanding shares of EDS Common Stock at a price and on terms that a majority of the directors of EDS who are not officers or employees of EDS and who are not representatives, nominees, affiliates or associates of the Acquiring Person determines to be fair to and otherwise in the best interests of EDS and its stockholders (a "Permitted Offer")), each holder of a Right will thereafter have the right to receive, upon exercise of such Right, a number of shares of EDS Common Stock (or, in certain circumstances, cash, property or other securities of EDS) having a Current Market Price (as defined in the EDS Rights Agreement) equal to two times the Purchase Price of the Right. Notwithstanding the foregoing, following the occurrence of any Flip-In Event, all Rights that are, or (under certain circumstances specified in the Rights Agreement) were, beneficially owned by any Acquiring Person (or by certain related parties) will be null and void in the circumstances set forth in the EDS Rights Agreement. However, the Rights are not exercisable following the occurrence of any Flip-In Event until such time as the Rights are no longer redeemable by EDS as set forth below.

     In the event (a "Flip-Over Event") that, at any time on or after the Stock Acquisition Date, (i) EDS is acquired in a merger or other business combination transaction (other than certain mergers that follow a Permitted Offer), or (ii) 50% or more of EDS' assets or earning power is sold or transferred, each holder of a Right (except Rights that previously have become void as set forth above) shall thereafter have the right to receive, upon exercise, a number of shares of common stock of the acquiring company having a Current Market Price equal to two times the Purchase Price of the Right. Flip-In Events and Flip-Over Events are collectively referred to as "Triggering Events."

     The Purchase Price payable, and the number of Units of Series A EDS Preferred Stock or other securities or property issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Series A EDS Preferred Stock, (ii) if holders of the Series A EDS Preferred Stock are granted certain rights or warrants to subscribe for Series A EDS Preferred Stock or certain convertible securities at less than the current market price of the Series A EDS Preferred Stock, or (iii) upon the distribution to holders of the Series A EDS Preferred Stock of evidences of indebtedness, cash or assets (excluding regular quarterly cash dividends) or of subscription rights or warrants (other than those referred to above).

     With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments amount to at least 1% of the Purchase Price. No fractional Units will be issued and, in lieu thereof, an adjustment in cash will be made based on the market price of the Series A EDS Preferred Stock on the last trading date prior to the date of exercise. Pursuant to the EDS Rights Agreement, EDS reserves the right to require prior to the occurrence of a Triggering Event that, upon any exercise of Rights, a number of Rights be exercised so that only whole shares of Series A EDS Preferred Stock will be issued.

     At any time until ten days following the Stock Acquisition Date, EDS may redeem the Rights in whole, but not in part, at a price of $.01 per Right, payable, at the option of EDS, in cash, shares of EDS Common Stock or such other consideration as the EDS Board may determine. Immediately upon the effectiveness of the action of the EDS Board ordering redemption of the Rights, the Rights will terminate and the only right of the holders of Rights will be to receive the $.01 redemption price.

     At any time after the occurrence of a Flip-In Event and prior to a person's becoming the beneficial owner of 50% or more or the shares of EDS Common Stock then outstanding, EDS may, at its option, exchange the Rights (other than Rights owned by an Acquiring Person or an affiliate or an associate of an Acquiring Person, which will have become void), in whole or in part, at an exchange ratio of one share of EDS Common Stock and/or other equity securities deemed to have the same value as one share of EDS Common Stock, per Right, subject to adjustment.

     Other than certain provisions relating to the principal economic terms of the Rights, any of the provisions of the EDS Rights Agreement may be amended by the EDS Board prior to the Distribution Date. Thereafter, the provisions of the EDS Rights Agreement may be amended by the EDS Board in order to cure any ambiguity, defect or inconsistency, to make changes that do not materially adversely affect the interests of holders of Rights (excluding the interests of any Acquiring Person), or to shorten or lengthen any time period under the EDS Rights Agreement;

provided, however, that no amendment to lengthen the time period governing redemption shall be made at such time as the Rights are not redeemable. Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of EDS, including, without limitation, the right to vote or to receive dividends.

     Any shares of Series A EDS Preferred Stock that may be issued upon exercise of the Rights will be entitled to receive, when, as and if declared, preferential quarterly dividends in cash in an amount per share equal to the greater of $1.00 per quarter and 100 times the aggregate per share cash dividend paid on the EDS Common Stock, and noncash dividends payable in kind in an amount per share equal to 100 times any noncash dividend or other distribution declared on the EDS Common Stock. In the event of the liquidation, dissolution or winding up of EDS, holders of any such Series A EDS Preferred Stock will be entitled to receive (after satisfaction of or provision for liabilities and any preferential amounts payable with respect to any EDS Preferred Stock ranking senior to the Series A EDS Preferred Stock) liquidation payments per share in an amount equal to accrued but unpaid dividends plus the greater of $100.00 or 100 times the per share amount distributed to holders of EDS Common Stock. In the event of any merger, consolidation or other transaction in which shares of EDS Common Stock are exchanged, holders of shares of Series A EDS Preferred Stock will be entitled to receive a per share amount and type of consideration equal to 100 times the per share amount received by holders of EDS Common Stock. Any Series A EDS Preferred Stock will be redeemable at the option of EDS in whole at any time or in part from time to time, for cash in an amount per share equal to 100 times the market price of the EDS Common Stock (determined on the basis of an average closing price over a specified ten trading day period). Holders of Series A EDS Preferred Stock will have 100 votes per share and, except as otherwise provided in the EDS Certificate of Incorporation or required by law, shall vote together with holders of EDS Common Stock as a single class. The rights of the Series A EDS Preferred Stock as to dividends, liquidation and voting are protected by anti-dilution provisions. Whenever dividend payments on the Series A EDS Preferred Stock are in arrears, EDS will not (i) purchase or redeem any shares of Series A Preferred Stock or shares ranking on a parity with the Series A EDS Preferred Stock except in accordance with a purchase offer to all holders, (ii) declare or pay dividends on or purchase or redeem any shares of stock ranking junior to the Series A EDS Preferred Stock or (iii) declare or pay dividends on or purchase or redeem any shares of stock ranking on a parity with the Series A EDS Preferred Stock except dividends paid ratably on the Series A EDS Preferred Stock and all such parity stock and except purchases or redemptions of such parity stock in exchange for junior stock. If dividend payments on any Series A EDS Preferred Stock are in arrears for six quarters, the holders of the Series A EDS Preferred Stock (together with holders of any other Preferred Stock with similar rights) will have the right to elect two directors of EDS.

     The Rights will have certain antitakeover effects. The Rights will cause substantial dilution to any person or group that attempts to acquire EDS without the approval of the EDS Board. As a result, the overall effect of the Rights may be to render more difficult or discourage any attempt to acquire EDS even if such acquisition may be favorable to the interests of EDS' stockholders. Because the EDS Board can redeem the Rights or approve a Permitted Offer, the Rights should not interfere with a merger or other business combination approved by the EDS Board. The Rights have been distributed prior to the consummation of the Split-Off to protect EDS' stockholders from coercive or abusive takeover tactics and to give the EDS Board more negotiating leverage in dealing with prospective acquirors.


LIMITATION ON EDS DIRECTORS' LIABILITY

     The EDS Certificate of Incorporation provides, as authorized by Section 102(b)(7) of the Delaware General Corporation Law, as amended ("the DGCL"), that a director of EDS will not be personally liable to EDS or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to EDS or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.

     The inclusion of this provision in the EDS Certificate of Incorporation may have the effect of reducing the likelihood of derivative litigation against directors, and may discourage or deter stockholders or management from bringing a lawsuit against directors for breach of their duty of care, even though such an action, if successful, might otherwise have benefited EDS and its stockholders.


SECTION 203 OF THE DELAWARE GENERAL CORPORATION LAW

     EDS is a Delaware corporation and subject to Section 203 of the DGCL. Generally, Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the time such stockholder became an interested stockholder, unless (i) prior to such time, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder, (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, or (iii) at or subsequent to such time, the business combination is approved by the board of directors and authorized by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder. A "business combination" includes (a) any merger or consolidation of the corporation with the interested stockholder, (b) any sale, lease, exchange or other disposition, except proportionately as a stockholder of such corporation, to or with the interested stockholder of assets of the corporation having an aggregate market value equal to 10% or more of either the aggregate market value of all the assets of the corporation or the aggregate market value of all the outstanding stock of the corporation, (c) certain transactions resulting in the issuance or transfer by the corporation of stock of the corporation to the interested stockholder, (d) certain transactions involving the corporation which have the effect of increasing the proportionate share of the stock of any class or series of the corporation which is owned by the interested stockholder or (e) certain transactions in which the interested stockholder receives financial benefits provided by the corporation. An "interested stockholder" generally is (i) any person that owns 15% or more of the outstanding voting stock of the corporation, (ii) any person that is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the three-year period prior to the date on which it is sought to be determined whether such person is an interested stockholder and (iii) the affiliates or associates of any such person. The EDS Board has approved the distribution of EDS Common Stock to the GM Hourly Plan Special Trust pursuant to the Merger for purposes of
Section 203 so long as the GM Hourly Plan Special Trust does not purchase or otherwise become the owner of additional shares of capital stock constituting 1% or more of the aggregate voting power of the outstanding capital stock of EDS at any time that it is the owner of 15% or more of the outstanding voting stock of EDS. The EDS Board further provided that such approval would not apply to any transferee of EDS capital stock from the GM Hourly Plan Special Trust.


LIMITATIONS ON CHANGES IN CONTROL

     The EDS Bylaws contain provisions requiring that advance notice be delivered to EDS of any business to be brought by a stockholder before an annual meeting of stockholders and providing for certain procedures to be followed by stockholders in nominating persons for election to the EDS Board. Generally, such advance notice provisions provide that the stockholder must give written notice to the Secretary of EDS not less than 90 days nor more than 270 days before the scheduled date of the annual meeting of stockholders of EDS. The notice must set forth specific information regarding such stockholder and such business or director nominee, as described in the EDS Bylaws. It is currently anticipated that the deadline for receipt of such notices with respect to EDS' 1997 Annual Meeting of Stockholders will be on March 6, 1997.

     The EDS Certificate of Incorporation provides that, except as may be provided by the EDS Certificate of Incorporation or in the resolution or resolutions providing for the issuance of any series of EDS Preferred Stock, the number of directors shall not be fewer than three nor more than fifteen and provides for a classified Board of Directors, consisting of three classes as nearly equal in size as practicable. Each class holds office until the third annual stockholders' meeting for election of directors following the most recent election of such class, except that the initial terms of the three classes expire in 1997, 1998 and 1999, respectively. See "EDS Management and Executive Compensation-Directors and Executive Officers." A director of EDS may be removed only for cause.

     The EDS Certificate of Incorporation provides that stockholders may not act by written consent in lieu of a meeting, unless such written consent is unanimous. Special meetings of the stockholders may be called by the Chairman of the EDS Board or by the EDS Board, but may not be called by stockholders. The EDS Bylaws may be amended by the EDS Board or by the affirmative vote of the holders of at least 66 2/3% of the aggregate voting power of the outstanding capital stock of EDS entitled to vote in the election of directors.

     The EDS Certificate of Incorporation also contains a "fair price" provision that applies to certain business combination transactions involving any person or group that beneficially owns at least 10% of the aggregate voting power of the outstanding capital stock of EDS (a "Related Person"). The "fair price" provision requires the affirmative vote of the holders of (i) at least 80% of the voting stock of EDS and (ii) at least 66 2/3% of the voting stock of EDS not beneficially owned by the Related Person, to approve certain transactions between the Related Person and EDS or its subsidiaries, including any merger, consolidation or share exchange, any sale, lease, exchange, pledge or other disposition of assets of EDS or its subsidiaries having a fair market value of at least $10 million, any transfer or issuance of securities of EDS or any of its subsidiaries, any adoption of a plan or proposal by EDS of voluntary liquidation or dissolution of EDS, certain reclassifications of securities or recapitalizations of EDS or certain other transactions, in each case involving the Related Person. This voting requirement will not apply to certain transactions, including (a) any transaction in which the consideration to be received by the holders of each class of capital stock of EDS is (x) the same in form and amount as that paid in a tender offer in which the Related Person acquired at least 50% of the outstanding shares of such class and which was consummated not more than one year earlier or (y) not less in amount than the highest per share price paid by the Related Person for shares of such class or
(b) any transaction approved by EDS' continuing directors (as defined in the EDS Certificate of Incorporation). The GM Hourly Plan, and any trustee of or other fiduciary with respect to such plan (when acting in such capacity), will not be a Related Person solely as a result of its acquiring EDS Common Stock in the Split-Off but may thereafter become a Related Person if it shall purchase or otherwise become the beneficial owner of additional shares of capital stock constituting 1% or more of the aggregate voting power of the outstanding capital stock of EDS unless the GM Hourly Plan is not then the beneficial owner of 10% or more of the aggregate voting power of the outstanding capital stock of EDS. This provision could have the effect of delaying or preventing a change in control of EDS in a transaction or series of transactions that did not satisfy the "fair price" criteria.

     The provisions of the EDS Certificate of Incorporation relating to the EDS Board, the limitation of actions taken by written consent, the calling of special meetings, the amendment of the EDS Bylaws and the "fair price" provision may be amended only by the affirmative vote of the holders of at least 80% of the aggregate voting power of the outstanding capital stock of EDS entitled to vote for the election of directors.

     The foregoing provisions of the EDS Certificate of Incorporation and the EDS Bylaws, together with the EDS Rights Agreement and the provisions of Section 203 of the DGCL, could have the effect of delaying, deferring or preventing a change in control of EDS or the removal of existing management, of deterring potential acquirors from making an offer to stockholders of EDS and of limiting any opportunity to realize premiums over prevailing market prices for EDS Common Stock in connection therewith. For a description of certain other factors that could limit such changes in control and offers, see "Risk Factors Regarding EDS after the Split-Off-Certain Limitations on Changes in Control of EDS." This could be the case notwithstanding that a majority of EDS' stockholders might benefit from such a change in control or offer.

EDS TRANSFER AGENT AND REGISTRAR

     The Bank of New York will serve as the Transfer Agent and Registrar for the EDS Common Stock.



                   SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                         OWNERS AND MANAGEMENT OF EDS

EDS

     The following table sets forth certain information regarding the beneficial ownership of Class E Common Stock as of March 15, 1996, by each of the persons expected to be a director of EDS immediately after consummation of the Split-Off, by each other executive officer identified under the Executive Compensation table above and by all persons expected to be directors and executive officers of EDS upon consummation of the Split-Off as a group. Upon consummation of the Split-Off, each outstanding share of Class E Common Stock will be automatically converted into one share of EDS Common Stock, and the persons shown herein as holding Class E Common Stock will own an identical number of shares of EDS Common Stock and approximately the same percentage of the outstanding shares of such class. Each of the individuals/groups listed below is the owner of less than one percent of the outstanding shares and voting power of the Class E Common Stock (based on the number of shares of Class E Common Stock outstanding on the Record Date).

                                                                     SHARES
                                                                  BENEFICIALLY
           NAME OF BENEFICIAL OWNER                                 OWNED(a)
           ------------------------                                 --------
           Lester M. Alberthal, Jr............................        109,062
           Gary J. Fernandes..................................         52,000
           Jeffrey M. Heller..................................        321,092
           John R. Castle, Jr.................................         35,394
           Dean Linderman.....................................         79,856
           James A. Baker, III................................            -0-
           Richard B. Cheney..................................            -0-
           Ray J. Groves......................................            -0-
           Ray L. Hunt........................................            -0-
           C. Robert Kidder...................................          2,300
           Judith Rodin.......................................            -0-
           Enrique J. Sosa....................................            -0-
           Directors and executive officers of EDS as a group
                 (15 persons).................................        788,851

(a) Excludes units granted under the Existing EDS Incentive Plan to Messrs. Alberthal, Fernandes, Heller, Castle and Linderman and all officers and directors as a group representing 422,000, 228,000, 298,000, 133,000,
     248,000 and 1,743,000 shares of unvested restricted Class E Common Stock, respectively. All such units are scheduled to vest (subject to earlier vesting based on the achievement of performance goals by EDS) during the period from 1997 through the earlier of normal retirement age or 2009.


GM HOURLY PLAN SPECIAL TRUST

     Of the approximately 485.7 million shares of Class E Common Stock outstanding as of the Record Date, EDS has been advised that approximately
149.5 million shares, or approximately 31%, were owned by the GM Hourly Plan

Special Trust. The GM Hourly Plan Special Trust acquired the substantial majority of such shares pursuant to General Motors' contribution to the GM Hourly Plan, on March 13, 1995, of 173.2 million shares of Class E Common Stock.

     All of the contributed shares, together with an additional approximately
16.9 million shares of Class E Common Stock held by the GM Hourly Plan Special Trust at the time of the contribution, are subject to the restrictions on transfer in and other terms of a Registration Rights Agreement, dated March 12, 1995 (the "Registration Rights Agreement"), between General Motors and the GM Hourly Plan Trustees. Upon consummation of the Split-Off, EDS will succeed to all of the rights and obligations of General Motors under the Registration Rights Agreement (with the exception of certain indemnification provisions relating to prior offerings under the Registration Rights Agreement), and all of the provisions of the Registration Rights Agreement applicable to the Class E Common Stock held by the GM Hourly Plan Special Trust will apply to the EDS Common Stock into which such Class E Common Stock is converted (for purposes of this discussion, the "Registrable Securities"). Under the Registration Rights Agreement, the GM Hourly Plan Special Trust may only transfer Registrable Securities in certain types of transactions and under certain circumstances, including "demand transfers" (which are defined under the Registration Rights Agreement to include public offerings and negotiated transactions, whether registered or not) and certain transfers to employee benefit plans maintained by General Motors and its subsidiaries. The Registration Rights Agreement provides that any underwritten public offering to be effected thereunder by the GM Hourly Plan Special Trust must be reasonably designed to achieve a broad public distribution of the securities being offered. Subject to certain limitations, the issuer of the Registrable Securities may postpone the filing or effectiveness of any registration statement requested by the GM Hourly Plan Special Trust or the making of any demand transfer at any time the issuer determines that such action would interfere with any proposal or plan by the issuer to engage in any material acquisition, merger, tender offer, securities offering or other material transaction or would require such issuer to make a public disclosure of previously non-public material information. The Registration Rights Agreement prohibits the GM Hourly Plan Special Trust from making a negotiated transfer (i) of more than 2% of the Registrable Securities then outstanding to any person and (ii) to any person who is then required to file or has filed a Schedule 13D under the Exchange Act with respect to the Registrable Securities. Following the consummation of the Split-Off, the GM Hourly Plan Special Trust will be permitted two demand transfers in any twelve-month period. Restrictions on the GM Hourly Plan Special Trust's transfer of Registrable Securities under the Registration Rights Agreement will terminate when the GM Hourly Plan Special Trust owns less than 2% of the EDS Common Stock then outstanding.

     The Registration Rights Agreement also imposes certain restrictions on the ability of the GM Hourly Plan Special Trust to tender its shares of Registrable Securities in a third-party tender offer until such Trust owns 7.5% or less of the EDS Common Stock on a fully diluted basis (after which time it may freely tender into any tender offer for EDS Common Stock). Until such time, in the event of a tender offer for EDS Common Stock, the right of the GM Hourly Plan Special Trust to tender its Registrable Securities will depend on whether EDS has in effect a stockholders rights plan (such as the EDS Rights Agreement). In general, the GM Hourly Plan Special Trust may tender its shares in a tender offer if a stockholders rights plan is in effect during the pendency of such tender offer, but the rights thereunder have been redeemed, revoked or invalidated by the EDS Board, or by a final and non-appealable court order, in connection with such tender offer. The GM Hourly Plan Special Trust will also be able to tender its shares in a tender offer if both (i) a stockholders rights plan is in effect during the pendency of such tender offer, but the rights thereunder have been redeemed, revoked or invalidated for any other reason, and
(ii) either the EDS Board, or a majority of EDS' Independent Directors (as defined in the Registration Rights Agreement), has not recommended rejection of the tender offer, or there are then fewer than two Independent Directors on the EDS Board. Additionally, if (i) a stockholders rights plan is in effect during the pendency of a tender offer, but the rights thereunder have been redeemed, revoked or invalidated for any reason other than that described above and other than as a result of a proposal publicly or privately initiated, recommended, endorsed, supported or voted for by the GM Hourly Plan Special Trust, and (ii) the GM Hourly Plan Special Trust makes a good faith determination that the tender offer will likely result in the purchase of shares representing more than 50% of EDS' total voting power (without giving effect to any securities tendered or to be tendered by the GM Hourly Plan Special Trust), then the GM Hourly Plan Special Trust may tender shares in such tender offer, unless EDS gives notice to the GM Hourly Plan Special Trust. If EDS gives any such notice and the tender offer then results in the purchase of shares constituting more than 50% of the total voting power of EDS, then the GM

Hourly Plan Special Trust will have the option to cause EDS to purchase the number of shares that would have been purchased from the GM Hourly Plan Special Trust in the tender offer if the GM Hourly Plan Special Trust had been permitted to tender, at the price per share, payable in cash, offered in the tender offer.

     Pursuant to the Registration Rights Agreement, on June 12, 1995, General Motors registered under the Securities Act an underwritten public offering of 40,550,000 shares (including an over-allotment option of 5,550,000 shares, which was exercised in full) of Class E Common Stock owned by the GM Hourly Plan Special Trust. All such shares were sold to the public.

     The GM Hourly Plan Special Trust has also agreed, pursuant to a Transfer Agreement dated as of March 12, 1995 (the "Transfer Agreement") between General Motors and the GM Hourly Plan Trustees, that for a period that generally terminates on the second anniversary of the Split-Off, it will vote against any merger of EDS that would not be a tax-free reorganization under Section 368 of the Code. In the Transfer Agreement, the GM Hourly Plan Special Trust additionally agreed to certain transfer restrictions intended to preserve the tax-free status of the Split-Off. Such restrictions generally terminate on the second anniversary of the Merger and do not apply to sales pursuant to public offerings meeting certain criteria. The Transfer Agreement could have the effect of delaying, deterring or preventing a change in control of EDS. The Separation Agreement provides that General Motors will not (i) amend or modify the Transfer Agreement in any material respect or (ii) waive the benefit of any material term of the Transfer Agreement, without the prior written consent of EDS. See "Relationship Between General Motors and EDS-Post Split-Off Arrangements-Separation Agreement."

     The GM Hourly Plan Trustees have been appointed, as fiduciaries within the meaning of ERISA, to manage the shares of Registrable Securities owned by the GM Hourly Plan Special Trust. The GM Hourly Plan Trustees have responsibility to manage prudently the shares of Registrable Securities held by the GM Hourly Plan Special Trust, in a manner consistent with maximizing the value of the GM Hourly Plan Special Trust's investment in Registrable Securities and in accordance with the GM Hourly Plan Trustees' determination of the extent to which the GM Hourly Plan Special Trust may prudently continue to hold such shares consistent with the diversification and related fiduciary requirements of ERISA. In accordance with the foregoing and in a manner consistent with the limitations and terms of the Registration Rights Agreement, the GM Hourly Plan Trustees have the authority and discretion to cause the GM Hourly Plan Special Trust to hold such shares or sell all or any portion thereof from time to time as they may deem appropriate, and to direct the voting of and the exercise of all other rights relating to such shares. The GM Hourly Plan Trustees have also notified EDS of their intent to manage the disposition of shares of EDS Common Stock in a manner consistent with maintaining an orderly market for the EDS Common Stock, although there can be no assurance in this regard. EDS has been advised that, in order to discharge their fiduciary duties, the GM Hourly Plan Trustees continually look for attractive opportunities to sell a portion of their holdings of Class E Common Stock (and following the Split-Off, EDS Common Stock) consistent with their stated objectives of maximizing value for the GM Hourly Plan and maintaining an orderly market for such stock. There can be no assurance as to the timing or size of any offerings of shares owned by the GM Hourly Plan Special Trust since, subject to the terms of the Registration Rights Agreement and the Transfer Agreement, the GM Hourly Plan Trustees have the right to sell such shares at any time. The sale of shares by the GM Hourly Plan Special Trust will depend on, among other things, market conditions, the price of such shares, the level of and any changes in the demand for such shares, and other factors outside the control of EDS. The Department of Labor exemption obtained at the time of the contribution of the shares of Registrable Securities to the GM Hourly Plan Special Trust does not impose any time constraints on the GM Hourly Plan Special Trust for any dispositions of such shares. The compensation of the GM Hourly Plan Trustees is not contingent in any way on the sale or continued holding of shares of Registrable Securities by the GM Hourly Plan Special Trust.

                                  APPENDIX A

                     EDS CONSOLIDATED FINANCIAL STATEMENTS

          INDEX                                                             PAGE
          -----                                                             ----
Independent Auditors' Report.............................................   A-1
Consolidated Statements of Income........................................   A-2
Consolidated Balance Sheets..............................................   A-3
Consolidated Statements of Cash Flows....................................   A-4
Notes to Consolidated Financial Statements...............................   A-5

                         INDEPENDENT AUDITORS' REPORT

The Board of Directors
Electronic Data Systems Corporation:

     We have audited the accompanying consolidated balance sheets of Electronic Data Systems Corporation and subsidiaries as of December 31, 1995 and 1994, and the related consolidated statements of income and cash flows for each of the years in the three-year period ended December 31, 1995. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Electronic Data Systems Corporation and subsidiaries as of December 31, 1995 and 1994, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1995, in conformity with generally accepted accounting principles.



                                             /s/ KPMG Peat Marwick LLP

Dallas, Texas
January 24, 1996

             ELECTRONIC DATA SYSTEMS CORPORATION AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME

                                                                                YEARS ENDED DECEMBER 31,
                                                                        -------------------------------------
                                                                          1995           1994         1993
                                                                        ----------     ---------    ---------
                                                                       (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
Systems and other contracts revenues.............................       $ 12,422.1     $ 9,960.1    $ 8,507.3
                                                                        ----------     ---------    ---------
Costs and expenses
     Cost of revenues............................................          9,601.6       7,529.4      6,390.6
     Selling, general, and administrative........................          1,291.5       1,187.1      1,005.4
                                                                        ----------     ---------    ---------
          Total costs and expenses...............................         10,893.1       8,716.5      7,396.0
                                                                        ----------     ---------    ---------
Operating income.................................................          1,529.0       1,243.6      1,111.3
Interest and other income, net (Note 20).........................            (62.0)         40.6         20.0
                                                                        ----------     ---------    ---------
Income before income taxes.......................................          1,467.0       1,284.2      1,131.3
Provision for income taxes (Note 11).............................            528.1         462.3        407.3
                                                                        ----------     ---------    ---------
Separate Consolidated Net Income.................................       $    938.9     $   821.9    $   724.0
                                                                        ==========     =========    =========
Earnings Per Share Attributable to GM Class E Common Stock.......       $     1.96     $    1.71    $    1.51
                                                                        ==========     =========    =========

     Revenues related to GM and affiliates amounted to $3,891.1 million, $3,547.2 million, and $3,323.7 million for 1995, 1994, and 1993, respectively.



         See accompanying notes to consolidated financial statements.

             ELECTRONIC DATA SYSTEMS CORPORATION AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS


                                                                                   DECEMBER 31,
                                                                               -------------------
                                                                                 1995       1994
                                                                               ---------  --------
                                                                                 (IN MILLIONS)
ASSETS
Current assets
     Cash and cash equivalents...............................................  $   548.9  $  608.2
     Marketable securities (Note 3)..........................................       89.7     149.6
     Accounts receivable, net................................................    2,872.0   2,082.1
     Accounts receivable from GM and affiliates..............................      297.0      65.4
     Inventories.............................................................      181.2     137.8
     Prepaids and other......................................................      392.7     311.0
                                                                               ---------  --------
          Total current assets...............................................    4,381.5   3,354.1
                                                                               ---------  --------

Property and equipment, at cost less accumulated depreciation (Note 4).......    3,242.4   2,756.6
                                                                               ---------  --------

Operating and other assets
     Land held for development, at cost (Note 5).............................      105.1      97.4
     Investment in leases and other (Note 6).................................    1,573.5   1,308.8
     Software, goodwill, and other intangibles, net (Notes 7 and 19).........    1,529.9   1,269.6
                                                                               ---------  --------
          Total operating and other assets...................................    3,208.5   2,675.8
                                                                               ---------  --------
          Total Assets.......................................................  $10,832.4  $8,786.5
                                                                               =========  ========

LIABILITIES AND STOCKHOLDER'S EQUITY
Current liabilities
     Accounts payable........................................................  $   603.9  $  571.1
     Accrued liabilities (Note 8)............................................    1,704.5   1,451.0
     Deferred revenue........................................................      629.3     536.7
     Income taxes (Note 11)..................................................       75.9     111.0
     Notes payable (Note 9)..................................................      247.8     203.4
                                                                               ---------  --------
          Total current liabilities..........................................    3,261.4   2,873.2
                                                                               ---------  --------

Deferred income taxes (Note 11)..............................................      739.7     659.8
                                                                               ---------  --------

Notes payable (Note 9).......................................................    1,852.8   1,021.0
                                                                               ---------  --------

Commitments and contingent liabilities (Notes 17 and 18)

Stockholder's equity (Notes 10 and 12)
     Common stock, without par value; authorized 1,000.0 shares. Issued and outstanding 483.7 and 481.7 shares at December 31, 1995 and 1994,
       respectively..........................................................      517.7     455.1
     Retained earnings.......................................................    4,460.8   3,777.4
                                                                               ---------  --------
          Total stockholder's equity.........................................    4,978.5   4,232.5
                                                                               ---------  --------
          Total Liabilities and Stockholder's Equity.........................  $10,832.4  $8,786.5
                                                                               =========  ========

         See accompanying notes to consolidated financial statements.

             ELECTRONIC DATA SYSTEMS CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                                                   YEARS ENDED DECEMBER 31,
                                                                                              ----------------------------------
                                                                                                 1995        1994         1993
                                                                                              ---------   ----------  ----------
                                                                                                        (IN MILLIONS)
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income                                                                                  $   938.9   $    821.9   $   724.0
                                                                                              ---------   ----------  ----------
  Adjustments to reconcile net income to net cash provided by operating activities:
     Depreciation and amortization..........................................................    1,107.8        771.1       626.8
     Deferred compensation..................................................................       58.8         62.0        33.8
     Other..................................................................................       33.0         30.9       (17.7)
     Changes in assets and liabilities, net of effects of acquired companies:
         (Increase) in accounts receivable..................................................     (611.5)      (605.4)     (200.8)
         (Increase) decrease in accounts receivable from GM and affiliates..................     (227.8)        51.1       (56.0)
         (Increase) in inventories..........................................................      (41.9)        (1.9)      (15.5)
         (Increase) in prepaids and other...................................................      (59.7)       (57.0)      (26.8)
         Increase (decrease) in accounts payable and accrued liabilities....................      (76.0)       453.2        27.4
         Increase in deferred revenue.......................................................       81.0         79.1       137.1
         Increase (decrease) in taxes payable...............................................       56.4        (72.5)      188.7
                                                                                              ---------   ----------   ---------
             Total adjustments..............................................................      320.1        710.6       697.0
                                                                                              ---------   ----------   ---------
  Net cash provided by operating activities.................................................    1,259.0      1,532.5     1,421.0
                                                                                              ---------   ----------   ---------
CASH FLOWS FROM INVESTING ACTIVITIES
   Proceeds from sales of marketable securities.............................................      163.6        370.0       234.2
   Proceeds from investments in leases and other assets.....................................       87.8        134.6       217.3
   Payments for purchases of property and equipment.........................................   (1,261.5)    (1,186.0)     (816.4)
   Payments for investments in leases and other assets......................................     (356.3)      (395.7)     (170.6)
   Payments related to acquisitions, net of cash acquired...................................     (234.9)      (186.6)     (122.1)
   Payments for purchases of software and other intangibles.................................      (92.0)       (77.0)     (119.0)
   Payments for purchases of marketable securities..........................................     (100.9)      (248.9)     (292.5)
   Other....................................................................................       12.7         49.9         1.4
                                                                                              ---------   ----------   ---------
   Net cash used in investing activities....................................................   (1,781.5)    (1,539.7)   (1,067.7)
                                                                                              ---------   ----------   ---------
CASH FLOWS FROM FINANCING ACTIVITIES
  Proceeds from notes payable...............................................................    7,466.7     10,821.0     2,527.7
  Payments on notes payable.................................................................   (6,776.3)   (10,300.7)   (2,648.7)
  Net decrease in current notes payable with maturities less than 90 days...................         --       (102.9)      (99.0)
  Employee stock transactions and related tax benefit.......................................       26.0         20.2        33.9
  Dividends paid to GM......................................................................     (251.3)      (231.1)     (192.1)
                                                                                              ---------   ----------   ---------
  Net cash provided by (used in) financing activities.......................................      465.1        206.5      (378.2)
                                                                                              ---------   ----------   ---------
Effect of Exchange Rate Changes on Cash and Cash Equivalents................................       (1.9)        25.5       (13.6)
                                                                                              ---------   ----------   ---------
Net Increase (Decrease) in Cash and Cash Equivalents........................................      (59.3)       224.8       (38.5)
Cash and Cash Equivalents at Beginning of Year..............................................      608.2        383.4       421.9
                                                                                              ---------   ----------   ---------
Cash and Cash Equivalents at End of Year....................................................  $   548.9   $    608.2   $   383.4
                                                                                              =========   ==========   =========

          See accompanying notes to consolidated financial statements.

             ELECTRONIC DATA SYSTEMS CORPORATION AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 YEARS ENDED DECEMBER 31, 1995, 1994, AND 1993

NOTE 1: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Description of Business

   Electronic Data Systems Corporation is a provider of information technology using advanced computer and communications technologies to meet the business needs of its clients. As used herein, the terms "EDS" and "the Company" refer to Electronic Data Systems Corporation and its consolidated subsidiaries. EDS offers its clients a continuum of services in over 40 countries worldwide. This continuum includes the management of computers, networks, information systems, information processing facilities, business operations, and related personnel, as well as management consulting services. (See Note 14 for geographic segment information.)

   General Motors Corporation (GM) acquired all of the capital stock of EDS in October 1984. Prior to that time, EDS had been an independent, publicly held corporation. Electronic Data Systems Holding Corporation was incorporated in Delaware in 1994 for the purpose of holding the capital stock of EDS, which was incorporated in Texas in 1962. Accordingly, EDS is an indirect wholly owned subsidiary of GM.


 Principles of Consolidation

   The consolidated financial statements include the accounts of EDS and all majority-owned subsidiaries. The Company's investments in companies in which it has the ability to exercise significant influence over operating and financial policies are accounted for under the equity method, with the remaining investments carried at cost.

   Earnings Attributable to GM Class E Common Stock on a Per Share Basis have been determined based on the relative amounts available for the payment of dividends to holders of GM Class E common stock. Holders of GM Class E common stock have no direct rights in the equity or assets of EDS, but rather have rights in the equity and assets of GM (which includes 100 percent of the stock of EDS). Dividends on the GM Class E common stock are declared out of the Available Separate Consolidated Net Income of EDS earned since the acquisition of EDS by GM. The Available Separate Consolidated Net Income of EDS is determined quarterly and is equal to the Separate Consolidated Net Income of EDS, excluding the effects of purchase accounting adjustments arising from the acquisition of EDS, which are not reflected in the accompanying consolidated financial statements, multiplied by a fraction, the numerator of which is the weighted average number of shares of GM Class E common stock outstanding during the quarter, and the denominator of which was 483.7 million EDS common shares at December 31, 1995 (the Class E Dividend Base). The effects of purchase accounting adjustments reflected in General Motors Consolidated Financial Statements that are applicable to EDS were not material to EDS' Consolidated Statements of Income for each of the three years in the period ended December 31, 1995. At December 31, 1995, the remaining carrying value of such purchase accounting adjustments would not be material to EDS' Consolidated Financial Statements.

   GM Series C depositary shares represent ownership of one-tenth of a share of GM Series C convertible preference stock. GM Series C depositary shares and GM Series C preference stock are convertible into GM Class E common stock and are common stock equivalents for purposes of computing Earnings Attributable to GM Class E Common Stock on a Per Share Basis. On November 2, 1992, GM Series E-II and E-III preference stocks, previously held by the GM pension plans, were converted to GM Class E common stock. In 1993 and 1992, GM Series E-I preference stock was converted to GM Class E common stock, or redeemed by GM. The issuances and conversions of such preference stocks have no dilutive effect on the GM Class E common stock because, to the extent that shares of GM Class E common stock deemed to be outstanding would increase, such increased shares would increase the numerator of the fraction used to determine Available Separate Consolidated Net Income, but would have no effect on the denominator. Additionally, unvested units in the Company's stock incentive plan would have no material dilutive effect on the denominator.

   The denominator used in determining the Available Separate Consolidated Net Income of EDS is adjusted as deemed appropriate by the GM Board of Directors to reflect subdivisions or combinations of the GM Class E common stock and to reflect certain transfers of capital to or from EDS. The GM Board's discretion to make such adjustments is limited by criteria set forth in GM's Certificate of Incorporation. In 1988, EDS initiated a program to purchase 11.0 million shares of GM Class E common stock in order to meet certain future requirements of the Company's employee benefit plans. As of December 31, 1989, the Company had purchased 11.0 million shares of GM Class E common stock to be distributed to key employees under the provisions of the 1984 Plan. The GM Board has generally caused the denominator used in calculating the Available Separate Consolidated Net Income of EDS to decrease as shares are purchased and to increase as shares are used for the employee benefit plans.

   In March 1995, GM contributed 173 million newly issued shares of GM Class E Common Stock to the General Motors Hourly-Rate Employees Pension Plan.

   The current GM Board policy is that the cash dividends on the GM Class E Common Stock, when, as, and if declared by the GM Board in its sole discretion, will equal approximately 30 percent of the prior year's Available Separate Consolidated Net Income of EDS.

   The following table summarizes certain amounts discussed above (in millions, except per share amounts):

                                                                                YEARS ENDED DECEMBER 31,
                                                                               -------------------------
                                                                                 1995    1994     1993
                                                                               -------  -------  -------
Separate Consolidated Net Income.............................................. $ 938.9  $ 821.9  $ 724.0
Available Separate Consolidated Net Income.................................... $ 795.5  $ 444.4  $ 367.2
Average Number of Shares of GM Class E Common Stock Outstanding (Numerator)...   404.6    260.3    243.0
Class E Dividend Base (Denominator)...........................................   483.7    481.7    480.6
Earnings Attributable to GM Class E Common Stock on a Per Share Basis......... $  1.96  $  1.71  $  1.51
Cash Dividends Per Share of GM Class E Common Stock........................... $  0.52  $  0.48  $  0.40

 Debt and Marketable Equity Securities

   Marketable securities at December 31, 1995 and 1994, consist of securities issued by the U.S. Treasury, states, and political subdivisions, as well as mortgage-backed debt, corporate debt and corporate equity securities. The Company adopted the provisions of Statement of Financial Accounting Standards
(SFAS) No. 115, Accounting for Certain Investments in Debt and Equity Securities, effective January 1, 1994. Pursuant to SFAS No. 115, the provisions of the Statement were not applied retroactively. The change had no material cumulative effect on the Company's financial position or results of operations. Under SFAS No. 115, the Company classifies all of its debt and marketable equity securities as available-for-sale. Management determines the appropriate classification of all securities at the time of purchase and reevaluates such designation as of each balance sheet date. Noncurrent available-for-sale securities are reported within the balance sheet classification ''Investment in Leases and Other.'' The Company's available-for-sale securities are recorded at fair value. Unrealized holding gains and losses, net of the related tax effect, are excluded from earnings and are reported as a separate component of stockholder's equity until realized. A decline in the fair value of any available-for-sale security below cost that is deemed other than temporary is charged to earnings, resulting in the establishment of a new cost basis for the security (see Note 3).


 Inventory Valuation

   Inventories are stated principally at the lower of cost or market using the first-in, first-out method.

 Property and Equipment

   Property and equipment are carried at cost. Depreciation of property and equipment is calculated using the straight-line method over the lesser of the asset's estimated useful life, the life of the related customer contract or the term of the lease in the case of leasehold improvements. The ranges of estimated useful lives are as follows:

                                                      YEARS
                                                      ------
                   Buildings......................... 20--40
                   Facilities........................  5--20
                   Computer equipment................  3--7
                   Other equipment and furniture.....  3--15

 Software, Goodwill, and Other Intangibles

   Software purchased by the Company and utilized in designing, installing, and operating business information and communications systems is capitalized and amortized on a straight-line basis over a five- to eight-year period. Costs of developing and maintaining software systems are incurred primarily in connection with customer contracts and are considered contract costs. Software development costs that meet the capitalization and recoverability requirements of SFAS No. 86, Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed, are capitalized and generally amortized on a straight-line basis over three years. Such amounts were not significant.

   The cost of acquired companies is allocated first to identifiable assets based on estimated fair values. The excess of the purchase price over the fair value of identifiable assets acquired, net of liabilities assumed, is recorded as goodwill and amortized on a straight-line basis over the useful life which is determined based on the individual characteristics of the acquired entity, generally five to 40 years. Costs allocated to identifiable intangible assets are amortized on a straight-line basis over the remaining estimated useful lives of the assets as determined by underlying contract terms or independent appraisals. Such lives range from five to ten years.

   The Company periodically evaluates the carrying amounts of goodwill and other intangibles, as well as the related amortization periods, to determine whether adjustments to these amounts or useful lives are required based on current events and circumstances. The evaluation is based on the Company's projection of the undiscounted future operating cash flows of the acquired operation over the remaining useful lives of the related intangible assets. To the extent such projections indicate that future undiscounted cash flows are not sufficient to recover the carrying amounts of related intangibles, the underlying assets are written down by charges to expense so that the carrying amount is equal to future undiscounted cash flows. The assessment of the recoverability of goodwill will be impacted if estimated future operating cash flows are not achieved.


 Revenue Recognition

   The Company provides services under level-of-effort and fixed-price contracts, with the length of the Company's contracts ranging up to ten years. For level-of-effort types of contracts, revenue is earned based on the agreed-upon billing amounts as services are provided to the customer. For certain fixed
- -price contracts, revenue is recognized on the percentage-of-completion method. Revenue earned is based on the percentage that incurred contract costs to date bear to total estimated contract costs after giving effect to the most recent estimates of total cost. Changes to total estimated contract costs, if any, are recognized in the period they are determined. Deferred revenue of $629.3 million and $536.7 million at December 31, 1995 and 1994, respectively, represents billings in excess of costs and related profits on certain contracts. Included in accounts receivable are unbilled receivables of $622.2 million and $448.5 million at December 31, 1995 and 1994, respectively. Such unbilled receivables for certain contracts in progress represent costs and related profits in excess of billings, and such amounts were not billable at the balance sheet date but are recoverable over the remaining life of the contract. These billings on fixed-price contracts will be made in the future in accordance with contractual agreements. Of the unbilled receivables at December 31, 1995, billings to such customers amounting to $108.3 million are expected to be collected in 1997 and thereafter.


 Currency Translation

   Assets and liabilities of non-U.S. subsidiaries whose functional currency is not the U.S. dollar are translated at current exchange rates. Revenue and expense accounts are translated using an average rate for the period. Translation gains (losses) are not included in determining net income but are reflected as a separate component of stockholder's equity. Nonfunctional currency transaction gains (losses) are included in determining net income and were $(3.8) million, $4.5 million, and $(3.7) million, net of income taxes, for the years ended December 31, 1995, 1994, and 1993, respectively.


 Income Taxes

   The Company provides for deferred taxes under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered. The Company is included in the consolidated federal tax returns filed by GM. Current federal income taxes are calculated on a separate return basis and remitted to GM. The deferral method is used to account for investment tax credits.


 Statement of Cash Flows

   The Company uses the indirect method to present cash flows from operating activities and considers certificates of deposit, as well as the following items with original maturities of three months or less, to be cash equivalents: commercial paper, repurchase agreements, and money market funds. (See Note 20.)


 Financial Instruments

   The following table presents the carrying amounts and fair values of the Company's financial instruments as defined under SFAS No. 107, Disclosures about Fair Value of Financial Instruments, at December 31, 1995 and 1994 (in millions):

                                                                                                  DECEMBER 31,
                                                                                   ------------------------------------------
                                                                                           1995                  1994
                                                                                   --------------------  --------------------
                                                                                   CARRYING     FAIR     CARRYING     FAIR
                                                                                    AMOUNT      VALUE     AMOUNT      VALUE
                                                                                   ---------  ---------  ---------  ---------

Available-for-sale marketable securities (Notes 3 and 6).......................... $   93.5   $   93.5   $  153.6   $  153.6
Investment in joint ventures and partnerships, under the
cost method of accounting (Note 6)................................................    215.1      271.4      149.6      172.0
Other long-term securities (Note 6)...............................................    263.2      307.4      201.2      192.6
Non-current notes receivable (Note 6).............................................     89.6       86.0      158.1      154.4
Notes payable (Note 9)............................................................  2,100.6    2,168.4    1,224.4    1,230.3
Foreign exchange forward contracts, net liability (Note 15).......................     (5.4)      (5.4)      (0.9)      (0.9)

   The carrying value of other financial instruments such as cash equivalents, accounts receivable, and accounts payable approximate their fair value. Concentrations of credit risk with respect to accounts receivable are limited due to the large number of customers comprising the Company's customer base and their dispersion across different industry and geographic areas. Accounts receivable are shown net of allowances of $99.5 million and $57.9 million as of December 31, 1995 and 1994, respectively.


 Derivatives

   Derivative financial instruments are used by the Company in the management of its interest rate and foreign currency exposures. Net payments or receipts under the Company's interest rate swap agreements are recorded as adjustments to interest expense. Foreign exchange forward contracts are recorded in the Company's Consolidated Balance Sheets at fair value at the reporting date. Realized and unrealized changes in fair value are recognized in income, as other income (expense), in the period in which the changes occur.


 Use of Estimates

   The preparation of the consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Because of the use of estimates inherent in the financial reporting process, actual results could differ from those estimates.


 Significant Customers

   The percentage of EDS' total revenues attributable to GM and its affiliates has decreased significantly since GM's acquisition of EDS in 1984 as a result of the revenue growth of EDS' non-GM business. During the year ended December 31, 1995, the portion of EDS' revenues attributable to GM was approximately 31%. On August 7, 1995, GM announced that it intends to pursue a split-off (the ''Split-Off'') of EDS to its GM Class E stockholders in a tax-free exchange. Immediately before the Split-Off, GM and EDS will enter into a new master services agreement and certain related agreements which would significantly change the pricing and terms of the services currently provided by EDS. In addition, it is also expected that at the time of the Split-Off, a Special Inter-Company Payment will be made to GM by EDS to ensure the fairness of the Split-Off to all classes of GM common stock. Therefore, EDS does not anticipate the loss of GM as an ongoing major customer in the near future.

   Other than General Motors, no single customer accounted for more than 5% of the Company's revenues in 1995, 1994, or 1993.


 Reclassifications

   Certain reclassifications have been made to the 1994 and 1993 consolidated financial statements to conform to the 1995 presentation.


NOTE 2: NATIONAL HERITAGE INSURANCE COMPANY

   National Heritage Insurance Company (NHIC), a wholly owned subsidiary of EDS, acts as underwriter for claims benefit payments for the Medicaid welfare program contract for the state of Texas.

    The contract provides that payments from the state be deposited in trust accounts that are not included in the consolidated financial statements. In accordance with contractual provisions, these funds will be returned to the state if total benefit claims are less than the amounts received. Of such payments received for the years ended December 31, 1995, 1994, and 1993, $3,440.1 million, $4,188.7 million, and $4,453.4 million, respectively, were designated for the payment of benefit claims or to be returned to the state. At December 31, 1995 and 1994, $664.7 million and $983.5 million, respectively, of such designated funds at amortized cost remained in the trust accounts. Approximate market values of these invested funds at December 31, 1995 and 1994 were $663.3 million and $975.2 million, respectively. These investments primarily consist of corporate and government bonds. NHIC has the ability and intent to hold these investments until their full face value can be realized. Gains and losses from the sale of these investments held in trust accounts are combined with gains and losses from the Company's other investments.


NOTE 3: DEBT AND MARKETABLE EQUITY SECURITIES

   Following is a summary of available-for-sale securities (in millions):

                                                                                          DECEMBER 31, 1995
                                                                     ----------------------------------------------------------
                                                                                        GROSS             GROSS
                                                                     AMORTIZED        UNREALIZED        UNREALIZED        FAIR
                                                                       COST             GAINS             LOSSES          VALUE
                                                                     ---------     --------------      ------------     ---------
Current:
    U.S. government and agency obligations........................    $   33.2       $     0.1           $     0.1      $    33.2
    Other debt securities.........................................        35.6             0.1                 1.8           33.9
                                                                      --------       ---------           ---------      ---------
    Total debt securities.........................................        68.8             0.2                 1.9           67.1
    Equity securities.............................................        23.4              --                 0.8           22.6
                                                                      --------       ---------           ---------      ---------
    Total current available-for-sale securities...................    $   92.2       $     0.2           $     2.7      $    89.7
                                                                      ========       =========           =========      =========
Noncurrent (Note 6):
    Other debt securities.........................................    $    0.6       $      --           $      --      $     0.6
    Equity securities.............................................         5.7              --                 2.5            3.2
                                                                      --------       ---------           ---------      ---------
    Total noncurrent available-for-sale securities................    $    6.3       $      --           $     2.5      $     3.8
                                                                      ========       =========           =========      =========

                                                                                                    DECEMBER 31, 1994
                                                                                     ---------------------------------------------
                                                                                                  GROSS       GROSS
                                                                                     AMORTIZED  UNREALIZED  UNREALIZED     FAIR
                                                                                       COST       GAINS       LOSSES      VALUE
                                                                                     ---------  ----------  ----------  ----------
Current:
 U.S. government and agency obligations.......................................        $  31.9    $     --    $   0.6     $   31.3

 Other debt securities........................................................           94.9         0.2        4.7         90.4
                                                                                      -------    --------    -------     --------
 Total debt securities........................................................          126.8         0.2        5.3        121.7
 Equity securities............................................................           29.2          --        1.3         27.9
                                                                                      -------    --------    -------     --------
  Total current available-for-sale securities.................................        $ 156.0    $    0.2    $   6.6     $  149.6
                                                                                      =======    ========    =======     ========
Noncurrent (Note 6):
 Other debt securities........................................................        $   0.6    $     --    $    --     $    0.6
 Equity securities............................................................            5.8          --        2.4          3.4
                                                                                      -------    --------    -------     --------
  Total noncurrent available-for-sale securities..............................        $   6.4    $     --    $   2.4     $    4.0
                                                                                      =======    ========    =======     ========

   The amortized cost and estimated fair value of debt securities at December 31, 1995, by contractual maturity, are shown below (in millions). Expected maturities will differ from contractual maturities because the issuers of the securities may have the right to repay obligations without prepayment penalties.

                                                                             DECEMBER 31, 1995
                                                                       -----------------------------
                                                                          AMORTIZED          FAIR
                                                                            COST            VALUE
                                                                       --------------    -----------
 Debt securities
     Due in one year or less..........................................    $  18.1         $  18.1
     Due after one year through five years............................       30.7            30.7
     Due after five years through ten years...........................        2.0             2.0
     Due after ten years..............................................        0.7             0.7
     Mortgage-backed securities.......................................       17.9            16.2
                                                                          -------         -------
        Total debt securities.........................................    $  69.4         $  67.7
                                                                          =======         =======

   The following table summarizes sales of available-for-sale securities (in millions):

                                                                             YEARS ENDED
                                                                             DECEMBER 31,
                                                                    ---------------------------
                                                                       1995             1994
                                                                    ---------        ----------
 Proceeds from sales...............................................    $162.5            $374.4
 Gross realized gains..............................................    $  0.7            $ 17.4
 Gross realized losses.............................................    $ (1.1)           $ (4.1)

   Specific identification was used to determine cost in computing realized gain or loss.

NOTE 4: PROPERTY AND EQUIPMENT (IN MILLIONS)

                                                     DECEMBER 31, 1995
                                             --------------------------------
                                                       ACCUMULATED
                                               COST    DEPRECIATION    NET
                                             --------  ------------  --------
    Land..................................   $  136.9  $      --     $  136.9
    Buildings and facilities..............      925.1        383.5      541.6
    Computer equipment....................    4,836.2      2,571.3    2,264.9
    Other equipment and furniture.........      663.6        364.6      299.0
                                             --------  -----------   --------
        Total.............................   $6,561.8  $   3,319.4   $3,242.4
                                             ========  ===========   ========

                                                     DECEMBER 31, 1994
                                             --------------------------------
                                                       ACCUMULATED
                                               COST    DEPRECIATION    NET
                                             --------  ------------  --------
    Land..................................   $  125.3     $   --     $  125.3
    Buildings and facilities..............      878.7        319.5      559.2
    Computer equipment....................    3,967.6      2,096.6    1,871.0
    Other equipment and furniture.........      465.9        264.8      201.1
                                             --------  -----------   --------
        Total.............................   $5,437.5     $2,680.9   $2,756.6
                                             ========  ===========   ========

NOTE 5: LAND HELD FOR DEVELOPMENT

     Land held for development at December 31, 1995, consists of approximately 2,260 acres located throughout the Dallas metropolitan area. Approximately 1,590 acres of land, site of a commercial real estate development, are located in Plano, Texas. The carrying value of land is periodically compared to current sales, market analysis and appraisals to determine whether an adjustment is required.


NOTE 6: INVESTMENT IN LEASES AND OTHER (IN MILLIONS)

                                                                                                    DECEMBER 31,
                                                                                                --------------------
                                                                                                  1995       1994
                                                                                                ---------  ---------
Lease contracts receivable (net of principal and interest on nonrecourse debt)..............    $  385.9   $  384.5
Estimated residual values of leased assets (not guaranteed).................................       335.3      339.0
Unearned income, including deferred investment tax credits..................................      (246.8)    (260.6)
                                                                                                --------   --------
Investment in leveraged leases (excluding deferred taxes of $303.0 and $284.7 at
   December 31, 1995 and 1994, respectively)................................................       474.4      462.9
Investment in securities, joint ventures and partnerships...................................       602.8      357.2
Investment in direct financing leases, net of unearned income...............................       148.2      153.8
Noncurrent notes receivable.................................................................        89.6      158.1
GM Class E common stock held for benefit plans..............................................        33.2       54.7
Investment in tax benefit transfers.........................................................        36.2       38.6
Long-term prepaid software license fees.....................................................        43.4       16.6
Other.......................................................................................       145.7       66.9
                                                                                                --------   --------
    Total...................................................................................    $1,573.5   $1,308.8
                                                                                                ========   ========

     The fair values of certain long-term investments are estimated based on quoted market prices for these or similar investments. For other investments, a variety of methods are used to estimate fair value, including external valuations and discounted cash flows. At December 31, 1995, the fair values of investments in joint ventures and partnerships (accounted for using the cost method), long-term securities, and noncurrent notes receivable were estimated to be $271.4 million, $307.4 million, and $86.0 million, respectively, with carrying amounts of $215.1 million, $263.2 million, and $89.6 million, respectively. At December 31, 1994, the fair values of investments in joint ventures and partnerships (accounted for using the cost method), long-term securities, and noncurrent notes receivable were estimated to be $172.0 million, $192.6 million, and $154.4 million, respectively, with carrying amounts of $149.6 million, $201.2 million, and $158.1 million, respectively. The carrying amount of securities, joint ventures and partnerships also includes investments accounted for under the equity method, none of which are material to the Company's consolidated financial statements. A decline in the market value of any of these investments which is deemed to be other than temporary would be charged to earnings. At December 31, 1995 and 1994, "Investment in Leases and Other" was net of an allowance of $26.6 million and $17.5 million, respectively. Long-term securities include GM Class E common stock and other securities. The carrying value of the GM Class E common stock, which was less than the market value, was utilized as the investment's fair value shown above, because the stock will be used to satisfy future benefit plan obligations.

     Financing leases that are financed with nonrecourse borrowings at lease inception are accounted for as leveraged leases. Such borrowings are secured by substantially all of the lessor's rights under the lease plus the residual value of the asset. For federal income tax purposes, the Company receives the investment tax credit (if available) at lease inception and has the benefit of tax deductions for depreciation on the leased asset and for interest on the nonrecourse debt. A portion of the Company's leveraged lease portfolio is concentrated within the airline industry. The Company historically has not experienced credit losses from these transactions, and the portfolio is diversified among unrelated lessees.


NOTE 7: SOFTWARE, GOODWILL, AND OTHER INTANGIBLES (IN MILLIONS)

                                                 DECEMBER 31, 1995
                                          --------------------------------
                                                    ACCUMULATED
                                            COST    AMORTIZATION    NET
                                          --------  ------------  --------
Software..............................    $  966.6      $606.8    $  359.8
Goodwill..............................     1,225.6       129.6     1,096.0
Other intangibles.....................       245.8       171.7        74.1
                                          --------      ------    --------
       Total..........................    $2,438.0      $908.1    $1,529.9
                                          ========      ======    ========


                                                 DECEMBER 31, 1994
                                          --------------------------------
                                                    ACCUMULATED
                                            COST    AMORTIZATION    NET
                                          --------  ------------  --------
Software..............................    $  876.0      $462.1    $  413.9
Goodwill..............................       833.9        80.4       753.5
Other intangibles.....................       312.8       210.6       102.2
                                          --------      ------    --------
       Total..........................    $2,022.7      $753.1    $1,269.6
                                          ========      ======    ========


NOTE 8: ACCRUED LIABILITIES (IN MILLIONS)

                                                                                      DECEMBER 31,
                                                                                 ----------------------
                                                                                   1995          1994
                                                                                 --------      --------
Contract related...............................................................  $1,044.8      $  880.9
Payroll related................................................................     291.4         196.4
Operating expenses.............................................................     157.7         196.1
Property, sales, and franchise taxes...........................................     135.1         100.1
Other..........................................................................      75.5          77.5
                                                                                 --------      --------
    Total......................................................................  $1,704.5      $1,451.0
                                                                                 ========      ========

NOTE 9: NOTES PAYABLE (IN MILLIONS)

                                                                                     DECEMBER 31,
                                                                                 -------------------
                                                                                   1995       1994
                                                                                 ---------  --------
Commercial paper, 5.6% to 5.9%.................................................  $1,078.0   $  933.0
Lines of credit, variable rate 5.9% to 9.6%, due 1996..........................     118.9       48.7
Notes, variable rate, 3.0% to 11.2%, due 1996 to 2006..........................       9.3       91.1
Notes to Banks, fixed rate, 4.9% to 11.7%, due 1996 to 2003....................     121.6      107.2
Notes Payable, fixed rate, 6.85% to 7.125%, due 2000 to 2005, net of discount..     645.8         --
Notes Payable, fixed rate, 1.2% to 10.4%, due 1996 to 2004.....................     127.0       44.4
                                                                                 --------   --------
    Total......................................................................   2,100.6    1,224.4
    Less current maturities classified as notes payable........................    (247.8)    (203.4)
                                                                                 --------   --------
    Noncurrent notes payable...................................................  $1,852.8   $1,021.0
                                                                                 ========   ========

     Commercial paper is classified as noncurrent debt, as it is intended to be maintained on a long-term basis with ongoing credit availability provided by the Company's revolving, committed lines of credit. During 1995, the Company revised its agreement with a syndicate of banks, which increased to $2,500.0 million its committed lines of credit, of which $1,250.0 million expires in 1996 with the option to convert any outstanding amounts under these lines into term loans that mature in 1998. The remaining $1,250.0 million expires in 2000. Upon expiration of the commitment periods, the lenders and EDS have the option to extend the commitment.

     In addition, as of December 31, 1995, the Company had available and had used another $15.5 million in committed lines of credit. The Company also had available $831.6 million in uncommitted short-term lines of credit, of which $728.2 million remained unused at December 31, 1995.

     In May 1995, EDS issued $350.0 million of its 6.85%, five-year notes and $300.0 million of its 7.125% ten-year notes in a private placement to investment banks.

     Notes payable relate to land held for development, property and equipment, acquisitions, and other items. Notes payable are generally unsecured, with certain notes secured by assets of a majority-owned subsidiary.

     Maturities of notes payable for years subsequent to December 31, 1995, are as follows (in millions):

                    1996............................   $  247.8
                    1997............................       60.6
                    1998............................       35.5
                    1999............................        6.9
                    2000............................    1,433.1
                    Thereafter......................      316.7
                                                       --------
                                                       $2,100.6
                                                       ========

     The Company's credit facilities and the indenture governing its medium term notes contain certain financial and other covenants, including the maintenance of a minimum net worth and restrictions on mergers, consolidations and sales of substantially all of the assets of the Company. As of December 31, 1995, the Company was in compliance with all of these covenants.

     For the years ended December 31, 1994 and 1993, interest costs of $1.2 million and $5.4 million, respectively, were capitalized, which, if charged to expense, would have resulted in reductions in net income of $0.7 million and $3.5 million, respectively. During 1995, the Company capitalized no interest costs.

      The fair value of notes payable is estimated based on the current rates offered to the Company for the same remaining maturities. At December 31, 1995 and 1994, the estimated fair value was $2,168.4 million and $1,230.3 million, respectively.


NOTE 10: CONSOLIDATED STOCKHOLDER'S EQUITY (IN MILLIONS)

                                                        COMMON STOCK            CURRENCY      MARKET                  CONSOLIDATED
                                                     --------------------      TRANSLATION    VALUE      RETAINED     STOCKHOLDER'S
                                                      SHARES      AMOUNT       ADJUSTMENT   ADJUSTMENT   EARNINGS        EQUITY
                                                     -------     -------      ------------  -----------  ---------    -------------

Balance at December 31, 1992.......................    479.3     $ 365.9      $  (52.7)      $  --        $2,750.2    $3,063.4
   Net income......................................     --          --            --            --           724.0       724.0
   Dividends declared..............................     --          --            --            --          (192.1)     (192.1)
   Stock award transactions........................      1.6        55.3          --            --            --          55.3
   Currency translation adjustment.................     --          --           (33.2)         --            --         (33.2)
                                                      ------     -------      ----------     --------     --------    ---------
Balance at December 31, 1993.......................    480.9       421.2         (85.9)         --         3,282.1     3,617.4
   Net income......................................     --          --            --            --           821.9       821.9
   Dividends declared..............................     --          --            --            --          (231.1)     (231.1)
   Stock award transactions........................      0.8        33.9          --            --            --          33.9
   Currency translation adjustment.................     --          --            (3.0)         --            --          (3.0)
   Unrealized loss on securities, net (Note 3).....     --          --            --            (6.6)         --          (6.6)
                                                      ------     -------      ----------     --------     --------    ---------
Balance at December 31, 1994.......................    481.7       455.1         (88.9)         (6.6)      3,872.9     4,232.5
   Net income......................................     --          --            --            --           938.9       938.9
   Dividends declared..............................     --          --            --            --          (251.3)     (251.3)
   Stock award transactions........................      2.0        62.6          --            --            --          62.6
   Currency translation adjustment.................     --          --            (6.6)         --            --          (6.6)
   Unrealized gain on securities, net
   (Note 3)........................................     --          --            --             2.4          --           2.4
                                                      ------     -------      ----------     --------     --------    --------
Balance at December 31, 1995.......................    483.7     $ 517.7      $  (95.5)      $  (4.2)     $4,560.5    $4,978.5
                                                      ======     =======      ==========     ========     ========    ========

NOTE 11: INCOME TAXES

     The current and deferred income tax liabilities (assets) are summarized as follows (in millions):

                                                                              DECEMBER 31,
                                                                         ---------------------
                                                                         1995             1994
                                                                       --------        ---------
          Current payable............................................  $    4.3        $   49.3
          Current deferred...........................................      71.6            61.7
                                                                       --------        --------
              Total income taxes--current............................      75.9           111.0
          Noncurrent deferred........................................     739.7           659.8
                                                                       --------        --------
              Total current and noncurrent income taxes..............  $  815.6        $  770.8
                                                                       ========        ========

     The provision for income tax expense is summarized as follows (in millions):

                                                  U.S.         NON-
                                                 FEDERAL       U.S.        STATE        TOTAL
                                                 -------     --------     --------     --------
          Year Ended December 31, 1995
              Current .........................  $310.3      $  117.3     $   35.4     $  463.0
              Deferred ........................    44.5          20.6           --         65.1
                                                 ------      --------     --------     --------
                    Total ...................... $354.8      $  137.9     $   35.4     $  528.1
                                                 ======      ========     ========     ========
          Year Ended December 31, 1994
              Current .........................  $279.0      $  167.9     $   32.6     $  479.5
              Deferred ........................    15.8         (33.0)          --        (17.2)
                                                 ------      --------     --------     --------
                    Total ...................... $294.8      $  134.9     $   32.6     $  462.3
                                                 ======      ========     ========     ========
          Year Ended December 31, 1993
              Current .........................  $130.1      $   77.8     $   17.0     $  224.9
              Deferred ........................   161.0          21.4           --        182.4
                                                 ------      --------     --------     --------
                    Total ...................... $291.1      $   99.2     $   17.0     $  407.3
                                                 ======      ========     ========     ========

     Income before income taxes included the following components (in millions):

                                                                     YEARS ENDED DECEMBER 31,
                                                                   ----------------------------
                                                                    1995       1994       1993
                                                                  --------   --------   --------
          U.S. income ........................................... $1,131.6   $  963.5   $  886.1
          Non-U.S. income .......................................    335.4      320.7      245.2
                                                                  --------   --------   --------
              Total ............................................. $1,467.0   $1,284.2   $1,131.3
                                                                  ========   ========   ========

     A reconciliation of income tax expense using the statutory federal income tax rate of 35.0 percent for 1995, 1994, and 1993 to the actual income tax expense follows (in millions):

                                                                                     YEARS ENDED DECEMBER 31,
                                                                               -------------------------------------
                                                                                 1995           1994          1993
                                                                               ---------     ---------     ---------
                Income before income taxes.................................    $1,467.0      $1,284.2      $1,131.3
                Statutory federal income tax...............................       513.4         449.5         395.9
                Non-U.S. taxes, net of credit..............................         4.1          18.9          13.4
                State income tax, net......................................        23.0          21.2          11.1
                Investment tax credit-leveraged leases.....................        (3.0)         (3.1)         (4.4)
                Research and experimentation credits.......................        (7.5)        (11.3)         (8.8)
                Other......................................................        (1.9)        (12.9)          0.1
                                                                               --------      --------      --------
                    Total..................................................    $  528.1      $  462.3      $  407.3
                                                                               ========      ========      ========
                Effective income tax rate..................................        36.0%         36.0%         36.0%
                                                                               ========      ========      ========

     The tax effects of temporary differences and carryforwards, which result in a significant portion of the deferred tax assets and liabilities, are as follows (in millions):

                                                                                               DECEMBER 31,
                                                                               --------------------------------------------
                                                                                       1995                   1994
                                                                               ---------------------  ---------------------
                                                                                ASSETS   LIABILITIES   ASSETS   LIABILITIES
                                                                               --------  -----------  --------  -----------
                Basis differences attributable to leasing
                  activities...............................................    $   1.6   $  488.4     $   2.5   $  504.8
                Adjustments necessary to convert accruals to
                  a tax basis..............................................      129.9      246.8       111.9      215.1
                Employee benefit plans.....................................       27.1       57.8        32.0       25.9
                Accumulated tax depreciation/amortization
                  versus accumulated financial statement
                  depreciation/amortization................................       12.0      259.5        18.7      211.2
                Effect on deferred taxes of carryforwards..................      122.3      --          102.9      --
                Unpaid claims and unearned premiums
                  related to NHIC..........................................       12.1       72.8        27.6       52.7
                Employee related compensation..............................       94.0      --           69.5      --
                Allowance for doubtful accounts............................       19.3      --            4.8      --
                Adjustments from conversion from cash to
                  accrual basis on open tax years..........................       43.5      --           43.5      --
                Book to tax differences on securities......................       17.0      --           15.0      --
                Effect of lower tax rate on distributable
                  foreign earnings.........................................       31.7      --           29.6      --
                Other......................................................       87.6      157.8        42.1      100.8
                                                                               -------   --------     -------    --------
                    Subtotal...............................................      598.1    1,283.1       500.1    1,110.5
                    Less valuation allowance...............................     (126.3)     --         (111.1)     --
                                                                               -------   --------     -------    --------
                    Total deferred taxes...................................    $ 471.8   $1,283.1     $ 389.0   $1,110.5
                                                                               =======   ========     =======   =========

     The net changes in the total valuation allowance for the years ended December 31, 1995 and 1994 were increases of $15.2 million and $18.8 million, respectively. Certain of the Company's foreign subsidiaries have net operating loss carryforwards which expire over an indefinite period. A majority of such carryforwards are included in the valuation allowance. In assessing the realizability of deferred tax assets, the Company considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized.


NOTE 12: STOCK PURCHASE AND INCENTIVE PLANS

     The 1984 Electronic Data Systems Corporation Employee Stock Purchase Plan (Purchase Plan) enables EDS employees to purchase up to 80.0 million shares of GM Class E common stock at 85 percent of the quoted market price through payroll deductions of up to 10 percent of their compensation. Shares of GM Class E common stock purchased under the Purchase Plan may not be sold or transferred within two years of the date of purchase unless they are first offered to GM or EDS at the lesser of the original purchase price or the fair market value on the date of sale. The number of shares available for future sale under the Purchase Plan was 58.1 million shares at December 31, 1995.

     The 1984 Electronic Data Systems Corporation Stock Incentive Plan (1984
Plan) covers up to 160.0 million shares of GM Class E common stock and expires on October 17, 2004. The 1984 Plan permits shares and rights or options to acquire shares, which may be subject to restrictions, to be granted or sold. The maximum number of shares for which additional shares, rights or options may be granted or sold under the provisions of the 1984 Plan was 93.3 million shares at December 31, 1995.

     The EDS Incentive and Compensation Committee (the Committee) granted the right to purchase a total of 27.6 million shares of GM Class E common stock, at prices of $0.0125 and $0.025 per share, to key employees under the provisions of the 1984 Plan. As of December 31, 1995, substantially all of these shares have vested. The difference between the quoted market price as of the date of grant and the purchase price of shares granted has been charged to operations over the vesting period. Expense for these awards amounted to $1.6 million, $13.3 million and $16.3 million for the years ended December 31, 1995, 1994 and 1993, respectively.

      In 1995, 1994, 1991 and 1988, the Committee approved restricted stock unit grants. The 1995 grant, related to the acquisition of A. T. Kearney (see Note
19), totals 6.6 million shares of GM Class E common stock. The 1995 grant and the 1994 grant, which totaled 9.5 million shares, will be distributed to key employees under the provisions of the 1984 Plan. The right to receive shares is a restricted stock unit. All units granted are generally scheduled to vest over a period of 10 years. The 1995 units are scheduled to vest beginning September 1996. The 1994, 1991, and 1988 grants began vesting in March 1995, March 1992, and March 1989, respectively. The quoted market price as of the date of grant is charged to operations over the vesting period. The total unvested number of units as of December 31, 1995 was 19.8 million.

     The Company has a bonus plan under which awards are granted to key executives and employees. Bonus expense amounted to $96.9 million, $86.6 million and $49.8 million for the years ended December 31, 1995, 1994, and 1993, respectively. Included in bonus expense is $57.2 million, $48.7 million and $17.5 million relating to the restricted stock unit grants for the years ended December 31, 1995, 1994, and 1993, respectively.


NOTE 13: DEFERRED COMPENSATION PLAN

     The EDS Deferred Compensation Plan (Plan) provides a long-term savings program for participants. The Plan allows eligible employees to contribute a percentage of their compensation to a savings program and to defer income taxes until the time of distribution.

NOTE 14: SEGMENT INFORMATION

  Industry Segments

     The Company's business involves operations in principally one industry segment: designing, installing, and operating business information and communications systems. Revenues from GM contributed approximately 31 percent, 36 percent, and 39 percent of total revenues for the years ended December 31, 1995, 1994, and 1993, respectively.


     Geographic Segments

     The following presents information about the Company's operations in different geographic areas (in millions):

                                                                   AS OF AND FOR THE YEAR ENDED
                                                                       DECEMBER 31, 1995
                                                               -----------------------------------
                                                                U.S.     EUROPE    OTHER      TOTAL
                                                              --------  --------  --------  ---------
     Systems and other contracts revenues
         Outside customers.................................   $5,794.9  $2,001.5  $  734.6  $ 8,531.0
         GM and affiliates.................................    2,926.1     659.2     305.8    3,891.1
                                                              --------  --------  --------  ---------
             Total systems and other contracts
               revenues....................................   $8,721.0  $2,660.7  $1,040.4  $12,422.1
                                                              ========  ========  ========  =========
     Operating income......................................   $1,164.0  $  271.5  $   93.5  $ 1,529.0
                                                              ========  ========  ========  =========
     Identifiable assets...................................   $7,566.8  $2,490.1  $  775.5  $10,832.4
                                                              ========  ========  ========  =========

                                                                   AS OF AND FOR THE YEAR ENDED
                                                                       DECEMBER 31, 1994
                                                               -------------------------------------
                                                                U.S.     Europe     Other     Total
                                                              --------  --------  --------  ---------
     Systems and other contracts revenues
         Outside customers.................................   $4,611.2  $1,308.1  $  493.6  $ 6,412.9
         GM and affiliates.................................    2,764.4     523.4     259.4    3,547.2
                                                              --------  --------  --------  ---------
             Total systems and other contracts
               revenues....................................   $7,375.6  $1,831.5  $  753.0  $ 9,960.1
                                                              ========  ========  ========  =========
     Operating income......................................   $1,008.6  $  168.3  $   66.7  $ 1,243.6
                                                              ========  ========  ========  =========
     Identifiable assets...................................   $6,618.0  $1,573.8  $  594.7  $ 8,786.5
                                                              ========  ========  ========  =========

                                                                   AS OF AND FOR THE YEAR ENDED
                                                                       DECEMBER 31, 1993
                                                               -------------------------------------
                                                                U.S.     EUROPE     OTHER     TOTAL
                                                              --------  --------  --------  ---------
     Systems and other contracts revenues
         Outside customers.................................   $4,004.5  $  911.6  $  267.5  $ 5,183.6
         GM and affiliates.................................    2,574.5     511.2     238.0    3,323.7
                                                              --------  --------  --------  ---------
             Total systems and other contracts
               revenues....................................   $6,579.0  $1,422.8  $  505.5  $ 8,507.3
                                                              ========  ========  ========  =========
    Operating income.......................................   $  906.5  $  148.7  $   56.1  $ 1,111.3
                                                              ========  ========  ========  =========
    Identifiable assets....................................   $5,350.6  $1,185.9  $  405.6  $ 6,942.1
                                                              ========  ========  ========  =========

NOTE 15: FINANCIAL INSTRUMENTS AND RISK MANAGEMENT

     The Company operates on a global basis receiving revenues and incurring expenses in many different countries. As a result of these activities, the Company has exposure to market risks arising from changes in interest rates and foreign exchange rates. Derivative financial instruments are used by the Company for the purpose of hedging against these risks, to which the Company is exposed in the normal course of business, by creating offsetting market exposures. The Company's use of such instruments in relation to such risks is explained below. The Company does not hold or issue financial instruments for trading purposes.

     The notional amounts of derivatives contracts are summarized below as part of the description of the instruments utilized. The notional amounts do not represent the amounts exchanged by the parties, and thus are not a measure of the exposure of the Company through its use of derivatives. The amounts exchanged by the parties are normally based upon the notional amounts and the other terms of the derivatives. The Company is not a party to leveraged derivatives.


  Interest Risk Management

     The Company has historically entered into interest rate swap agreements in order to reduce the impact of changes in interest rates upon its floating-rate debt. As of December 31, 1995 and 1994, the Company had no outstanding interest rate swap agreements.


  Foreign Exchange Risk Management

     The Company uses derivative financial instruments, particularly foreign exchange forward contracts, to hedge transactions denominated in different currencies on a continuing basis. The purpose of the Company's hedging activities is to reduce the levels of risk to which it is exposed resulting from exchange-rate movements. At December 31, 1995 and 1994, the Company had forward exchange contracts maturing in the following year to purchase various foreign currencies in the amount of $651.9 million and $289.0 million, respectively, and to sell $1,380.1 million and $766.5 million, respectively. The estimated fair value of forward exchange contracts is based on quoted market prices. At December 31, 1995, the estimated fair value of outstanding contracts in a gain position was $5.5 million and the estimated fair value of outstanding contracts in a loss position was $(10.9) million. At December 31, 1994, the estimated fair value of outstanding contracts in a gain position was $3.3 million and the estimated fair value of outstanding contracts in a loss position was $(4.2) million. The Company recognizes realized and unrealized gains and losses on foreign exchange contracts by marking to market all outstanding forward exchange contracts. Fair value represents the cash required to settle foreign exchange forward contracts.

     The Company is exposed to credit risk in the event of nonperformance by counterparties to foreign exchange contracts, but because the Company deals only with major commercial banks with high quality credit, the Company does not anticipate nonperformance by any of these counterparties.


NOTE 16: RETIREMENT PLANS

     The Company has pension plans (the Plans) covering substantially all of its employees, the majority of which are noncontributory. In general, employees become fully vested upon attaining five years of service, and benefits are based on years of service and earnings. The actuarial cost method currently used is the projected unit credit cost method. The Company's U.S. funding policy is to contribute amounts that fall within the range of deductible contributions for federal income tax purposes.

     The weighted average assumptions used for the Plans using a measurement date of October 1 are as follows:

                                                                     YEARS ENDED
                                                                     DECEMBER 31,
                                                                --------------------
                                                                1995    1994    1993
                                                                ----    ----    ----
            Discount rate ....................................  8.0%     8.9%   7.7%
            Rate of increase in compensation levels ..........  5.4%     5.7%   5.9%
            Long-term rate of return on assets ...............  9.9%    10.0%   9.8%

     Net pension cost consisted of the following components (in millions):

                                                                    YEARS ENDED DECEMBER 31,
                                                                  ------------------------------
                                                                    1995       1994       1993
                                                                  --------   --------   --------
            Service cost of the current period.............       $  87.6    $ 96.1     $  72.6
            Interest cost on projected benefit obligation..          97.5      82.3        69.8
            Actual return on assets........................        (158.6)    (22.3)     (121.3)
            Net amortization and deferral..................          59.9     (37.9)       75.2
                                                                  -------    ------     -------
            Net pension cost...............................       $  86.4    $118.2     $  96.3
                                                                  =======    =======    =======

     At December 31, 1995 and 1994, the Plans' assets consisted primarily of equity and fixed income securities, commingled pension trust funds, and U.S. Government obligations. Accrued and/or prepaid pension cost is included in Accrued Liabilities or Investment in Leases and Other in the Company's Consolidated Balance Sheets.

     The following is a reconciliation of the funded status of the Plans (in millions):

                                                                           DECEMBER 31, 1995     DECEMBER 31, 1994
                                                                          -------------------   -------------------
                                                                           ASSETS     ACCUM.     ASSETS     ACCUM.
                                                                           EXCEED    BENEFITS    EXCEED    BENEFITS
                                                                           ACCUM.     EXCEED     ACCUM.     EXCEED
                                                                          BENEFITS    ASSETS    BENEFITS    ASSETS
                                                                          ---------  --------   ---------  --------
Plans' assets at fair value.............................................  $1,242.0   $   8.2    $918.3      $    --
                                                                          --------   -------    ------      -------
Actuarial present value of benefit obligation
    Vested benefits.....................................................     750.7      81.2     485.9         56.1
    Nonvested benefits..................................................      78.4      13.3      57.6         11.2
                                                                          --------   -------    ------      -------
Accumulated benefit obligation..........................................     829.1      94.5     543.5         67.3
Effect of projected future salary increases.............................     462.9      57.9     326.4         25.5
                                                                          --------   -------    ------      -------
Projected benefit obligation............................................   1,292.0     152.4     869.9         92.8
                                                                          --------   -------    ------      -------
Excess (deficiency) of Plans' assets over projected benefit obligation..     (50.0)   (144.2)     48.4        (92.8)
Unrecognized net (gain) loss............................................     126.7     (19.7)    (28.3)       (35.3)
Unrecognized net (asset) obligation at date of adoption.................      (3.1)     26.0      (9.6)        23.4
Unrecognized prior service cost.........................................      11.4      (0.8)     12.8         (1.0)
Additional minimum liability............................................        --      (0.1)      --           --
                                                                          --------   -------    ------      -------
Net prepaid (accrued) pension cost......................................  $   85.0   $(138.8)   $ 23.3      $(105.7)
                                                                          ========   =======    ======      =======

NOTE 17: COMMITMENTS AND RENTAL EXPENSE

     Commitments for rental payments under noncancelable operating leases for each of the next five years ending December 31 and thereafter for computer equipment, software and facilities are as follows (in millions):


                        1996...............       $371.5
                        1997...............        273.7
                        1998...............        193.1
                        1999...............        168.7
                        2000...............        142.9
                        Thereafter.........        646.5

     Total rentals under cancelable and noncancelable leases, principally computer equipment, leased facilities, and other leased assets, included in costs and charged to expenses were $676.1 million, $524.3 million, and $564.9 million for the years ended December 31, 1995, 1994, and 1993, respectively. Total rentals under cancelable and noncancelable leases for software included in costs and charged to expenses were $306.8 million, $220.2 million, and $129.3 million for the years ended December 31, 1995, 1994, and 1993, respectively.

     At December 31, 1995 and 1994, the Company had $43.9 million and $51.5 million, respectively, outstanding under standby letters of credit related to payment and performance guarantees.


NOTE 18: CONTINGENT LIABILITIES

     There are various claims and pending actions against the Company arising in the ordinary course of the conduct of its business. Certain of these actions seek damages in significant amounts. The amount of liability on these claims and actions at December 31, 1995 was not determinable, but in the opinion of management, the ultimate liability, if any, will not have a material adverse effect on the Company's consolidated results of operations or financial position.


NOTE 19: ACQUISITIONS

     On August 31, 1995, the Company acquired A.T. Kearney, a Chicago-based international management consulting firm. At the acquisition date, the Company paid approximately $112.7 million in cash and issued $162.3 million in short and long-term notes to A.T. Kearney shareholders and principals. The terms of the acquisition agreement also include a restricted stock grant of approximately 6.6 million shares of GM Class E common stock, which will vest over a ten-year period for certain A.T. Kearney personnel remaining with the Company (see Note
12). Prior to December 31, 1995, $80.9 million of short-term notes related to the acquisition were retired.

     The acquisition was accounted for using the purchase method of accounting. Accordingly, the excess purchase price over net assets acquired, based upon the fair value of such assets and liabilities at the date of acquisition, was $252.1 million and is being amortized to expense over a ten-year period. The Consolidated Statements of Income include the operations of A.T. Kearney since the date of acquisition. Pro forma disclosure relating to A.T. Kearney's results of operations is not presented, as the impact is immaterial to EDS.

     In conjunction with acquisitions made during the years ended December 31, 1995 and 1994, assets were acquired and liabilities were assumed as follows (in millions):

                                                                             YEARS ENDED
                                                                             DECEMBER 31,
                                                                           ----------------
                                                                            1995      1994
                                                                           ------    ------
              Fair value of assets acquired.............................   $674.7    $427.8
              Less:
                 Cash paid for stock and assets, net of cash acquired...   (234.9)   (186.6)
                 Debt issued for stock and assets.......................   (184.9)    (94.9)
                                                                           ------    ------
              Liabilities assumed.......................................   $254.9    $146.3
                                                                           ======    ======

NOTE 20: SUPPLEMENTARY FINANCIAL INFORMATION

     The following summarizes certain costs charged to expense for the years indicated (in millions):

                                                                       YEARS ENDED DECEMBER 31,
                                                                      --------------------------
                                                                        1995      1994     1993
                                                                      -------    ------   ------
              Depreciation of property and equipment..............    $ 808.1    $577.5   $465.6
                                                                      =======    ======   ======
              Amortization........................................    $ 299.7    $193.6   $161.2
                                                                      =======    ======   ======

     The components of Interest and other income, net, are presented below (in millions):

                                                                       YEARS ENDED DECEMBER 31,
                                                                      --------------------------
                                                                        1995      1994     1993
                                                                      -------    ------   ------
              Interest and other income...........................     $ 58.8     $92.3    $54.5
              Interest expense....................................     (120.8)    (51.7)   (34.5)
                                                                      -------    ------   ------
                   Total..........................................     $(62.0)    $40.6    $20.0
                                                                      =======    ======   ======

     Supplemental cash flow information is presented below (in millions):

                                                                       YEARS ENDED DECEMBER 31,
                                                                      --------------------------
                                                                       1995       1994     1993
                                                                      -------    ------   ------
              Cash paid for:
                   Income taxes, net of refunds...................    $ 407.8    $465.6   $183.8
                                                                      =======    ======   ======
                   Interest, net of amount capitalized............    $ 108.3    $ 49.7   $ 40.2
                                                                      =======    ======   ======

NOTE 21: QUARTERLY FINANCIAL DATA (UNAUDITED) (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)


                                                              YEAR ENDED DECEMBER 31, 1995
                                                    -------------------------------------------------
                                                     FIRST     SECOND    THIRD     FOURTH
                                                    QUARTER   QUARTER   QUARTER   QUARTER     YEAR
                                                    --------  --------  --------  --------  ---------
Systems and other contracts revenues..............  $2,776.3  $2,950.1  $3,073.7  $3,622.0  $12,422.1
Gross profit from operations......................     600.2     654.9     687.6     877.8    2,820.5
Income before income taxes........................     307.5     354.5     384.0     421.0    1,467.0
Separate Consolidated Net Income..................     196.8     226.9     245.7     269.5      938.9
Earnings Attributable to GM Class E Common Stock
  on a Per Share Basis............................      0.42      0.47      0.51      0.56       1.96
Stock price range of GM Class E common
    High..........................................     41.38     45.25     47.50     52.63      52.63
    Low...........................................     36.88     38.38     41.50     43.88      36.88
Cash dividends per share of GM Class E common.....      0.13      0.13      0.13      0.13       0.52


                                                               YEAR ENDED DECEMBER 31, 1994
                                                    ------------------------------------------------
                                                      FIRST     SECOND    THIRD     FOURTH
                                                     QUARTER   QUARTER   QUARTER   QUARTER     YEAR
                                                    --------  --------  --------  --------  ---------
Systems and other contracts revenues..............  $2,217.2  $2,309.5  $2,522.8  $2,910.6  $ 9,960.1
Gross profit from operations......................     506.6     584.1     602.1     737.9    2,430.7
Income before income taxes........................     268.3     308.2     338.1     369.6    1,284.2
Separate Consolidated Net Income..................     171.7     197.3     216.4     236.5      821.9
Earnings Attributable to GM Class E Common Stock
  on a Per Share Basis............................      0.36      0.41      0.45      0.49       1.71
Stock price range of GM Class E common
     High.........................................     36.88     38.00     38.50     39.50      39.50
     Low..........................................     27.50     32.88     33.00     34.75      27.50
Cash dividends per share of GM Class E common.....      0.12      0.12      0.12      0.12       0.48

                                                                     SCHEDULE II

             ELECTRONIC DATA SYSTEMS CORPORATION AND SUBSIDIARIES

                           SCHEDULE II - ALLOWANCES

                                 (IN MILLIONS)


                                                                   ADDITIONS      ADDITIONS
                                                   BALANCES AT     CHARGED TO     CHARGED TO
                                                    BEGINNING      COSTS AND        OTHER                       BALANCE AT
DESCRIPTION                                          OF YEAR        EXPENSES       ACCOUNTS     DEDUCTIONS     END OF YEAR
- -----------                                       -------------   ------------    ----------    -----------    -----------
FOR THE YEAR ENDED DECEMBER 31, 1995
Allowances Deducted from Assets
   Lease contracts receivable..................     $288.7           $  0.3         $ 31.3       $ 44.2(a)       $276.1
   Accounts and notes receivable...............       57.9            124.6            --          83.0(b)         99.5
   Inventories.................................       13.7             19.1            --          13.3(c)         19.5
   Valuation allowance for deferred taxes......      111.1             20.8            --           5.6           126.3
                                                    ------           ------         ------       ------          ------
       Total Allowances Deducted from Assets...     $471.4           $164.8          $31.3       $146.1          $521.4
                                                    ======           ======         ======       ======          ======

FOR THE YEAR ENDED DECEMBER 31, 1994
Allowances Deducted from Assets
   Lease contracts receivable..................    $301.8            $  --           $21.4       $ 34.5(a)       $288.7
   Accounts and notes receivable...............      53.0              50.6            --          45.7(b)         57.9
   Inventories.................................      15.0              28.2            --          29.5(c)         13.7
   Valuation allowance for deferred taxes......      92.3              18.8            --           --            111.1
                                                   ------            ------         ------       -------         ------
       Total Allowances Deducted from Assets...    $462.1            $ 97.6          $21.4       $109.7          $471.4
                                                   ======            ======         ======       =======         ======

FOR THE YEAR ENDED DECEMBER 31, 1993
Allowances Deducted from Assets
   Lease contracts receivable..................    $331.6            $  --           $15.1       $ 44.9(a)       $301.8
   Accounts and notes receivable...............      51.9              74.7            --          73.6(b)         53.0
   Inventories.................................       9.7              20.0            --          14.7(c)         15.0
   Valuation allowance for deferred taxes......      48.6              50.2            --           6.5            92.3
                                                   ------            ------         ------       -------         ------
       Total Allowances Deducted from Assets...    $441.8            $144.9          $15.1       $139.7          $462.1
                                                   ======            ======         ======       =======         ======

________________
(a)  Recognition of lease income
(b)  Accounts written off
(c)  Obsolete parts disposed of, etc.

(b)       Exhibit List.
          -------------

     The following documents are exhibits to this Current Report on Form 8-K.

EXHIBIT
NUMBER           DESCRIPTION OF DOCUMENT
- -------          -----------------------
3(a)             Restated Certificate of Incorporation of EDS (incorporated herein by reference to Exhibit 3(a) to the Registration Statement on Form S-4 of Electronic Data Systems Holding Corporation filed with the Commission on April 16, 1996 (File No. 333-02543)).

3(b)             Amended and Restated Bylaws of EDS (incorporated herein by reference to Exhibit 3(b) to the
                 Registration Statement on Form S-4 of Electronic Data Systems Holding Corporation filed with the Commission on April 16, 1996 (File No. 333-02543)).

4                Rights Agreement, dated as of March 12, 1996, by and between EDS and The Bank of New York, as Rights Agent (incorporated herein by reference to Exhibit 4(c) to the Registration Statement on
                 Form S-4 of Electronic Data Systems Holding Corporation filed with the Commission on April
                 16, 1996 (File No. 333-02543)).

10(a)            Form of Master Service Agreement between General Motors and EDS (portions of which are subject to confidential treatment granted by the Commission) (incorporated herein by reference to Exhibit 10(a) to the Registration Statement on Form S-4 of Electronic Data Systems Holding
                 Corporation filed with the Commission on April 16, 1996 (File No. 333-02543)).

10(b)            1996 Incentive Plan of EDS (incorporated herein by reference to Exhibit 10(b) to the Registration
                 Statement on Form S-4 of Electronic Data Systems Holding Corporation filed with the
                 Commission on April 16, 1996 (File No. 333-02543)).

10(c)            1996 Electronic Data Systems Corporation Stock Purchase Plan (incorporated herein by reference to Exhibit 10(c) to the Registration Statement on Form S-4 of Electronic Data Systems Holding
                 Corporation filed with the Commission on April 16, 1996 (File No. 333-02543)).

10(d)            EDS Supplemental Executive Retirement Plan (incorporated herein by reference to Exhibit 10(d)
                 to the Registration Statement on Form S-4 of Electronic Data Systems Holding Corporation filed with the Commission on April 16, 1996 (File No. 333-02543)).

10(e)            Electronic Data Systems Corporation Deferred Compensation Plan for Non-Employee Directors
                 (incorporated herein by reference to Exhibit 10(e) to the Registration Statement on Form S-4 of
                 Electronic Data Systems Holding Corporation filed with the Commission on April 16, 1996 (File
                 No. 333-02543)).

10(f)            Form of Indemnification Agreement entered into by EDS and each of its executive officers and director nominees (incorporated herein by reference to Exhibit 10(f) to the Registration Statement on Form S-4 of Electronic Data Systems Holding Corporation filed with the Commission on April
                 16, 1996 (File No. 333-02543)).

10(g)            Indenture dated as of May 15, 1995 between EDS, a Texas corporation, and Texas Commerce
                 Bank National Association, as trustee (incorporated herein by reference to Exhibit 10(g) to the
                 Registration Statement on Form S-4 of Electronic Data Systems Holding Corporation filed with the Commission on April 16, 1996 (File No. 333-02543)).

10(h)            Revolving Credit and Term Loan Agreement dated as of October 4, 1995 among EDS, Citibank,
                 N.A., as Administrative Agent, and the other financial institutions identified therein as Arrangers,
                 Managers and Lenders (incorporated herein by reference to Exhibit 10(h) to the Registration
                 Statement on Form S-4 of Electronic Data Systems Holding Corporation filed with the
                 Commission on April 16, 1996 (File No. 333-02543)).


10(i)            Mullti-Currency Revolving Credit Agreement dated as of October 4, 1995 among EDS, Citibank,
                 N.A., as Administrative Agent, and the other financial institutions identified therein as Arrangers,
                 Managers and Lenders (incorporated herein by reference to Exhibit 10(i) to the Registration
                 Statement on Form S-4 of Electronic Data Systems Holding Corporation filed with the
                 Commission on April 16, 1996 (File No. 333-02543)).

10(j)            Registration Rights Agreement dated March 12, 1995 between General Motors and United States
                 Trust Company of New York, as trustee of the General Motors Hourly-Rate Pension Plan
                 (incorporated herein by reference to Exhibit 10(j) to the Registration Statement on Form S-4 of
                 Electronic Data Systems Holding Corporation filed with the Commission on April 16, 1996 (File
                 No. 333-02543)).

10(k)            Form of Succession Agreement among General Motors, United States Trust Company of New
                 York and EDS (incorporated herein by reference to Exhibit 10(k) to the Registration Statement on Form S-4 of Electronic Data Systems Holding Corporation filed with the Commission on April
                 16, 1996 (File No. 333-02543)).

10(l)            1984 EDS Stock Incentive Plan (incorporated herein by reference to Exhibit 10(l) to the
                 Registration Statement on  Form S-4 of Electronic Data Systems Holding Corporation filed with the
                 Commission on April 16, 1996 (File No. 333-02543)).

10(m)            Form of Separation Agreement between General Motors and EDS (incorporated herein by reference to Exhibit 2(b) to the Registration Statement on Form S-4 of Electronic Data Systems
                 Holding Corporation filed with the Commission on April 16, 1996 (File No. 333-02543)).

10(n)           Amended and Restated Agreement for the Allocation of United States Federal, State and Local
                Income Taxes dated as of April 2, 1996 between General Motors and EDS (incorporated herein by reference to Exhibit 2(c) to the Registration Statement on Form S-4 of Electronic Data Systems
                Holding Corporation filed with the Commission on April 16, 1996 (File No. 333-02543)).

21              Subsidiaries of EDS (incorporated herein by reference to Exhibit 21 to the Registration Statement on Form S-4 of Electronic Data Systems Holding Corporation filed with the Commission on April
                16, 1996 (File No. 333-02543)).

                                  SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                                ELECTRONIC DATA SYSTEMS
                                                  HOLDING CORPORATION


                                           By: /s/ Joseph  M. Grant
                                              -----------------------------

                                           Name:   Joseph M. Grant
                                                ---------------------------

                                           Title:  Chief Financial Officer
                                                 --------------------------


May 17, 1996